      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 10, 1998

                                                      REGISTRATION NO. 333-22727

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------


                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM SB-2


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------


                              AVIATION GROUP, INC.
                 (Name of small business issuer in its charter)


            TEXAS                              4581                        75-2631373
  (State or jurisdiction of         (Primary Standard Industrial        (I.R.S. Employer
incorporation or organization)       Classification Code Number)       Identification No.)



                                                   LEE SANDERS, PRESIDENT
     700 NORTH PEARL STREET                         AVIATION GROUP, INC.
           SUITE 2170                        700 NORTH PEARL STREET, SUITE 2170
      DALLAS, TEXAS  75201                          DALLAS, TEXAS  75201
         (214) 922-8100                                (214) 922-8100
(Address and telephone number of             (Name, address and telephone number
  principal executive offices)                      of agent for service)


                                 ---------------


                                    Copy to:

                            DARYL B. ROBERTSON, ESQ.
                 JENKENS & GILCHRIST, A PROFESSIONAL CORPORATION
                          1445 ROSS AVENUE, SUITE 3200
                               DALLAS, TEXAS 75202
                                 (214) 855-4500


                                   ----------



       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

NOTE:

THE CHANGES FROM THE FINAL SB-2 REGISTRATION STATEMENT FILED IN AUGUST 1997, AS CONTAINED IN THIS POST-EFFECTIVE AMENDMENT NO. 1, WERE VERY EXTENSIVE. A MARKED VERSION WOULD NOT BE MEANINGFUL TO SHOW REVISED LANGUAGE.

                              AVIATION GROUP, INC.

                        2,667,639 SHARES OF COMMON STOCK


       This Prospectus relates to the offer and sale by Aviation Group, Inc. (the "Company") of up to (i) 1,216,700 shares of its common stock, $.01 par value per share (the "Common Stock"), pursuant to outstanding Redeemable Common Stock Purchase Warrants (the "Warrants"), (ii) 100,000 shares of Common Stock and 100,000 Warrants (the "Underlying Warrants") pursuant to outstanding Underwriters' Warrants (the "Underwriters' Warrants"), and (iii) 105,800 shares of Common Stock pursuant to the Underlying Warrants. The Warrants and Underlying Warrants are exercisable between August 13, 1999 and August 13, 2002. Each Warrant and Underlying Warrant entitles its holder to purchase 1.058 shares of Common Stock at an exercise price of $6.52 per share. The Warrants may be redeemed by the Company after August 13, 1999 upon 30 days' written notice at $0.10 per Warrant, if the closing bid quotations or sales prices of the Common Stock have averaged at least $9.4875 for a period of any 20 consecutive trading days ending on the 10th day prior to the day on which the Company gives notice. The holders of the Underwriters' Warrants may purchase, at any time after August 13, 1998 until August 13, 2002, up to 100,000 shares of Common Stock at $9.4875 per share and up to 100,000 Underlying Warrants at $11.38 per Warrant.

       This Prospectus also relates to the offer and sale by certain selling securityholders ("Selling Shareholders") named herein under "Selling Shareholders" of up to (i) 927,624 shares of Common Stock,(ii) a maximum of 135,245 shares of Common Stock that may be issued upon exercise of outstanding warrants, and (iii) a maximum of 182,870 shares of Common Stock that may be issued upon conversion of outstanding convertible notes.

       The Company will receive no part of the proceeds of any sales by the Selling Shareholders. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by Selling Shareholders will be borne by the Selling Shareholders. The outstanding shares of Common Stock held by the Selling Shareholders were originally issued by the Company in private transactions. See "Selling Shareholders."

       The Common Stock and the Warrants are traded on The Nasdaq SmallCap Market ("Nasdaq") and the Boston Stock Exchange ("BSE"). On July 6, 1998, the closing trading prices for the Common Stock and Warrants were $35/8 and $1 1/4, respectively. The Selling Shareholders may from time to time sell all or a portion of their shares of Common Stock on the Nasdaq or BSE or in the over-the-counter market or on any national securities exchange or automated interdealer quotation system on which the Common Stock may hereafter be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The shares of Common Stock may be sold directly or through brokers or dealers or in a distribution by one or more underwriters on a firm commitment or best efforts basis. One Selling Shareholder, the Casper Air Service Employee Stock Ownership Plan and Trust (the "ESOP"), may distribute its shares of Common Stock to its participants. See "Plan of Distribution." Each Selling Shareholder and any agent or broker-dealer participating in the distribution of the Securities may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Any commissions received by and any profit on the resale of the shares of Common Stock may be deemed to be underwriting commissions or discounts under the Securities Act.

       Brokers or dealers effecting transactions in the shares of Common Stock on behalf of the Selling Shareholders should confirm the registration thereof under the securities laws of the states in which such transactions occur or the existence of an exemption from registration.

       SEE "RISK FACTORS" ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                ---------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                  THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is July 10, 1998.

                               PROSPECTUS SUMMARY

       The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Except as otherwise indicated, the information contained in this Prospectus does not assume the exercise of currently outstanding options or warrants. In addition to the other information in this Prospectus, prospective investors should carefully consider the information set forth under the heading "Risk Factors."

                                   THE COMPANY

       Aviation Group, Inc., a Texas corporation (the "Company"), is a provider of services and products to airline companies and other aviation firms. Although its primary market is the United States, the Company ultimately aspires to compete in the global marketplace. In addition to growth of its existing businesses, the Company seeks to grow via the acquisition of other aviation service businesses that complement and strengthen the Company's existing operations.

       The Company was organized in December 1995 to consolidate the ownership of Tri-Star Aircraft Services, Inc. ("TriStar Paint"), Tri-Star Airline Services, Inc. ("Airline Services") and Pride Aviation, Inc. ("Pride"). On December 20, 1995, the Company acquired all the outstanding shares in TriStar Paint and Airline Services in exchange for the issuance of 1,000,000 shares of Common Stock. On March 1, 1996, in connection with the Company's acquisition of Pride, the Company paid $486,000 cash and issued 10%, five-year Convertible Notes in the aggregate principal amount of $857,000, and 100,250 shares of Common Stock. On August 19, 1997, the Company closed an initial public offering (the "IPO") of 1,150,000 shares of its Common Stock and 1,150,000 Redeemable Common Stock Purchase Warrants (the "Warrants"), which resulted in net proceeds to the Company of $5,283,000. On August 19, 1997, the Company acquired all of the outstanding stock of Casper Air Service, a Wyoming corporation ("CAS") in exchange for the payment of approximately $1,167,000 in cash and the issuance of 153,565 shares of Common Stock with a value of approximately $883,000. CAS is a full-service, fixed-base operating station ("FBO") located in Casper, Wyoming and has been in business continuously since 1946. On March 23, 1998, the Company acquired all of the outstanding equity interests in Aero Design, Inc. and Battery Shop, L.L.C. (collectively, "Aero Design") in exchange for the payment of $753,000 in cash and the issuance of 134,398 shares of Common Stock with a value of approximately $547,000. Aero Design manufactures, sells and repairs aircraft batteries at its facilities near Nashville, Tennessee.

       The Company is currently organized into three divisions devoted to the Company's primary lines of business. These business segments are as follows:

o Overhaul & Service Division: The Overhaul & Service Division, through TriStar Paint and Pride, provides painting and paint stripping services for commercial and freight aircraft at their facilities located in Portland, Oregon and New Iberia, Louisiana. Pride's primary customers are United Airlines, Inc. and Federal Express. TriStar Paint provides paint services on a plane-by-plane bid basis to a variety of customers.

       In March 1998, the Company expanded the scope of this division by acquiring Aero Design, Inc., a Tennessee-based manufacturer of aircraft batteries for the commercial airline industry, and Battery Shop, L.L.C., a sister company that repairs batteries for the aviation industry.

o Ground Handling & Services Division: Through Airline Services, the Ground Handling & Services Division provides aircraft ground handling and light catering services to a variety of passenger and freight airlines at various airports, including DFW International, Oakland International and Kansas City International, for customers such as United Parcel Service, Southwest Airlines, United Airlines, Inc., Champion Air and Northwest Airlines, among others.

o FBO Operations & Airport Management Division: In July 1996, the Company began to operate its FBO Division. The Company's fixed base operation, located at Natrona County International Airport in Casper, Wyoming provides fuel and light maintenance services to general aviation, corporate and light freight aircraft customers. There are presently over 1,700 operators of FBO's serving the United States.

       The Company believes that airlines will increase the outsourcing of their maintenance and service requirements to third party vendors in the future. According to U.S. Department of Transportation statistics, the nine major U.S. airlines expended 20% of their maintenance budgets with outsourcing vendors in 1994. There are over 10,000 aviation maintenance and service vendors worldwide. The Company believes that the aviation FBO industry is highly fragmented. It also believes that its existing operations, enhanced by additional growth and acquisitions of complementary businesses, will enable it to provide quality customer service with financial, insurance, and other operating economies-of-scale that major customers increasingly require. The Company does not presently intend to operate as a commercial airline or as a provider of commercial jet engine or airframe overhaul services.

       The principal executive offices of the Company are located at 700 North Pearl Street, Suite 2170, Dallas, Texas 75201, telephone number (214) 922-8100.

                                  THE OFFERING

Common Stock Offered by the                 1,422,500 shares total, consisting of (i) a maximum of
   Company................................  1,216,700 shares that may be issued upon exercise of outstanding Warrants at $6.52 per share, (ii) a maximum of
                                            100,000 shares that may be issued upon exercise of
                                            outstanding Underwriter's Warrants at $9.4875 per share,
                                            and (iii) a maximum of 105,800 shares that may be issued
                                            upon exercise of the Underlying Warrants at $6.52 per
                                            share.

Common Stock Offered by                     1,245,739 shares total, consisting of (i) 927,624 outstanding
   Selling Securityholders................  shares, (ii) a maximum of 135,245 shares that may be issued upon exercise of outstanding warrants, and (iii) a maximum of 182,870 shares that may be issued upon conversion of
                                            outstanding convertible notes.

Underlying Warrants Offered by              Up to 100,000 Underlying Warrants that may be issued upon the the Company............................  exercise of outstanding Underwriters' Warrants at $11.38 per
                                            Underlying Warrant.

Warrants and Underlying Warrants
            Exercise Terms................  Each Warrant and Underlying Warrant entitles the holder to purchase, anytime after August 13, 1999, 1.058 shares of Common
                                            Stock at an exercise price of $6.52 per share.

            Expiration Date...............  August 13, 2002.

            Redemption....................  Subject to redemption after August 13, 1999, with the prior consent of the underwriter of the Company's IPO, at a
                                            price of $0.10 per Warrant or Underlying Warrant upon 30
                                            days written notice, provided that the average closing bid quotations or sales prices of the Common Stock equal or
                                            exceed $9.4875 for 20 consecutive trading days ending on
                                            the tenth day prior to the date on which the Company gives notice of redemption. See "Description of
                                            Securities--Warrants."

Common Stock Outstanding(1)...............  3,257,992 shares.

Warrants Outstanding......................  1,150,000 Warrants to purchase 1,216,700 shares of Common Stock.

Use of Proceeds by the Company............  Because the timing of receipt is unpredictable, the Company expects to use the net proceeds of any sales by the Company for working capital and general corporate purposes. The Company receives no proceeds from any sales of Common Stock by the Selling
                                            Securityholders.

Risk Factors..............................  The Securities involve a high degree of risk.  See "Risk Factors."

Nasdaq Symbols:
                        Common Stock......  AVGP
                        Warrants..........  AVGPW

Boston Stock Exchange Symbols:
                        Common Stock......  AVG
                        Warrants..........  AVGW

-------------------

(1) Excludes approximately 150,000 shares of Common Stock reserved for the Company's 1997 Stock Option Plan and shares of Common Stock issuable upon the exercise of (i) the 1,150,000 outstanding Warrants, (ii) the Underwriter's Warrants and the Underlying Warrants, (iii) outstanding warrants to purchase up to 632,245 shares of Common Stock, and (iv) outstanding promissory notes totaling $810,543, as of June 30, 1998, that were convertible for up to 182,870 shares of Common Stock.

(2) After deducting underwriting discounts and other expenses of this Offering, including the Underwriter's non-accountable expense allowance, but excluding any exercise of the Underwriter's over-allotment option.

                          SUMMARY FINANCIAL INFORMATION

       The summary financial information set forth below is derived from (i) the consolidated financial statements of the Company and its predecessors TriStar Paint and Airline Services for the nine months ended June 30, 1996 and the notes thereto, (ii) the consolidated financial statements for the Company as of and for the year ended June 30, 1997, and the notes thereto, and (iii) the unaudited condensed consolidated financial statements as of and for the nine months ended March 31, 1998 and 1997, all contained elsewhere in the Prospectus. This information should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations." Interim results, in the opinion of management of the Company, include all adjustments (consisting solely of normal recruiting adjustments) necessary to present fairly the financial information for such periods; however, such results are not necessarily indicative of the results that may be expected for any other interim period or for a full year. The pro forma financial information included herein is presented for informational purposes only and may not reflect the Company's future results of operations and financial position or what the results of operations and financial position of the Company would have been had the CAS acquisition actually occurred as of July 1, 1996.

                                                                                        Pro Forma
                                         Nine Months                    Pro Forma      Nine Months
                                            Ended       Year Ended      Year Ended        Ended               Nine Months Ended
                                          June 30,       June 30,        June 30,       March 31,                 March 31,
                                            1996           1997          1997(1)         1998(1)           1998            1997
                                        ------------   ------------    ------------    ------------    ------------    ------------
                                                                       (Unaudited)     (Unaudited)     (Unaudited)     (Unaudited)
STATEMENTS OF OPERATIONS DATA:

Revenue ..............................  $  3,881,000   $  9,718,000    $ 16,463,000    $ 14,848,000    $ 14,150,000    $  6,664,000
Gross profit .........................     1,043,000      2,308,000       3,410,000       3,495,000       3,365,000       1,369,000
General and administrative
  and depreciation and
  amortization expenses ..............       906,000      2,461,000       3,402,000       4,042,000       3,942,000       1,713,000
                                        ------------   ------------    ------------    ------------    ------------    ------------

Income (loss) from operations ........       137,000       (153,000)          8,000        (547,000)       (577,000)       (344,000)
Interest expense and other, net ......        69,000        375,000         453,000         219,000         208,000         153,000
                                        ------------   ------------    ------------    ------------    ------------    ------------
Income (loss) before income taxes.....        68,000       (528,000)       (445,000)       (766,000)       (785,000)       (497,000)
Provision (benefit) for income taxes..        34,000        (52,000)       (149,000)       (221,000)       (228,000)       (164,000)
                                        ------------   ------------    ------------    ------------    ------------    ------------
Net income (loss) ....................  $     34,000   $   (476,000)   $   (296,000)       (545,000)   $   (557,000)   $   (333,000)
                                        ============   ============    ============    ============    ============    ============

Net income (loss) per common
  and common equivalent share
  - basic and diluted (2) ............  $       0.02   $      (0.27)   $      (0.15)   $      (0.18)   $     ( 0.18)   $     ( 0.18)
                                        ============   ============    ============    ============    ============    ============
Weighted average common and
  common equivalent shares
  outstanding (2) ....................     1,497,511      1,759,707       1,913,342       3,014,757       3,058,261       1,812,859
                                        ============   ============    ============    ============    ============    ============


                                                                            June 30,           March 31,
                                                                              1997               1998
                                                                          -----------         -----------
BALANCE SHEET DATA:
Working capital (deficit)................................                 $  (516,000)        $ 1,422,000
Total assets.............................................                   5,111,000          13,102,000
Long-term debt, net of current portion...................                   1,292,000           1,115,000
Total liabilities........................................                   3,882,000           5,440,000
Shareholders' equity ....................................                   1,229,000           7,662,000

------------------

(1) Represents the historical statements of operations for the year ended June 30, 1997 and the nine month period ended March 31, 1998, as adjusted on a pro forma basis to give effect to the acquisitions of Pride and CAS as if they had occurred at the beginning of those respective fiscal periods. See "Unaudited Pro Forma Combined Financial Information."

(2) See Note B "Summary of Significant Accounting Policies--Earnings (Loss) Per Common Share" in the Notes to Consolidated Financial Statements for the Company for the year ended June 30, 1997.

                                  RISK FACTORS

       In addition to the other information in this Prospectus, prospective investors should carefully consider the following risk factors in evaluating the Company and its business before purchasing the Securities offered hereby.

DEPENDENCE ON ONE CUSTOMER

       Pride's contract with United Airlines, Inc. ("United") to provide aircraft stripping and painting services accounted for approximately 35% of the Company's revenues for the nine months ended March 31, 1998. On a pro forma basis including CAS, the contract with United would have accounted for 32% of the Company's revenues for the nine months ended March 31, 1998. The contract with United expires in 1999, but is cancelable prior to that date by United upon 90 days prior written notice. The Company is negotiating with United to extend the contract for an additional five years, but there can be no assurance that such extension can be obtained on reasonable terms. During the high travel seasons of the summer months and the Thanksgiving and Christmas holiday seasons, United curtails its aircraft deliveries to Pride. Although Pride reduces its overhead to some extent during these periods, it has historically experienced losses during these periods. If United expands these curtailments, the Company's results of operations may be materially adversely affected. Although Pride has located additional customers for these slack periods, there can be no assurance that Pride will be able to retain these customers. While the Company has broadened its customer base so that it has become less dependent on United, any termination of the contract or material curtailment of plane deliveries by United, including reductions as a result of economic or competitive pressures on United, would adversely affect the Company's business, financial conditions and results of operation. There can be no assurance that United will continue to use Pride's stripping and painting services.

GENERAL CUSTOMER RISKS RELATED TO THE AIRLINE INDUSTRY

       The airline industry is significantly affected by general economic conditions. Because a substantial portion of business and personal airline travel is discretionary, the industry tends to experience adverse financial results during general economic downturns. Economic and competitive conditions since deregulation of the airline industry in 1978 have contributed to a number of bankruptcies and liquidations among airlines. A worsening of current economic conditions, or an extended period of recession nationally or regionally, could have a material adverse effect on the Company's operations. The Company will not have any control over these general economic conditions.

SEASONALITY

       The Company's painting business is seasonal, which can adversely affect the Company's results of operations from quarter to quarter. Typically, customers will have fewer aircraft painted during the summer months and the holiday season from approximately November 15 through January 1 of each year.

RISK OF FUTURE LOSSES FROM OPERATIONS

       The Company experienced net losses of $476,000 and $557,000 for the year ended June 30, 1997 and nine months ended March 31, 1998, respectively. This loss was primarily due to increases in goodwill and amortization from the Pride and CAS acquisitions, start up costs in the Company's FBO division, indirect costs of the Company's initial public offering and increased corporate overhead incurred to support anticipated future growth. There can be no assurance that the Company will be profitable or that the Company's businesses will be successful in the future.

NO ASSURANCE OF SUCCESSFUL ACQUISITIONS; UNSPECIFIED ACQUISITIONS

       The Company intends to consider acquisitions of other companies that could complement the Company's existing business, including acquisitions of complementary service and product lines. There can be no assurance that suitable acquisition candidates can be identified, or that, if identified, adequate and acceptable financing sources will be available to the Company that would enable it to consummate these transactions. The Company is currently evaluating a number of acquisition opportunities. No commitments or binding agreements have been entered into to date, and accordingly no assurance can be given that any of the acquisitions currently being considered will be consummated. There can be no assurance that the Company will be able to integrate successfully any acquired companies or service or product lines into its existing operations, which could increase the Company's operating expenses in the short-term and materially and adversely affect the Company's results of operations. Moreover, any acquisition by the Company may result in potentially dilutive issuances of equity securities, the incurrence of additional debt, and amortization of expenses related to goodwill and intangible assets, all of which could adversely affect the Company's profitability.

Acquisitions involve numerous risks, such as the diversion of the attention of the Company's management from other business concerns, the entrance of the Company into markets in which it has had no or only limited experience, and the potential loss of key employees of the acquired company, all of which could have a material adverse effect on the Company's business, financial condition, and results of operations. See "Business--Acquisitions of Complimentary Businesses."

RISKS OF CAS'S BUSINESS

       CAS's business exposes it to possible claims for personal injury, death or property damage which may result from the failure or malfunction of propellers, avionics systems, accessories and engines serviced by CAS, or aircraft parts sold by CAS. CAS currently has in force aviation products, premises and hangarkeepers insurance which the Company believes provides coverage in amounts and on terms that are generally consistent with industry practice. During the last five years, CAS has not experienced any material product liability claims related to its products.

       CAS's inventory consists principally of new and remanufactured aircraft parts held for sale to domestic and international customers. Before any part may be installed in an aircraft, the part must meet certain standards of condition established by the FAA or the equivalent regulatory agencies in other countries. Parts must also be traceable to sources deemed acceptable by such agencies. While the Company believes that all such regulations have been met in the past, parts owned or acquired by CAS may not meet standards as they change in the future, causing parts in CAS's inventory to be scrapped or modified. Aircraft manufacturers may also develop new parts to be used in lieu of parts already contained in CAS's inventory. As a consequence of these factors, parts in CAS's inventory may fall in value.

DEPENDENCE ON ABILITY TO MANAGE GROWTH

       The Company's ability to produce and market its services competitively to the airline industry depends on its ability to implement and continually expand its operational and financial systems, recruit sufficient qualified employees and train, manage and motivate both current and new employees. Failure to effectively manage the growth of the Company would have a material adverse effect on the business of the Company.

ADDITIONAL FINANCINGS OR OFFERINGS

       There can be no assurance that the Company's current capital resources will be sufficient to enable the Company to implement fully its business strategies. As a result, the Company may need to raise additional funds through equity or debt financings. No assurance can be given that such additional financings will be available on terms acceptable to the Company, if at all. Further, any such financings may result in further dilution to the Company's stock and higher interest expense and may not be on terms that are favorable to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON KEY PERSONNEL

       The Company's future success depends, in large part, on the efforts and abilities of its management team, including Lee Sanders. The loss of the services of any of these managers could have a material adverse affect on the business of the Company. The Company has employment agreements with Mr. Sanders and certain other members of its management team. Mr. Sanders is currently the beneficial owner of 35% of the Company's outstanding Common Stock. See "Principal Shareholders." The successful implementation of the Company's business strategies depends on the hiring and retention of additional management and other personnel. There can be no assurance that the Company will be able to identify and attract additional qualified management and other personnel when needed or that the Company will be successful in retaining such additional management and personnel if added. Moreover, there can be no assurance that the additional costs associated with the hiring of additional personnel will not adversely affect the Company's results of operations. See "Management." The Company is the beneficiary of a $1,000,000 key man life insurance policy on Mr. Sanders.

EMPLOYEE COSTS

       Although the Company believes that it will operate with lower personnel costs than many established airline service providers, principally due to lower base salaries and greater flexibility in the utilization of personnel, there can be no assurance that the Company will continue to realize these advantages for any extended period of time. None of the Company's employees are represented by a labor union. If unionization of the Company's employees occurs, the Company's costs could materially increase.

CONTROL BY EXISTING SHAREHOLDERS AND CERTAIN TRANSACTIONS

       The directors, officers, and principal shareholders of the Company beneficially own a substantial portion of the Company's outstanding Common Stock. As a result, these persons will have a significant influence on the affairs and management of the Company, as well as on all matters requiring shareholder approval, including electing and removing members of the Company's Board of Directors, causing the Company to engage in transactions with affiliated entities, causing or restricting the sale or merger of the Company, and changing the Company's dividend policy. Such concentration of ownership and control could have the effect of delaying, deferring, or preventing a change in control of the Company, even when such a change of control would be in the best interest of the Company's other shareholders. See "Management," "Principal Shareholders" and "Description of Securities."

       The Company currently has an employment agreement with Lee Sanders, the Company's President and Chief Executive Officer, and a consulting arrangement with one of its directors, Charles Weed. See "Management--Employment and Consulting Agreements." The employment agreement with Mr. Sanders was not negotiated on an arms-length basis but was entered into by the Company when he was the sole beneficial owner of the Company. The Company believes that the terms of each of the foregoing agreements are no less favorable to the Company than those available from unaffiliated third parties. Although any future amendments to these employment or consulting arrangements may involve conflicts of interest, the Company intends to minimize them through requiring the approval of the disinterested directors for any amendment. See "Management--Executive Officers and Directors."

COMPETITION

       The airline services industry is highly competitive. Each of the Company's subsidiaries is in direct competition with other companies. Although TriStar Paint also serves as a subcontractor to several heavy maintenance facilities for aircraft, most of these heavy maintenance facilities perform aircraft stripping and painting services as an adjunct to their maintenance operations and, consequently, directly compete with the Company. In ground handling and light catering services and resales of aircraft parts, the Company has numerous competitors. At each major airport at which Airline Services provides such services, there are numerous other companies providing similar services to other airlines and competing directly with the Company. Because many of the Company's competitors have greater resources than the Company, no guarantee or assurance can be given that the Company will be able to compete successfully in providing its services at a competitive but profitable price. See "Business--Competition."

ENVIRONMENTAL REGULATION; HAZARDOUS MATERIALS

       The Company's operations are subject to a substantial amount of government regulation. In particular, the Environmental Protection Agency ("EPA") and state and local regulatory authorities regulate, among other things, emissions to air, discharges to water and the generation, use, storage, transportation, treatment and disposal of the substances employed by the Company in its aircraft stripping and painting operations. The Company's facilities may require operating permits that are subject to revocation, modification and renewal, violations of which may provide for substantial fines and civil or criminal sanctions. The operation of any facility that handles chemical substances entails risk of adverse environmental impact, including exposure to such substances, and there can be no assurance that material costs or liabilities will not be incurred to rectify any such damage. In addition, potentially significant expenditures could be required in order to comply with environmental, health and safety laws and regulations that may be adopted or imposed in the future. See "Business--Regulation."

FAA REGULATIONS

       The Federal Aviation Administration (the "FAA") regulates most of the Company's business operations. The Company's painting business and battery manufacturing and repair business is dependent upon continued compliance with the requirements of the FAA and maintenance of the FAA's certifications of the Company's subsidiaries. These certifications allow the Company's subsidiaries to perform their services as well as other repair and maintenance services at their facilities. CAS's operations, including charter aircraft, parts sales and repair and maintenance operations, are subject to regulation by the FAA and requires FAA's certificates. Loss of any necessary FAA certifications could have a material adverse effect on the Company's operations and financial condition. See "Business--Regulation."

POSSIBLE VOLATILITY OF STOCK PRICE

       There can be no assurance that the market price of the Common Stock will not decline. The securities of many emerging companies have experienced significant price and volume fluctuations that are, at times, unrelated or disproportionate to the operating performance of such companies. Such fluctuations may be the result of changes in conditions affecting the economy in general, analysts' reports, general trends in the industry, role of market makers, and other events or factors beyond the company's control. These conditions may have a material adverse effect on the market price of the Common Stock.

EFFECT OF PREFERRED STOCK ON RIGHTS OF COMMON STOCK

       The Company's Articles of Incorporation authorize the Board of Directors of the Company to issue "blank check" preferred stock, the relative rights, powers, preferences, limitations, and restrictions of which may be fixed or altered from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power and other rights of the holders of Common Stock. The preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying, or preventing a change in control of the Company that shareholders might consider to be in the Company's best interests. Although the Company has no present intention of issuing any shares of preferred stock, there can be no assurance that the Company will not do so in the future. See "Description of Capital Stock--Preferred Stock."

NO DIVIDENDS

       Since its capitalization, the Company has paid no dividends on its Common Stock. The Company does not presently intend to pay any dividends on its Common Stock. Dividend payments in the future may only be made out of legally available funds, and, if the Company experiences substantial losses, such funds may not be available. See "Dividend Policy."

LISTING AND MAINTENANCE CRITERIA FOR SECURITIES; PENNY STOCK RULES

       The Company's Common Stock and Warrants are presently listed on The Nasdaq SmallCap Market ("Nasdaq") and the Boston Stock Exchange (the "BSE"). If the Common Stock or the Warrants fail to maintain such listings, the market value of the Common Stock and Warrants likely would decline and purchasers in this offering likely would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock and Warrants.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

       This prospectus contains forward-looking statements including statements regarding, among other items, the Company's business strategies, continued growth in the Company's markets, and anticipated trends in the Company's business and the industry in which it operates. The words "believe," "expect," "anticipate," "intends," "forecast," "project," and similar expressions identify forward-looking statements. Such forward-looking statements are based upon the Company's expectations and are subject to a number of risks and uncertainties, many of which are beyond the Company's control. Actual results could differ materially from such forward-looking statements, as a result of the factors described under this "Risk Factors" section and elsewhere herein, including among others, regulatory or economic influences. In light of these risks and uncertainties, there can be no assurance that any forward-looking information contained in this Prospectus will in fact transpire or prove to be accurate. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this section.

                                 DIVIDEND POLICY

       The Company has never paid or declared any cash dividends on the Common Stock and does not intend to pay cash dividends in the foreseeable future. It is the current policy of the Company's Board of Directors to retain any earnings to finance the operations of the Company's business.

       The Company is restricted from paying dividends on its Common Stock by certain covenants in its loan agreements.

                             MARKET FOR COMMON STOCK

       The Common Stock and the Warrants are listed for trading on the Nasdaq and BSE. The Nasdaq trading symbols for the Common Stock and Warrants are "AVGP" and "AVGPW" respectively. The trading symbols for the Common Stock and Warrants on the BSE are "AVG" and "AVGW", respectively. Prior to the Company's IPO on August 19, 1997, there was no public trading market for the Company's securities.

       The following table lists the high and low closing sales prices for each quarter since the Company's IPO.



                                                         COMMON STOCK
                                                  ---------------------------
                                                     HIGH             LOW
                                                  -----------     -----------
August 19, 1997 - September 30, 1997                $11.375         $7.875
October 1, 1997 - December 31, 1997                   9.625          7.250
January 1, 1998 - March 31, 1998                      8.375          2.750
April 1, 1998   - June 30, 1998                       4.375          3.000

       On July 6, 1998, the Common Stock trading price closed at $3 5/8 per share, and the Warrant trading price closed at $1 1/4 per Warrant.

       As of June 30, 1998, there were approximately 800 holders of record of the Company's Common Stock.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

       The Company, through its operating divisions, offers a broad range of services to the aviation industry. The Company ultimately plans to capture a larger market share of the services being outsourced by the airline and corporate aircraft industry, including but not limited to, painting airline and corporate aircraft, corrosion cleaning, ground handling services, light catering, fueling, airport security and passenger service. The Company plans to grow through mergers, acquisitions and internal growth.

       On August 19, 1997, in connection with the Company's acquisition of CAS, the Company paid $1,167,000 in cash and issued 153,565 shares of Common Stock. Because the transaction was accounted for as a purchase, the results of operations of CAS are included in the accompanying financial statements beginning on the August 19, 1997 acquisition date. (See "Unaudited Pro Forma Combined Financial Information" for summary pro forma financial results assuming CAS were part of the Company's operations beginning July 1, 1996.)

SEASONALITY AND VARIABILITY OF RESULTS

       The Company's Overhaul and Service Division experiences significant seasonality and quarter-to-quarter variability in its stripping and painting operations. The annual operating cycle generally reflects escalating strip and paint revenues in the Company's third and fourth fiscal quarters and slower sales in the Company's first and second fiscal quarters. The Company's painting revenues are adversely affected during the airlines' peak traffic seasons of the summer months and the November and December holidays. Currently, a significant percentage of the Company's revenue is generated by the Overhaul and Service Division. Management, therefore, is required to plan cash flow accordingly.

RESULTS OF OPERATIONS

       The following table sets forth a summary of changes in the major categories, presented by division, of revenues, costs of goods sold and operating expenses from each of the previous period's results. These historical results are not necessarily indicative of results to be expected for any future period.

                                                                                    Nine Months Ended
                                                Year           Nine Months              March  31,
                                                Ended             Ended        ----------------------------
                                            June 30, 1997     June 30, 1996        1998             1997
                                            -------------     -------------    -----------      -----------
                                                              (Fiscal Year)            (Unaudited)
OVERHAUL & SERVICE DIVISION(1):
    Net revenues                             $ 8,096,000      $ 3,395,000      $ 7,800,000      $ 5,576,000
    Cost of revenue                           (6,289,000)      (2,479,000)      (5,821,000)      (4,545,000)
    Operating and other expenses, net(4)      (1,549,000)        (622,000)      (1,700,000)      (1,084,000)
    Interest income                                2,000            2,000             --               --
    Interest expense                             (62,000)         (39,000)         (29,000)         (50,000)
                                             -----------      -----------      -----------      -----------
    Pre-tax income (loss)                    $   198,000      $   257,000          250,000      $  (103,000)
                                             ===========      ===========      ===========      ===========
GROUND HANDLING & SERVICES
DIVISION(2):
   Net revenues                              $ 1,070,000      $   486,000        1,056,000      $   726,000
   Cost of revenue                              (609,000)        (359,000)        (796,000)        (379,000)
   Operating and other expenses, net            (310,000)        (141,000)        (311,000)        (213,000)
   Interest income                                  --               --               --               --
   Interest expense                               (3,000)          (1,000)          (4,000)            --
                                             -----------      -----------      -----------      -----------
   Pre-tax income (loss)                     $   148,000      $   (15,000)         (55,000)     $   134,000
                                             ===========      ===========      ===========      ===========

                                                                                    Nine Months Ended
                                                Year           Nine Months              March  31,
                                                Ended             Ended        ----------------------------
                                            June 30, 1997     June 30, 1996        1998             1997
                                            -------------     -------------    -----------      -----------
                                                              (Fiscal Year)            (Unaudited)
FBO OPERATIONS & AIRPORT
MANAGEMENT(3):
   Net revenues                              $   552,000             --        $ 5,294,000      $   362,000
   Cost of revenue                              (512,000)            --         (4,168,000)        (371,000)
   Operating and other expenses, net            (120,000)            --         (1,029,000)         (95,000)
   Interest income                                  --               --               --               --
   Interest expense (loss)                          --               --            (53,000)            --
                                             -----------      -----------      -----------      -----------
   Pre-tax income (loss)                     $   (80,000)     $      --        $    44,000      $  (104,000)
                                             ===========      ===========      ===========      ===========
AVIATION GROUP - CORPORATE
OVERHEAD(5):
   Operating and other expenses, net         $  (482,000)     $  (143,000)     $  (902,000)     $  (321,000)
   Interest income                                  --               --             19,000             --
   Interest expense                             (312,000)         (31,000)        (141,000)        (103,000)
                                             -----------      -----------      -----------      -----------
   Pre-tax income (loss)                     $  (794,000)     $  (174,000)     $(1,024,000)     $  (424,000)
                                             ===========      ===========      ===========      ===========

TOTAL COMPANY:
   Net revenues                              $ 9,718,000      $ 3,881,000      $14,150,000      $ 6,664,000
   Cost of revenue                            (7,410,000)      (2,838,000)     (10,785,000)      (5,295,000)
   Operating and other expenses, net          (2,461,000)        (906,000)      (3,942,000)      (1,713,000)
   Interest income                                 2,000            2,000           19,000             --
   Interest expense                             (377,000)         (71,000)        (227,000)        (153,000)
                                             -----------      -----------      -----------      -----------
   Pre-tax income (loss)                     $  (528,000)     $    68,000      $  (785,000)     $  (497,000)
                                             ===========      ===========      ===========      ===========

--------------

(1) The Company's acquisition of Pride occurred on March 1, 1996. Accordingly, both TriStar Paint and Pride operating results are included for the nine months ended June 30, 1996 (including Pride operating results from March 1, 1996 through June 30, 1996).

(2) Ground Handling & Services Division represent the operating results for all periods summarized of Airline Services, the Company's sole existing subsidiary in this division.

(3) The operations for this division commenced in July 1996. Accordingly, operating results for this division are included herein for periods commencing after June 30, 1996. CAS was acquired in August 1997.

(4) Includes goodwill and other related amortization expenses of $85,000, $189,000 and $184,000 associated with the acquisition of Pride for the nine months ended June 30, 1996, the year ended June 30, 1997 and the nine months ended March 31, 1998, respectively.

(5) Includes operating expenses of the executive officers of the Company and other indirect expenses not directly attributable to the operations of the divisions.

Overhaul & Service Division

       Net revenues consist primarily of gross revenues from stripping and painting and other aircraft coating services to major passenger and freight airlines and corporate aircraft. The Company also contracts with various heavy maintenance bases throughout the United States to provide corrosion prevention programs and light maintenance for aircraft undergoing heavy maintenance work at these bases. Costs of revenues consist largely of direct and indirect labor, direct material and supplies, insurance and other indirect costs applicable to the completion of each contract. Operating expenses consist of all general and administrative and operating costs not included in costs of sales, including but not limited to facilities rent, indirect labor and other overhaul costs.

       Aero Design, Inc., a Tennessee-based aviation battery manufacturing and repair company, was acquired by the Company in late March 1998, and its earnings had negligible current period impact.

       This division of the Company has two painting locations, one at Acadiana Regional Airport in New Iberia, Louisiana and a second facility at Portland International Airport in Portland, Oregon.

Ground Handling & Service Division

       Net revenues consist primarily of gross revenues from a variety of support services including aircraft interior cleaning, exterior washes, lavatory and water services and light catering. Costs of revenues consist largely of direct and indirect labor, direct material and supplies, and other indirect costs. Operating expenses consist of all general and administrative and operating costs not included in costs of sales.

       Airline Services has had operations at Dallas-Fort Worth International Airport since 1990, Dallas Love Field airport since 1986, San Francisco International Airport since 1995 and Gulfport Biloxi Regional Airport since 1994. Additionally, the Company entered into new ground service contracts with customers in 1997 under which it established operations at the Los Angeles International Airport, Oakland International Airport, and Kansas City International Airport. During the third quarter of fiscal 1998, the Company closed its stations at San Francisco International Airport, Los Angeles International Airport and Fort Lauderdale International Airport. See "Business--Ground Handling & Service Division."

FBO Operations & Airport Management

       The Company commenced its FBO operations in July 1996, upon the commencement of business at its initial FBO site located at Redbird Airport in Dallas, Texas. This division generates revenues from the sale of aviation fuel and other services provided to general aviation customers. Costs associated with this activity include primarily fuel, facility rent, and direct labor. In August 1997, the Company acquired CAS, which operates an FBO in Casper, Wyoming. The Company sold its Redbird Airport FBO in February 1998. The financial statements of the Company include the operations of CAS from the date of its acquisition. See "Business--FBO & Airport Management Division."

Aviation Group--Corporate Overhead

       The Company's corporate overhead includes operating expenses of the Company's executive offices and other indirect expenses not directly attributable to the divisions' operations.

NINE MONTHS ENDED MARCH 31, 1998 COMPARED TO NINE MONTHS ENDED MARCH 31, 1997

       Net revenues for the nine month period ended March 31, 1998 increased $7,486,000 or 112% from the nine month period ended March 31, 1997.

       Revenues for the Overhaul Services Division increased $2,224,000 or 40% for the nine months ended March 31, 1998 over the comparable period in the prior year. This increase is due primarily to the contract with Boeing Aircraft to paint seven Boeing 777 aircraft, which began in November 1997 and ran through February 1998. The second phase of this contract was awarded to another vendor. Billings during the third quarter of 1998 on the Boeing contract totaled approximately $959,000. In April 1998, the Company entered into a three year agreement with Federal Express to provide exterior aircraft painting services at the Company's facilities in Portland, Oregon and New Iberia, Louisiana.

       Revenues for the Ground Services Division increased by $330,000 or 45% for the nine month period ended March 31, 1998 over the comparable period in the prior year. This increase is related primarily to increased activity at new stations opened during fiscal 1997, which include Kansas City International Airport, Los Angeles International Airport and Oakland International Airport. Additional revenues were generated on an increased level of activity at Dallas Fort Worth, Oakland and Alliance Airports.

       Revenues for the FBO and Airport Management Division increased by $4,932,000 or 1,362% for the nine months ended March 31, 1998 over the comparable period in the prior year. This increase is due principally to the acquisition of CAS in August 1997. CAS contributed $4,798,000 to revenues for the nine months ended March 31, 1998.

       Aero Design, Inc., a Tennessee-based aviation battery manufacturing and repair company, was acquired by Aviation Group in late March 1998, and its earnings had negligible current period impact.

       Gross profit for the nine month period ended March 31, 1998 increased $1,996,000 or 146% from the nine month period ended March 31, 1997.

       Gross profit for the Overhaul Services Division increased $948,000 or 92% for the nine months ended March 31, 1998 over the comparable period in the prior year. The increase in gross profit year to date is related primarily to the gross profit obtained on the Boeing contract mentioned earlier.

       Gross profit for the Ground Services Division decreased by $87,000 or 25% for the nine months ended March 31, 1998 over the comparable period in the prior year. This decrease is related primarily to the expansion during fiscal 1997 into new stations at Kansas City International Airport, Los Angeles International Airport, Oakland International Airport and Fort Lauderdale International Airport during fiscal 1997 and in the first quarter of 1998 and the "start up" losses generated by these new locations. These losses resulted from the investment in personnel and resources needed to initiate and expand new services at these new airport locations.

       Gross profit for the FBO and Airport Management division increased by $1,135,000 for the nine months ended March 31, 1998 over the comparable period in the prior year. This increase is related primarily to the acquisition of CAS in August 1997. CAS contributed $1,070,000 to gross profit for the company during the nine months ended March 31, 1998.

       The Company's general and administrative expenses increased $1,989,000 or 140% for the nine months ended March 31, 1998 over the comparable prior year period. This increase is due to several factors. Corporate overhead accounted for $569,000 of the increase for the nine months ended March 31, 1998. This increase relates primarily to additions in management infrastructure, higher legal and accounting costs of operating a publicly traded company and additional costs of managing the Company's growth. The addition of CAS in August 1997 increased general and administrative expenses by $812,000 for the nine months ended March 31, 1998.

       The Company's depreciation and amortization expense increased by $240,000 or 82% for the nine months ended March 31, 1998 from the comparable period in the prior year. This increase is related primarily to the acquisition of CAS and the associated depreciation of fixed assets and amortization of goodwill acquired.

       The Company's interest expense increased $55,000 or 36% for the nine months ended March 31, 1998 over the comparable period in the prior year. The increase is due principally to $64,000 of interest expense accreted to the Bridge Notes during the first quarter of 1998 as a result of the Common Stock issued to the Bridge Note holders upon completion of the IPO. Interest expense in presented net of interest income of $60,000 for the nine months ended March 31, 1998.

FISCAL YEAR ENDED JUNE 30, 1997 COMPARED TO THE NINE MONTH FISCAL YEAR ENDED JUNE 30, 1996

       The Company changed its fiscal year end from September 30 to June 30 during 1996.

       The Company's net revenue increased by $5,837,000, or 150%,for the year ended June 30, 1997 compared to the nine months ended June 30, 1996. This increase in revenue resulted primarily from paint activities, which contributed net revenue totaling $8,096,000 for 1997 compared to $3,395,000 for 1996.

       Revenues from Ground Handling for the year ending June 30, 1997 increased 120% to $1,070,000 from $486,000 for the nine month period ending June 30, 1996. Gross margins increased during the period to 43% in fiscal 1997 from 27% in fiscal 1996.

       The Company's costs of revenues increased by $4,572,000, to $7,410,000 for the year ended June 30, 1997 from $2,838,000 for the nine months ended June 30, 1996. This increase in costs of revenues resulted primarily from the acquisition of Pride. Cost of revenues also increased as a percentage, relative to net revenue, to 76%, for the fiscal year ended June 30, 1997 from 73% for the nine months ended June 30, 1996.

       The Company's operating expenses increased by $1,574,000 to $2,480,000 for the year ended June 30, 1997 from $906,000 for the nine months ended June 30, 1996. This increase in operating expenses resulted primarily from the acquisition of Pride, startup FBO expenses of $104,000 and corporate overhead increases of $339,000. Corporate overhead for the nine month period ended June 30, 1996 includes only four months of expense.

       The Company's interest expense has increased primarily from debt related to the Pride transaction and $186,000 in non-cash interest from $500,000 in notes that were issued in February 1997 (the "Bridge Notes").

FINANCIAL CONDITION AND LIQUIDITY

       In February 1997, the Company completed a private offering of $500,000 of its 10% Bridge Note. The proceeds of this offering were used to fund the costs of the Company's IPO, and for general working capital and operating purposes. Upon the successful completion of the IPO in August 1997, the terms of these Bridge Notes required the Company to issue to the holders that number of shares of Common Stock which equals $250,000 divided by the initial public offering price. Accordingly, $250,000 of the proceeds has been allocated to equity and credited to paid in capital and the notes payable were recorded at a discounted amount of $250,000. The discount was amortized to interest expense over the period from the completion of the Bridge Note offering until August 19, 1997, which was the consummation date of the IPO. Unamortized discount at June 30, 1997 totaled $64,000.

       The Company realized approximately $5.3 million in net proceeds from the IPO in August 1997. The proceeds have been used to repay the 10% Bridge Notes of $500,000, fund the cash portion of the CAS acquisition of $1,167,000, fund the cash portion of the Aero Design acquisition of $753,000, and to repay approximately $700,000 of bank and other indebtedness, and will be used in the future to fund capital expenditures for existing operations, facilities improvements, acquisition of other aviation services companies and general working capital for operations and other corporate purposes. The Company's capital structure has improved significantly as a result of completing the IPO.

       The Company believes that existing funds, together with future credit lines and bank financing, and cash generated from operations will be adequate for its anticipated cash needs. Management feels the proceeds from the IPO will allow it to experience accelerated growth both internally and through well planned acquisitions of aviation services companies.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

       The following sets forth the Company's Unaudited Pro Forma Consolidated Statements of Operations for the fiscal year ended June 30, 1997, and the nine month interim period ended March 31, 1998, in each case giving effect to: (i) the CAS acquisition in August 1997, and (ii) the IPO and the application of the net proceeds therefrom. The CAS acquisition was accounted for using the purchase method of accounting. The Company's Unaudited Pro Forma Consolidated Statements of Operations present such events as if each had been consummated at the beginning of the periods presented. CAS was a consolidated subsidiary of the Company at March 31, 1998, and is accordingly included in the Company's actual balance sheet for that period. Aero Design, which was acquired by the Company on March 23, 1998, had minimal operations for the year ended June 30, 1997, and, accordingly, its operating results are not included herein.

       The Unaudited Pro Forma Consolidated Statements of Operations of the Company are presented for illustrative purposes only and does not purport to present the results of operations of the Company had the CAS acquisition and the IPO occurred on the dates indicated, nor are they necessarily indicative of the results of operations which may be expected to occur in the future.

       The following unaudited pro forma consolidated financial information should be read in connection with the more detailed information, including the financial statements and notes thereto included elsewhere in this Prospectus.

                      AVIATION GROUP, INC. AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                         FISCAL YEAR ENDED JUNE 30, 1997

                                                            Casper Air Service
                                             Fiscal Year    Operations for the                     Fiscal Year
                                                Ended              Year                               Ended
                                            June 30, 1997     Ended April 30,                     June 30, 1997
                                                Actual             1997         Adjustments(1)       Proforma
                                            --------------  ------------------  --------------    --------------
                                                                                 (unaudited)       (unaudited)

Revenue                                      $  9,718,000      $  6,745,000                        $ 16,463,000
Cost of revenue                                 7,410,000         5,643,000                          13,053,000
                                             ------------      ------------      ------------      ------------
   Gross profit                                 2,308,000         1,102,000              --           3,410,000
                                             ------------      ------------      ------------      ------------

General and administrative expenses             2,048,000           513,000              --           2,561,000
Depreciation and amortization (2)                 413,000           239,000           189,000           841,000
                                             ------------      ------------      ------------      ------------
                                                2,461,000           752,000           189,000         3,402,000
                                             ------------      ------------      ------------      ------------

Income (loss) from operations                    (153,000)          350,000          (189,000)            8,000

Other income (expenses)
   Other income                                      --              64,000              --              64,000
   Interest income                                  2,000            26,000              --              28,000
   Interest expense                              (377,000)         (168,000)             --            (545,000)
                                             ------------      ------------      ------------      ------------
                                                 (375,000)          (78,000)             --            (453,000)
                                             ------------      ------------      ------------      ------------

Income (loss) before provision                   (528,000)          272,000          (189,000)         (445,000)
   for income taxes
Provision (benefit) for income taxes               52,000            97,000              --             149,000

Loss from discontinued operations,                   --             (99,000)           99,000              --
   net of tax                                ------------      ------------      ------------      ------------

Net income (loss)                            $   (476,000)          270,000           (90,000)         (296,000)
                                             ============      ============      ============      ============

Net income (loss) per
   common and common equivalent
   share - basic and diluted (unaudited)     $      (0.27)                                                (0.15)
                                             ============                                          ============

Weighted average common
   and common equivalent shares
   outstanding (unaudited)                      1,759,707                                             1,913,342(3)
                                             ============                                          ============

                      AVIATION GROUP, INC. AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                        NINE MONTHS ENDED MARCH 31, 1998

                                                        Casper Air Service
                                          Nine Months     Operations for         Nine Months
                                            Ended            July 1 to             Ended
                                        March 31, 1998        July 31,         March 31, 1998
                                            Actual            1997 (4)            Proforma
                                         ------------      ------------         ------------
Revenue                                  $ 14,150,000      $    698,000         $ 14,848,000
Cost of revenue                            10,785,000           568,000           11,353,000
                                         ------------      ------------         ------------
   Gross Profit                          $  3,365,000           130,000            3,495,000
                                         ------------      ------------         ------------

General and administrative expenses         3,411,000            79,000            3,490,000
Depreciation and amortization                 531,000            21,000              552,000
                                         ------------      ------------         ------------
                                            3,942,000           100,000            4,042,000
                                         ------------      ------------         ------------

Income (loss) from operations                (577,000)           30,000             (547,000)
                                         ------------      ------------         ------------

Other income (expenses)                        19,000                                 19,000
Interest expense, net                        (227,000)          (11,000)            (238,000)
                                         ------------      ------------         ------------
Other, net                                   (208,000)          (11,000)            (219,000)
                                         ------------      ------------         ------------


Income (loss) before provision               (785,000)           19,000             (766,000)
  for income taxes
Provision (benefit) for income taxes          228,000            (7,000)             221,000
                                         ------------      ------------         ------------

Net income (loss)                        $   (557,000)           12,000         $   (545,000)
                                         ============      ============         ============

Net income (loss)
  per common and common
  equivalent share - basic
  and diluted (unaudited)                $      (0.18)                          $      (0.18)
                                         ============                           ============

Weighted average common                     3,014,757                              3,014,757(3)
  and common equivalent shares           ============                           ============
  outstanding (unaudited)

                      AVIATION GROUP, INC. AND SUBSIDIARIES
       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(1) Adjustments include the elimination of income and expenses totaling $99,000 for the year ended June 30, 1997 associated with the aircraft charter operations of CAS, which the Company did not continue after the acquisition of CAS.

(2) Includes additional amortization, principally of goodwill (amortized over a 20-year period), of $189,000 from the CAS acquisition for the pro forma period ended June 30, 1997.

(3) Includes 153,635 shares of Common Stock (at the initial public offering price of $5.75 per share) issued to the shareholders of CAS upon the consummation of the CAS transaction.

(4) CAS was acquired in August 1997. Accordingly, only the operating results for the month ended July 31, 1997 are included. Results from the CAS aircraft charter operations for the month ended July 31, 1997 were minimal and, accordingly, such results are not presented as pro forma adjustments.

                                    BUSINESS

GENERAL

       Aviation Group, Inc., a Texas corporation (the "Company"), is a provider of services and products to airline companies and other aviation firms. Although its primary market is the United States, the Company ultimately aspires to compete in the global marketplace. In addition to growth of its existing businesses, the Company seeks to grow via the acquisition of other aviation service businesses that complement and strengthen the Company's existing operations.

       The Company was organized in December 1995 to consolidate the ownership of Tri-Star Aircraft Services, Inc. ("TriStar Paint"), Tri-Star Airline Services, Inc. ("Airline Services") and Pride Aviation, Inc. ("Pride"). At that time, the Company acquired all of the outstanding shares in TriStar Paint and Airline Services from The Sanders Companies, Inc. ("Sanders Companies") in exchange for the issuance of 1,000,000 shares of Common Stock to Sanders Companies. Sanders Companies is wholly owned by the Company's President and Chief Executive Officer, Lee Sanders. On March 1, 1996, in connection with the Company's acquisition of Pride, the Company paid $486,000 cash and issued 10%, five-year Convertible Notes in the aggregate principal amount of $857,000 and 100,250 shares of Common Stock. On August 19, 1997, the Company closed an initial public offering (the "IPO") of 1,150,000 shares of its Common Stock and 1,150,000 Redeemable Common Stock Purchaser Warrants (the "Warrants") which resulted in net proceeds to the Company of $5,283,000. On August 19, 1997, the Company acquired all of the outstanding stock of Casper Air Service, a Wyoming corporation ("CAS"). CAS is a full-service, fixed-base operating station ("FBO") located in Casper, Wyoming and has been in business continuously since 1946. Pursuant to the acquisition of CAS, the Company paid approximately $1,167,000 in cash and issued 153,565 shares of Common Stock with a value of approximately $883,000. On March 23, 1998, the Company acquired all of the outstanding equity interests in Aero Design, Inc. and Battery Shop, L.L.C. (collectively, "Aero Design") in exchange for the payment of $753,000 in cash and the issuance of 134,398 shares of Common Stock with a value of approximately $547,000. Aero Design manufactures, sells and repairs aircraft batteries at its facilities near Nashville, Tennessee.

       The Company is currently organized into three divisions devoted to the Company's primary lines of business. These business segments are as follows:

o Overhaul & Service Division: The Overhaul & Service Division, through TriStar Paint and Pride, provides painting and paint stripping services for commercial and freight aircraft at their facilities located in Portland, Oregon and New Iberia, Louisiana. Pride's primary customers are United Airlines, Inc. and Federal Express. TriStar Paint provides paint services on a plane-by-plane bid basis to a variety of customers.

       In March 1998, the Company expanded the scope of this division by acquiring Aero Design, Inc., a Tennessee-based manufacturer of aircraft batteries for the commercial airline industry, and Battery Shop, LLC, a sister company that repairs batteries for the aviation industry.

o Ground Handling & Services Division: Through Airline Services, the Ground Handling & Services Division provides aircraft ground handling and light catering services to a variety of passenger and freight airlines at various airports, including DFW International, Los Angeles International and San Francisco International, for customers such as United Parcel Service, Southwest Airlines, United Airlines, Inc., Federal Express and Northwest Airlines, among others.

o FBO Operations & Airport Management Division: In July 1996, the Company began to operate its FBO Division. The Company's fixed base operation, located at Natrona County International Airport in Casper, Wyoming provides fuel and light maintenance services to general aviation, corporate and light freight aircraft customers. There are presently over 1,700 operators of FBO's serving the United States.

       The Company believes that airline companies will increase the outsourcing of their maintenance and service requirements to third party vendors in the future. According to U.S. Department of Transportation statistics, the nine major U.S. airlines expended 20% of their maintenance budget with outsourcing vendors in 1994. There are over 10,000 maintenance and service vendors worldwide in the aviation industry. The Company believes that the aviation FBO industry is highly fragmented. It also believes that its existing operations, enhanced by additional growth and acquisitions of complementary businesses, will enable it to provide quality customer service with financial, insurance, and other operating economies-of-scale that major customers increasingly require. The Company does not presently intend to operate as a commercial airline or as a provider of commercial jet engine or airframe overhaul services.

       The principal executive offices of the Company are located at 700 North Pearl Street, Suite 2170, Dallas, Texas 75201, telephone number (214) 922-8100.

INDUSTRY OVERVIEW

       The airline industry is currently experiencing revenue growth along with increased profitability. Several new airlines have commenced operation in this expanding market. These airlines constitute potential customers for the Company's services. Aviation activity is expected to increase significantly over the next ten years. According to the 1997 Boeing Current Market Outlook, global commercial air travel is expected to increase 75% through the year 2006, while the number of passenger and cargo aircraft deliveries is expected to increase by 48%. According to the FAA, U.S. turbine powered general and business aviation will increase 28% by the year 2006. Production of general aviation aircraft rose by 10% in the first half of 1996, after a 16% increase in 1995. The Company believes that the growth in aviation activity will increase the demand for maintenance, repair, painting, ground handling and other services provided by the Company.

       Because of the high internal overheads and unionization of airline labor forces, many airlines have found that it is more cost efficient to engage independent contractors to perform maintenance, painting and ground handling services. According to U.S. Department of Transportation statistics, the nine major U.S. airlines expended 20% of their maintenance budget with outsourcing vendors in 1994. Management expects the trend toward outsourcing these services to continue in the airline industry.

       The Company believes that the aviation fixed based operation industry is highly fragmented. There are presently over 1,700 operators of FBO's serving the United States. The Company intends to continue its efforts to acquire additional fixed based operation entities in the future as market and financial conditions permit.

OVERHAUL & SERVICE DIVISION

       The Overhaul & Service Division, which includes Pride and TriStar Paint, provides painting, paint stripping, and other aircraft coating services to major passenger and freight airlines. The Company paints few corporate aircraft and at present has no military aircraft contracts. This division's operations include aircraft stripping and painting services, light aircraft maintenance, and corrosion preventive cleaning programs.

       In March 1998, the Company expanded the scope of this division by acquiring Aero Design, Inc., a Tennessee-based manufacturer of aircraft batteries for the commercial airline industry, and Battery Shop, LLC, a sister company that repairs batteries for the aviation industry.

       The type and quality of paint and other supplies utilized by the Company is generally dictated to the Company by its customers, subject to FAA and EPA guidelines. In most cases, the Company's customers arrange for the sources of paint supplies that it utilizes. The Company believes that there are available numerous sources for the paint and other supplies utilized by the Company.

       The Company utilizes electrostatic paint equipment in its aircraft painting activities and is a leader in the development of techniques for high solids painting and non-methylene chloride stripping. Any research costs incurred by the Company relating to these new techniques have been borne by the Company's customers. Pride conducted a high solids paint test program for Continental Airlines in February 1992 with most major aviation paint manufacturers participating. Since 1993, most of the Company's painting has been performed with high solids compliant coatings.

       Beginning in late 1993, most stripping performed for major airlines by the Company was with compliant non-methylene chloride material. Testing of a non-acid stripper is ongoing for United Airlines, Inc. ("United") for use on its aircraft. Currently, the Company is capable of providing stripping and painting services for most narrow-bodied aircraft in its Dallas, Texas facilities, including, but not limited to, Boeing 727s, Boeing 737s and McDonnell Douglas DC-9s and MD-80s. The three New Iberia, Louisiana hangar facilities are capable of housing all aircraft except Boeing 747s.

            Pride. Pride was incorporated in the State of Oklahoma in 1990. The administrative offices along with its aircraft painting facilities are located in New Iberia, Louisiana. In September 1990, Pride obtained its first certificate from the Federal Aviation Administration ("FAA") to operate an approved repair station at its facilities in New Iberia, Louisiana. Since that time, the certificate has been expanded to permit Pride to conduct certain FAA classes of inspections and light maintenance for a variety of jet aircraft. Pride is also certified to perform structural repairs on certain equipment in a variety of jet aircraft. Pride's painting facilities located in New Iberia, Louisiana can house all narrow-bodied jets. Of a total of three hangars, one hangar has been built to accommodate wide-bodied jets such as the Boeing 767 and McDonnell Douglas DC-10 aircraft.

       The Company's primary customer, United, accounted for approximately 90% of the Overhaul & Service Division revenues for the year ended June 30, 1997 and 71% for the nine month period ended March 31, 1998. In 1994, Pride entered into a five-year Services Agreement (the "Services Agreement") with United which has been amended several times and currently will expire in 1999 but is cancelable prior to that date by United upon 90 days written notice. Under the Services Agreement, Pride provides paint stripping and painting services for jet aircraft owned or operated by United. United provides the specifications, designs, stencils, decals and marks for the painting. The Services Agreement contains a warranty by Pride to United that its services meet United's specifications and are free from defects in workmanship. Pride must reimburse United for costs of repair and certain expenses in connection with this warranty. Pride must perform its services for United at its New Iberia, Louisiana facilities. United schedules the jet aircraft to be painted by Pride each calendar year by December 31 of the prior year. In addition to painting, upon request from United, Pride will repair parts and components identified by Pride as needing repair.

       The Services Agreement contains fixed prices for each type of aircraft painted by Pride. The prices are adjusted annually based on the Consumer Price Index. The Services Agreement currently provides that Pride will paint Boeing 727, Boeing 737, Boeing 757, Boeing 767 and McDonnell Douglas DC-10 aircraft, representing an estimated total of 588 aircraft.

       The Company, through Pride, is presently completing plans to construct a new aircraft hangar at its New Iberia, Louisiana facilities. See "--Facilities."

       In September 1997, the Company, through Pride, was awarded a contract to paint newly manufactured widebody aircraft for Boeing Commercial Airplane Group ("Boeing"). The contract was for seven aircraft, and was completed in February 1998. The Company leased a hangar facility in Portland, Oregon in which it performed this work for Boeing. In May 1998, the Company was awarded a three-year contract to paint aircraft for Federal Express at its Portland facility.

       TriStar Paint. TriStar Paint's business began in March 1990, and TriStar Paint was incorporated in the State of Texas during 1994. The Company acquired all of the stock in TriStar Paint in December 1995. TriStar Paint is in the business of providing stripping and painting services for airlines, aircraft lessors, and aircraft brokers.

       TriStar Paint bids against its competitors in providing painting and cleaning services to its maintenance and airline customers. In addition to providing stripping and painting services at airport facilities, TriStar Paint will send its equipment and personnel to provide onsite services at the facilities of maintenance companies. These subcontract services have been provided at airport facilities in San Antonio, Texas, Macon, Georgia and Alexandria, Louisiana.

GROUND HANDLING & SERVICE DIVISION

       Airline Services. Through Airline Services, the Company engages in the cleaning, handling, and light catering of aircraft in various airports located within the continental United States. Airline Services' predecessor operations began in December 1986. It was incorporated in the State of Texas in August 1994. The Company acquired all of the stock of Airline Services in December 1995.

       Airline Services provides its customers with a variety of support services including aircraft interior cleaning, exterior washes and lavatory/water services. Airline Services presently operates at the following airports: Dallas-Fort Worth International, Oakland International and Kansas City International. Airline Services currently provides some or all of these services at different locations for United Airlines, United Parcel Service, Aviation Services International, Inc. on behalf of Allegro Airlines, World Technology Services, Champion Air, Reno Air, Northwest Airlines, Federal Express and other customers.

            Interior cleaning is performed between flights at the airport. This involves cleaning the inside of the cockpit, cabin and galleys, servicing the lavatories, fresh water facilities and stocking the aircraft with magazines, air sickness bags and emergency cards. All pricing for this service is based on airline specifications. Exterior cleaning involves cleaning the exterior of the aircraft during nighttime layovers. Typically, an aircraft's exterior will be cleaned once during a two or three week cycle. Airline Services uses specially designed equipment and pressure sprayers to clean the exteriors of the aircraft. Similar to interior cleaning, all pricing for this service is based on airline specifications.

       General. The Company believes that its flexible workforce provides customers with a quality, price competitive outsourcing service. The Company obtains its contracts with its customers generally by competitive bid. The Ground Handling & Service Division actively pursues new customers and additional work from existing customers at those airports where it already has a presence. In addition, the Company pursues work opportunities at other airports, and with other airline customers, as such opportunities arise.

FBO & AIRPORT MANAGEMENT DIVISION

       In July 1996, the Company began to operate a third business segment, its FBO & Airport Management Division. In August 1997, the Company acquired CAS, a 50-year old, full-service FBO located in Casper, Wyoming.

       The Company believes that this division, which serves corporate and other general aviation customers, may offset its current dependence on major airlines for its painting, ground handling, and other services.

       CAS is a full service FBO located at Natrona County International Airport in Casper, Wyoming and has been in business continuously since 1946. CAS offers aircraft line services, aircraft repair and maintenance, parts distribution, aircraft charter flights and aircraft sales. CAS has been a Cessna dealer since 1969. Far fewer new aircraft are being manufactured in the 1990's than in prior decades. Consequently, new aircraft sales in general and by CAS have been depressed.

       The aircraft line services offered by CAS include aircraft refueling, de-icing, cleaning and heating, and weather information, refreshments, lounge areas and ground transportation for pilots and passengers. CAS's FAA certified service department provides maintenance and overhaul services for (i) both piston and turbo-charged aircraft engines, including Pratt & Whitney, Gulfstream Aerospace Commander, Bell Helicopter 206 Series, Garrett AiResearch, Piper and Cessna engines, (ii) propellers, including those made by McCauley, Hartzell, Dowdy, Sensanich and Kelvan, (iii) accessories, including aircraft alternators, starters, turbo controllers, waste gates and magnetos, and (iv) avionics systems. The engine maintenance operation began in 1965, while the propeller, accessory and avionics overhaul operations were commenced in 1980, 1988 and 1993, respectively.

       CAS offered charter flights since its inception in 1946. After not having a fatal air crash between 1952 and 1992, CAS had two fatal crashes, and two non-fatal crashes, between December 1992 and June 1997 of its chartered aircraft. The National Transportation Safety Board, in its inspections, found no fault with CAS. The Company discontinued the charter operations of CAS following the acquisition. Charter revenues declined from $2,696,000 in the fiscal year ended April 30, 1992 to $983,000 for the fiscal year ended April 30, 1996.

       The parts department of CAS sells to customers located outside the United States and outside the Rocky Mountain region as well as in connection with its service operations. CAS is the fourth largest wholesaler of Cessna parts in the United States. CAS tracks all orders, parts, inventory and shipments through its automated inventory management system. Manufacturers of the parts sold by the Company include Cessna, Gulfstream, Piper and Garrett AiResearch, and these manufacturers regularly audit CAS's inventory to make sure it has the parts needed to be designated as a service center for the manufacturer's products.

ACQUISITIONS OF COMPLEMENTARY BUSINESSES

       A key element of the Company's strategy involves growth through acquisitions of other companies, assets or product or service lines that would complement or expand the Company's existing businesses. There are over 10,000 maintenance and service vendors worldwide in the aviation industry, and the Company believes that the aviation service industry is highly fragmented. The Company believes that acquisitions will enable it to leverage its fixed costs of operations and further expand the products and services which it can offer to its customers.

       The Company is currently evaluating a number of acquisition opportunities. The Company desires to expand its existing aircraft parts, ground service and FBO operations by acquiring similar businesses with whom it currently competes or who provide services at locations not presently served by the Company. Additionally, the Company has reviewed certain acquisition opportunities of aviation companies that specialize in the overhaul and service of replacement and after-market parts. These parts, called "rotable parts," are removed by airlines and major overhaul companies and subsequently rebuilt and refurbished in accordance with FAA guidelines for future use. No commitments or binding agreements have been entered into to date.

FACILITIES

       New Iberia Facilities. Pride leases from the Iberia Parish Airport Authority (the "Authority") four aircraft hangars and office space at Acadiana Regional Airport in New Iberia, Louisiana. The Acadiana Regional Airport has a 200 foot by 8002 foot runway, load rated for all military and commercial aircraft. Normal hours of operation for the tower are from 7:00 a.m. to 9:00 p.m., seven days a week, with call out service available from 9:00 p.m. to 7:00 a.m.

       Pride leases aircraft maintenance Hangar 88 together with adjoining corporate offices for an annual rental of $110,000. The initial term of this lease expires on August 1, 2000. These facilities were constructed prior to 1960. This lease also covers a 3.369 acre automobile parking area. Hangar 88 is 160 feet wide by 185 feet deep with 40 foot hangar doors on both the east and west side. A taxiway leading to both sides of the hangar allows this building to house two narrow body aircraft at one time.

       On land adjacent to the Hangar 88 complex, construction of a new aircraft maintenance Hangar 88-C was completed in 1995 using $2,900,000 of bond funds provided by the State of Louisiana. It is 185 feet wide by 223 feet deep, with 40 foot hangar doors and a tail door which is an additional 20 feet in height, and is capable of housing wide-bodied McDonnell Douglas DC-10 aircraft. Hangar 88-C is leased by Pride for an initial term expiring October 1, 2023 at an annual rental of $158,000. The Hangar 88 and 88-C complex constitute Pride's major facilities at the Acadiana Regional Airport.

       Pride also leases a smaller aircraft maintenance hangar for an annual rental of $60,000. The initial term of the lease expires on February 1, 2001. This hangar is used by Pride to paint Boeing 737 aircraft, which may be completely enclosed within the hangar while being painted.

       Finally, Pride leases another small aircraft maintenance hangar for annual rental of $19,000. The initial term of this lease expires on February 1, 2003. Pride uses this hangar for painting of commuter airplanes and other small aircraft.

       Each of the four leases allows the Authority and Pride to agree to extensions and requires rental escalations of 10% every five years. The leases also require Pride to pay fuel fees of 16% of Pride's cost for aircraft fuel and lubricating oils. Pride is usually able to charge these fuel fees to its customers.

       Pride has commenced discussions with the Authority for purposes of obtaining funds from the State of Louisiana to build a larger hangar for the housing and maintenance of Boeing 747 aircraft. The Iberia Parish is interested in expanding the current facilities at the airport to create additional employment in the Parish. There are numerous site locations available on the airport grounds for future expansion. The State of Louisiana and the U.S. government have approved grants totaling $4.2 million to pay part of the cost of construction of a hangar at Acadiana Regional Airport. Iberia Parish will finance the remaining cost of the hangar construction through a bond issuance. The Company has elected to proceed with this project, which is targeted for completion in the summer of 1999. The estimated total cost of the hangar is $8,500,000.

       Portland Facilities. The Company leases two hangars and office space at the Airtrans Center at Portland International Airport. Portland International Airport has a 11,011 foot by 150 foot runway load rated for all commercial and military aircraft. The facility is presently being used for aircraft painting for the Federal Express contract.

       The paint hangar consists of a 112,000 square foot maintenance hangar and a two-story, 65,000 square foot shop and office area. The hangar is 320 feet by 350 feet with 50.5 foot hangar doors, with an additional tail door 19 feet high. The lease is a month-to-month lease that requires rent equal to 50% of the net profits of Pride earned from its Portland painting activities.

       Dallas Office Space. The Company also occupies 5,900 square feet of office space at 700 North Pearl Street, Suite 2170, Dallas, Texas, pursuant to a sublease that expires in November 1998. The Company pays a monthly rental of $4,400.

       Casper Facilities. In connection with the acquisition of CAS in August 1997, the Company acquired certain real property and leases related to the operations of CAS. The Company leases from the Natrona County International Airport Authority the land underlying its main hangar and office building and three groups of hangars for the storage of aircraft.

       The lease of the land underlying CAS's main hangar and office building expires December 31, 2004 and requires a monthly rental of $215 per month. This lease also requires that the building and improvements on the leased property vest to the Natrona County International Airport Authority at the expiration of the lease term.

       The Company also leases land underlying the three storage hangars. These leases require a monthly payment totaling the greater of $479 per month or 7% of the sublease rentals received. These leases expire from January 31, 2002 to August 31, 2006.

       Aero Design utilizes approximately 3,000 square feet of manufacturing and office space in Nashville, Tennessee under a two-year lease at the monthly rate of $1,500 plus expenses.

ADVERTISING AND MARKETING

       To date, the Company has generated most of its revenues from direct sales and customer referrals. In the future, the Company also intends to utilize direct mailings, direct sales contacts and trade journal advertisements as a secondary source of advertising and public relations. In March 1997, the Company hired a full-time marketing representative who contacts directly the maintenance and service executives of airlines and other aviation customers to generate business for the Company. Additionally, the Company has recently begun to market jointly its ground service capabilities along with the marketing efforts of certain nonaffiliated equipment and product suppliers. The focus of the effort is to obtain "turnkey" contracts for a combination of products and services to be provided to airline customers jointly by the Company and these product suppliers. Notwithstanding the highly competitive nature of the industry, management of the Company believes that additional customers may be obtained by the Company.

CUSTOMERS

       TriStar Paint and Pride provide stripping and painting services to major carriers in the airline industry. Pride's past and current customers include United, Continental Airlines, Northwest Airlines and Piedmont Airlines. TriStar Paint's past and current customers include Express One, Roadway Global Air, Southwest Airlines and TransWorld Airlines. For the nine months ended March 31, 1998, United accounted for approximately 35% of the total revenues of the Company.

       The Company has also performed stripping and painting services and corrosion preventive cleaning programs as a subcontractor in major heavy maintenance facilities at several locations in the United States. Customers include Dee Howard Company in San Antonio, Texas, and Zantop International Airlines, Inc. in Macon, Georgia.

       Airline Services performs ground handling services and light catering at several airports in the United States. Its primary customers consist of United, Emery Air Freight, Sunjet, Northwest Airlines, Allegro Airlines, Airborne Express, Southwest Airlines, UPS, Federal Express and Aviation Service International, Inc. For the twelve months ended June 30, 1997, the ground handling services and light catering accounted for approximately 11% of the total revenues of the Company.

REGULATION

       Environmental Regulation. The Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), is a federal statute providing a comprehensive program for regulating the generation, treatment, storage and disposal of hazardous waste. Federal regulations adopted by the United States Environmental Protection Agency ("EPA") pursuant to RCRA govern waste handling activities involving substances that are either listed as hazardous or have certain specified hazardous characteristics (e.g., corrosive, ignitable). Under RCRA, liability and stringent operating requirements are imposed on businesses that generate hazardous waste.

       Federal and state environmental laws include statutes intended to allocate the cost of remedying past contamination among specifically identified parties. The Comprehensive Environmental Response, Compensation and Liability Act as amended ("CERCLA" or "Superfund"), 42 U.S.C. 9601 et. seq., imposes strict and joint and several liability upon owners or operators of facilities at, from, or to which a release of hazardous substances has occurred, upon parties who generated hazardous substances that were released at such facilities, and upon parties who arranged for the transportation or disposal of hazardous substances to applicable facilities.

       The day-to-day operations of the Company are also subject to regulation under the Clean Air Act, as amended ("CAA"). In particular, the EPA and state agencies have promulgated, or are required to promulgate, regulations which affect or will affect the operations of the Company. These regulations include New Source Performance Standards ("NSPS") and National Emission Standards for Hazardous Air Pollutants ("NESHAPs"). NSPS and NESHAP rules may require additional controls on emissions of certain listed hazardous air pollutants ("HAPs"). The CAA identifies chemicals that the Company uses and/or processes, such as methylene chloride, phenol and methyl ethyl ketone, as HAPs for purposes of regulation. The CAA may also require the Company to maintain operating permits for its facilities' air emissions. The EPA has announced plans to impose more stringent standards for ozone and particulate matter. Regulations promulgated to achieve these standards may require additional controls on emissions of particulate matter and volatile organic compounds.

       The Company must comply with RCRA, CERCLA, CAA and other federal, state and local environmental protection laws, and the regulations promulgated thereunder, in its operations and facilities. These laws and regulations are particularly applicable to the paints and paint stripping chemicals and solvents used by the Company in its operations. The Company could be held liable as a current or former operator for releases of hazardous substances at its facilities. The Company could also incur liability for cleanup costs at off-site facilities to which the Company shipped hazardous substances for treatment, handling, storage, or disposal. Management of the Company believes that the Company's operations and facilities are in material compliance with all federal, state and local environmental laws and regulations and that the Company's hazardous waste management practices minimize the potential for release of hazardous substances into the environment. The Company has not experienced any significant environmental regulatory problems in the past, and to date, the Company has not been subject to any significant fines, penalties or other liabilities under these laws and regulations. However, no assurance can be given that such laws, regulations or interpretations thereof will not necessitate significant expenditures by the Company or otherwise have a material adverse impact on the Company's operations or financial condition in the future.

       Aviation Regulation. The FAA regulates all aspects of the airline and aircraft industries. The Company's subsidiaries have certifications from the FAA to operate aircraft repair stations. Such certifications are limited as to the kinds of repair and maintenance activities that may be performed by the Company's subsidiaries at their certified facilities. The FAA regularly inspects these facilities for compliance with FAA regulations and guidelines. Failure to comply with FAA regulations and guidelines could result in a loss of certification. A loss of certification for a particular facility would prevent that facility from performing any aircraft repair or maintenance operations. The Company believes that its subsidiaries are in compliance in all material respects with the FAA's regulations and guidelines. Nevertheless, no assurance can be given that such regulations and guidelines or any FAA enforcement actions may not have a material adverse effect on the Company's operations and financial condition in the future.

COMPETITION

       The airlines services industry is highly competitive. Each of the Company's subsidiaries is in direct competition with other companies. Although Leading Edge Corporation of Greenville, South Carolina is the Company's primary competitor as a standalone aircraft paint contractor, many of the major airline companies paint their own aircraft. In addition, although TriStar Paint also serves as a subcontractor to several heavy maintenance facilities for aircraft, many heavy maintenance facilities perform aircraft stripping and painting services as an adjunct to their maintenance operations and, consequently, directly compete with the Company. The owners of these heavy maintenance facilities include Dee Howard Company, Pemco, Tramco, Inc. and Raytheon. The Company's Ground Handling & Service Division has several competitors at each major airport at which Airline Services provides services. There are many other companies that provide similar services at numerous locations to airlines and compete directly with the Company. Some of the Company's larger competitors include AMR Services, a division of AMR Corp., Pedus, Intex and World Aviation Services. These competitors provide interior and exterior aircraft cleaning services and light catering services similar to those provided by the Company.

       Although CAS has only one smaller competitor in the sale of fuel and no competition in any of its other services at Natrona County International Airport in Casper, Wyoming, it competes with many firms in the repair, maintenance and sale of aircraft and distribution of parts. Competition in the parts distribution market is generally based on price, availability of product and quality, including traceability. The FBO industry has experienced significant consolidation and elimination of FBO operations over the last 20 years. CAS and the Company have a number of large, well-capitalized competitors who own or operate multiple FBO locations, including AMR Combs, Signature Flight Support and Raytheon. The major competitors of CAS in the sale of parts include Aviall, Inc., Aviation Service Corporation, Cooper Aviation Industries, Inc. and many of the parts manufacturers themselves. In its propeller, accessory, avionics and engine maintenance and overhaul business, CAS has significant competitors, including AeroPropeller in Denver, Colorado and Weststar Aircraft in Grand Junction, Colorado. CAS believes that the primary competitive factors in this marketplace are price, quality, engineering and customer service. CAS's remote location in Casper, Wyoming in some cases constitutes a competitive disadvantage.

EMPLOYEES

       Pride had 171 employees on March 31, 1998. At March 31, 1998, Airline Services, CAS and Aero Design had an aggregate of approximately 200 employees. Management believes its employee relations to be excellent. No employees are covered by collective bargaining agreements. The Company anticipates that it will hire additional employees in the next 12 months as revenues permit and as its operations expand.

TRAINING

       The Company provides formal classroom training to its employees with respect to the safe handling of hazardous substances, occupational safety and health, aircraft maintenance procedures and other safety and operational procedures that are fundamental to its operations. On-the-job training is also emphasized to ensure that classroom knowledge is transformed to operational skills. Much of the Company's training program is mandated by the FAA and OSHA.

INSURANCE

       The Company carries $200,000,000 of insurance for general aviation liability and $200,000,000 of hangarkeeper insurance, as required by its customers, and customary coverage for other business insurance. While the Company believes its insurance is adequate, there can be no assurance that such coverage will fully protect it against all losses which it might sustain. Moreover, the Company's insurance for aircraft liability carries a deductible requiring the Company to pay $20,000 of any loss or damage. The Company is the beneficiary of a $1,000,000 key man life insurance policy on each of Messrs. Sanders and Lubomirski.

LEGAL PROCEEDINGS

       The Company is not involved in any material pending legal proceeding other than ordinary routine litigation considered to be incidental to its business.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

       The names, current ages and positions of the executive officers and directors of the Company are as follows:


       Name                               Age          Position
       ----                               ---          --------

       Lee Sanders                        38           President, Chief Executive Officer and Director
       Paul Lubomirski                    45           President of Pride
       Richard Morgan                     40           Executive Vice President, Chief Financial Officer and Director
       John Arcari                        58           Vice President -  Marketing and Development
       Charles E. Weed (1)                67           Director
       Gordon Whitener (2)                35           Director
       Robert A. Schneider (1)(2)         55           Director

----------------

(1)    Member of Audit Committee.
(2)    Member of Compensation Committee.

       The Board of Directors is classified into three classes of directors pursuant to which the directors serve for staggered three-year terms. The terms of office of Messrs. Morgan, Weed, Whitener, Sanders and Schneider as directors expire at the annual meetings of shareholders to be held in 1999, 2000, 1998, 1999 and 2000, respectively. The classification of directors may have the effect of delaying, deferring or preventing a change in control of the Company.

BUSINESS HISTORIES

       Lee Sanders has served as the founder, Chief Executive Officer, President and principal owner of the Company and its predecessors for more than five years. As a result of his service for the Company and its predecessors, Mr. Sanders has experience in managing businesses that provide aircraft painting, aircraft interior modification and airline ground handling services. He also brings a marketing background from his experiences in starting and operating private businesses. Mr. Sanders is responsible for overseeing the Company's marketing efforts, customer relations, production, finance, acquisitions and overall planning and operations. Mr. Sanders is a graduate of the University of Tennessee, with a Bachelor of Science in Business Administration.

       Charles E. Weed was elected a director of the Company in December 1996 and served as the President of Sunbelt Business Capital Incorporated ("Sunbelt") from August 1992 to February 1996. Mr. Weed is engaged in the business of making private investments individually and also serves as a consultant to the Company. Prior to August 1984, Mr. Weed was Chairman and Chief Executive Officer of Michigan General, a large industrial conglomerate. Between August 1984 and August 1992, he was retired and engaged in making private investments.

       Gordon Whitener was elected a director of the Company in December 1996 and has been President and Chief Executive Officer of Interface Americas of LaGrange, Georgia, a subsidiary of Interface Inc. and one of America's largest manufacturer's of commercial carpet since 1994. He is additionally a member of Interface Inc.'s board of directors. From 1992 to 1994, Mr. Whitener held various senior marketing and sales positions in the commercial carpet manufacturing industry with companies including Interface and Collins & Aikman. Mr. Whitener is a graduate of the University of Tennessee.

       Robert A. Schneider was appointed a director of the Company in August 1997. He is an investment banker in New York, New York, where he has served as Chairman and CEO of RAS Securities Corp., a full service securities firm, for more than the past five years.

       Richard Morgan was appointed as a director of the Company in February 1997 and as the Company's Chief Financial Officer and Executive Vice President in April 1998. He has also served as a consultant to the Company prior to that time. Mr. Morgan was formerly Chief Financial Officer of Search Capital Group, Inc. ("Search") from August 1985 through December 1994, when he voluntarily resigned. After Mr. Morgan's departure, eight Search subsidiaries conducting business in the sub-prime, used-automobile finance business filed for protection under Chapter 11 of the Federal Bankruptcy Code in August 1995. Mr. Morgan holds a graduate degree in business from Vanderbilt University.

       Paul Lubomirski was appointed as President of Pride in March 1996 and has over 20 years of experience with industrial and marine paint applications and has extensive knowledge of paint systems and electrostatic application equipment. He has served as an officer and employee of Pride since its incorporation in 1990. Mr. Lubomirski also brings a solid administrative background from years of experience in operating private businesses and organizing and conducting many training seminars. Mr. Lubomirski attended the University of Hawaii where he majored in mechanical engineering. He directs the stripping and painting operations of the Company. He has primary responsibility for the Company's facilities and training programs applicable to the strip and paint operations.

       John Arcari was appointed as a Vice President of the Company in April 1997. From 1958 to 1987, he served in numerous line and management positions with Pan American World Airways. From 1987 to 1990, he was vice president of maintenance and engineering for Tower Air, a New York-based airline. From 1990 to 1993, he was president of Page Avjet, an aircraft heavy maintenance and overhaul outsourcing company. From 1994 until his employment with the Company, he was an independent consultant to aviation maintenance and service outsourcing companies.

       No family relationships exist among the directors or executive officers of the Company. None of the directors serve as members of the Board of Directors of another company which is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

BOARD COMMITTEES

       The Compensation Committee consists of Messrs. Whitener and Schneider. The Compensation Committee recommends compensation for officers other than the President, administers incentive compensation and benefit plans, including the Company's 1997 Stock Option Plan, and recommends policies relating to such plans.

       The Audit Committee currently consists of Messrs. Weed and Schneider. The Audit Committee will meet periodically with management and the Company's independent auditors and will review the results and scope of the audit and other services provided by the Company's independent auditors, the Company's accounting procedures, and the adequacy of the Company's internal controls.

DIRECTORS' COMPENSATION

       Directors are reimbursed for certain expenses in connection with attendance at board and committee meetings.

EXECUTIVE COMPENSATION

       The following table sets forth information, for the fiscal year ended June 30, 1997 and nine-month transition period ended June 30, 1996 for the Company and the fiscal year ended September 30, 1995 for the Company's predecessors, TriStar Paint and Airline Services, regarding the compensation of the Chief Executive Officer of the Company and its predecessors. No other executive officers of the Company or its predecessors had compensation in excess of $100,000 for the fiscal year ended June 30, 1997.

                           SUMMARY COMPENSATION TABLE


                                                             Annual Compensation
                                                      -------------------------------
                                                                         Other Annual
Name and Principal Position          Year              Salary            Compensation
---------------------------          ----             --------           ------------
Lee Sanders, President and           1997             $144,000           $     12,894 (1)
Chief Executive Officer              1996 (3)           73,847                  8,676 (1)
                                     1995 (2)           58,846

---------------

(1) Represents aggregate annual lease payments and insurance costs for an automobile.

(2)    Compensation paid by the Company's predecessors.

(3) The compensation shown for 1996 represents compensation for the nine-month transition period ended June 30, 1996.

EMPLOYMENT AND CONSULTING AGREEMENTS

       The Company engages Charles Weed as a consultant pursuant to a consulting agreement between Mr. Weed and the Company which expires in February 2000. The Company pays Mr. Weed a fee of $4,000 per month.

       The Company has an employment agreement with each of Paul Lubomirski and John Arcari, all of which expire in 2000. Mr. Lubomirski and Mr. Arcari are paid annual salaries of $90,000 and $80,000 respectively. Each employment agreement contains a non-competition agreement for a period of three years after any expiration or termination of the agreement. Each employee is entitled to additional benefits, including disability insurance, life insurance, and health and dental insurance. Mr. Arcari is eligible for additional bonuses as may be determined by the Board of Directors. Mr. Lubomirski's employment agreement specifies a formula for bonus payments that varies between 10% and 70% of his annual salary if Pride's net profit for any fiscal year exceeds $600,000 during the term of his agreement. The bonus will be 20%, 40% and 70% of his annual salary if the net profit exceeds $700,000, $800,000 or $900,000, respectively for a fiscal year.

       The Company has an employment agreement with Richard Morgan that expires in June 1999. Mr. Morgan is paid an annual salary of $120,000. The agreement contains a non-competition agreement for a period of three years after any expiration or termination of the agreement. Mr. Morgan is eligible for additional bonuses as may be determined by the Board of Directors. He is also entitled to additional benefits in the same manner as Messrs. Arcari and Lubomirski.

       The Company entered into an employment agreement with Lee Sanders in March 1996. On April 15, 1997, the employment agreement was amended. The amended employment agreement requires the Company to pay Mr. Sanders an annual salary of $144,000 with increases at the end of each calendar year based on the Consumer Price Index. Mr. Sanders is eligible for a bonus to be determined in the sole discretion of the Board based on merit, the Company's financial performance and other relevant criteria. The employment agreement expires on April 15, 2000 but automatically extends for an additional year on April 15 of each year unless either party affirmatively elects not to extend the term. The employment agreement contains a non-competition agreement for three years after any expiration or termination of the agreement. Mr. Sanders is entitled to additional benefits, including disability insurance, life insurance, and health and dental insurance. If the Company terminates Mr. Sanders' employment at any time or if Mr. Sanders terminates his employment within one year after a change in ownership or control of the Company, the Company is required to pay him severance pay equal to the unpaid salary for the remainder of the term of the agreement plus the total salary and bonus compensation paid to him during the year period preceding the termination. A change in ownership or control of the Company includes appointment of any person other than Mr. Sanders as President or Chief Executive Officer or the removal of him from either of such positions, any change in a majority of the Board members not approved by him, any transfer or issuance of shares representing more than 25% of the beneficial ownership of the Company if not approved in advance by Mr. Sanders, any material change in his authority or duties and any breach by the Company of the employment agreement not remedied within ten days after notice from him.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

       The Texas Business Corporation Act (the "Corporation Act") permits the indemnification of directors, employees, officers and agents of Texas corporations. The Company's Articles of Incorporation and Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the Corporation Act. Under the Corporation Act, an officer or director may be indemnified if he acted in good faith and reasonably believes that his conduct (i) was in the best interests of the Company if he acted in his official capacity or (ii) was not opposed to the best interest of the Company in all other cases. In addition, the indemnitee may not have reasonable cause to believe his conduct was unlawful in the case of a criminal proceeding. In any case, he may not be found liable to the Company for improperly receiving a personal benefit or for willful or intentional misconduct in the performance of his duty to the Company. The Company must indemnify an officer or director against reasonable expenses if he is successful, may indemnify for such reasonable expenses unless he was found liable for willful or intentional misconduct in the performance of his duty to the Company, and may advance reasonable defense expenses if he undertakes to reimburse the Company if he is later found not to satisfy the standard for indemnification of expenses. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

1997 STOCK OPTION PLAN

       The Company's 1997 Stock Option Plan (the "Employee Option Plan") was adopted by the Board of Directors and the Company's shareholders in February 1997. The purpose of the Employee Option Plan is to provide increased incentives to key employees and directors of the Company to render services and exert maximum effort for the business success of the Company. Pursuant to the Employee Option Plan, the Company may grant incentive and nonstatutory (nonqualified) stock options to key employees and directors of the Company. A total of 150,000 shares of Common Stock have been reserved for issuance under the Employee Option Plan.

       The Board or the Compensation Committee has the authority to select the key employees and directors of the Company to whom stock options are granted (provided that incentive stock options only be granted to employees of the Company). Subject to the limitations set forth in the Employee Option Plan, the Board or the Compensation Committee has the authority to designate the number of shares to be covered by each option, determine whether an option is to be an incentive stock option or a nonstatutory option, establish vesting schedules, specify the type of consideration to be paid to the Company upon exercise and, subject to certain restrictions, specify other terms of the options.

       The maximum term of options granted under the Employee Option Plan is ten years. The aggregate fair market value of the stock with respect to which incentive stock options are first exercisable in any calendar year may not exceed $100,000 per incidence. Options granted under the Employee Option Plan are nontransferable and generally expire within three months after the termination of an optionee's service to the Company. In general, if an optionee is disabled, dies or retires from his or her service to the Company, such option may be exercised up to three months following such disability or death unless the board or Compensation committee determine to allow a longer period for exercise.

       The exercise price of incentive stock options must not be less than the fair market value of the Common Stock on the date of grant. The exercise price of incentive stock options granted to any person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock must be at least 110% of the fair market value of such stock on the date of grant, and the term of those options cannot exceed five years.

       As of June 30, 1998, the Company had outstanding incentive stock options to purchase, at an exercise price of $3.50 per share, an aggregate of 25,000 shares of Common Stock. In addition, Mr. Sanders has been granted an incentive stock option to purchase 50,000 shares of Common Stock at $3.85 per share. These options expire in 2004 and 2005.

OTHER WARRANTS

       The Company has also granted warrants to purchase shares of Common Stock to certain executive officers and directors and their affiliates in April 1998. As a consequence, Messrs. Weed, Schneider, Morgan, Whitener and Sanders hold warrants to purchase, respectively, 20,000, 15,000, 115,000, 15,000 and 200,000 shares of Common Stock at an exercise price of $3.50 per share. In addition, an affiliate of Mr. Schneider, RAS Securities, Inc., has been issued a warrant to purchase 20,000 shares of Common Stock at $3.50 per share. These warrants expire in 2003 and 2004.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       Effective March 1, 1996, in connection with the Company's acquisition of Pride, the Company entered into a consulting agreement with Charles Weed, a director of the Company. This agreement expired in February 1998, at which time a new consulting agreement was reached with Mr. Weed. Under the new agreement, the Company is obligated to pay Mr. Weed a consulting fee of $4,000 per month until February 2000. As one of the Sunbelt shareholders, Mr. Weed was issued a 10% Convertible Note in the principal amount of $52,000 in connection with the Company's acquisition of Pride. He subsequently purchased an additional $70,000 of the Company's 10% Convertible Notes from another holder. Effective March 1, 1996, the Company also issued to Mr. Weed a convertible note in the principal amount of $27,000 in exchange for unpaid consulting fees owed to him by Pride. This note has terms similar to the Company's 10% Convertible Notes except that it is convertible at $3.00 (in lieu of $4.50) per share. As of June 30, 1998, Mr. Weed held convertible notes totaling $136,543 in principal amount. Mr. Weed is also a member and manager of Sunbelt Business Capital, L.L.C. ("Sunbelt L.L.C."). In connection with the Pride acquisition, Sunbelt spun off to its shareholders certain of its assets, including debt in the approximate amount of $323,000 owed by Pride. The Company issued 56,000 shares to these shareholders (including 8,354 shares to Mr. Weed) in exchange for the cancellation of $168,000 of debt. The remainder of this debt was contributed by these shareholders to Sunbelt L.L.C. Pride delivered a new promissory note dated March 1, 1996 to evidence this debt in the approximate amount of $155,000 to Sunbelt L.L.C. The note required payments of 27 equal monthly installments of $6,400. On May 13, 1997, when the outstanding principal balance of the note was $83,000, Sunbelt L.L.C. sold the note to Jerry R. Webb who at the same time loaned an additional $200,000 to Pride. The entire $283,000 debt to Mr. Webb was restructured and was evidenced by a new note payable in full on May 13, 1998, bearing interest at 18% per annum. The note requires monthly payments of interest only. Mr. Weed and one other individual, who is not affiliated with the Company, owned participation interests of $83,000 and $100,000, respectively, in the debt owed to Mr. Webb by Pride. On July 9, 1997, Jerry Webb advanced an additional $144,000 against certain receivables, for which the Company promised to pay Mr. Webb $150,000 on or before August 1, 1997. The maturity date was subsequently extended and this note, together with the existing note of $283,000, was repaid in late August 1997. The notes restricted the prepayment of principal; however, Mr. Webb allowed prepayment in exchange for the issuance of 3,000 shares of Common Stock of which he transferred 1,000 shares to Mr. Weed attributable to Mr. Weed's loan participation interest.

       Prior to the Company's organization, Lee Sanders, through his wholly owned subsidiary, The Sanders Companies, Inc. (the "Sanders Companies"), owned all of the outstanding capital stock of Airline Services and TriStar Paint. Mr. Sanders is the President and Chief Executive Officer of the Company. Prior to August 31, 1995, the Sanders Companies was the owner of the property and equipment reflected on the combining financial statements for these entities and charged each of these wholly-owned subsidiaries lease rent for the use of such assets. In 1995, these assets were transferred from the Sanders Companies at net book value, along with associated debt, to either Airline Services or TriStar Paint, as appropriate. Lease rent charged by the Sanders Companies to TriStar Paint and Airline Services for the year ended September 30, 1995 totaled $12,000.

       Prior to the Company's organization in December 1995, Airline Services and TriStar Paint were operated as part of a controlled group of companies with other operations of the Sanders Companies and with no minority shareholders. As of September 30, 1995, TriStar Paint had advanced funds to the Sanders Companies in an amount totaling $165,000. These advances resulted from Airline Services and TriStar Paint immediately transferring to the Sanders Companies any payments received from their customers. Each of the subsidiaries of the Sanders Companies, including TriStar Paint and Airline Services, maintained zero balance bank accounts. As disbursements would clear each subsidiary's bank account, cash would immediately be transferred from the bank account of the Sanders Companies. These advances have ceased.

       On September 30, 1995, TriStar Paint and Airline Services had inter-company receivable balances from the Sanders Companies totaling $258,000 and $364,000, respectively. Effective on September 30, 1995, these companies declared a dividend of these receivable balances to the Sanders Companies. These balances resulted from transactions executed and recorded between the Sanders Companies and its wholly-owned subsidiaries, Airline Services and TriStar Paint, from the sharing of administrative expenses and advances to and from each of the separate corporations.

       In December 1995, the Sanders Companies contributed all of the outstanding stock of Airline Services and TriStar Paint to the Company as its initial capitalization in exchange for 1,000,000 shares of Common Stock. For this purpose, the Company's stock was assigned a value of $3.00 per share, based primarily on the combined historical earnings of TriStar Paint and Airline Services, and arms-length negotiations with the principals of Pride Aviation, Inc., for which an agreement to acquire was reached in January 1996, and the placement agent for the Company's $1,500,000 private offering of Common Stock that commenced in January 1996.

       Prior to March 1, 1996, the Sanders Companies provided services and allocated certain general and administrative expenses to the various companies operating under its control, including the Company, TriStar Paint and Airline Services. Such charges were allocated to the members of the control group based upon the level of management and supervision time required, services provided and certain other factors. Management of the Company believes that such allocations are reasonable. These general and administrative expenses totaled $77,000 for the nine months ended June 30, 1996. For the year ended September 30, 1995, these general and administrative expenses allocated to TriStar Paint and Airline Services totaled $203,000.

       Neither Sanders Companies, the Company, Airline Services nor TriStar Paint had any minority shareholders prior to March 1, 1996. Since that date, the Board of Directors of the Company believes that all transactions between the Company and any of its affiliates have been made on terms no less favorable to the Company than would have been obtained from non-affiliated third parties. Any future transactions between the Company and any of its affiliates will be subject to approval by a majority of the independent disinterested members of the Board of Directors or by a majority of the shareholders of the Company, other than any interested shareholders, and will be made on terms no less favorable to the Company than could be obtained from unaffiliated third parties. The Company will not make any loans to its officers, directors, 5% stockholders or affiliates, except for bona fide business purposes.

                             PRINCIPAL SHAREHOLDERS

       The following table sets forth certain information, as of April 30, 1998, with respect to the beneficial ownership of the Company's Common Stock by (i) each person who is known by the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each of the Company's directors, (iii) the executive officer named in the Compensation Table, and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

       Name and Address                           Number of Shares
       of Beneficial Owner                      Beneficially Owned (1)             Percent of Total (2)
       -------------------                      ----------------------             --------------------
       Lee Sanders                                    1,210,000  (3)                       34.9%
       700 North Pearl Street
       Suite 2170
       Dallas, Texas  75201

       Richard Morgan                                   215,000  (4)                        6.2%
       700 North Pearl Street
       Suite 2170
       Dallas, Texas  75201

       Robert A. Schneider                               78,245  (5)                        2.3%

       Charles E. Weed                                   64,378  (6)                        1.9%

       Gordon Whitener                                   15,000  (7)                           *

       All executive officers and
       directors as a group (7 persons)               1,627,673                            42.7%

--------------
*      Less than 1%

(1) This information has been furnished by the Company's transfer agent and the respective officers and directors. A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the date set forth above through the exercise of any option, warrant or convertible or exchangeable note.

(2) In calculating percentage ownership, all shares of Common Stock that the named shareholder has the right to acquire upon exercise of any option, warrant or convertible or exchangeable note are deemed to be outstanding for the purpose of computing the percentage of Common Stock owned by the shareholder, but are not deemed outstanding for the purpose of computing the percentage of Common Stock owned by any other shareholders. Percentages of shares beneficially owned are based upon 3,257,992 shares outstanding.

(3) Represents (i) 1,000,000 shares owned of record by Sanders Companies, a corporation wholly owned by Mr. Sanders, (ii) warrants to purchase 200,000 shares at $3.50 per share expiring 2003 and (iii) options to purchase 10,000 shares at $3.85 per share expiring 2004, which will vest in August 1998.

(4) Includes (i) 80,000 shares purchasable at $2.50 per share pursuant to a warrant expiring February 28, 1999, (ii) 15,000 shares purchasable, at $3.50 per share, under warrants expiring in 2004 and (iii) 100,000 shares purchasable, at $3.50 per share, under warrants expiring 2003.

(5) Represents (i) 43,245 shares purchasable, at $1.00 per share, pursuant to a warrant expiring in February 1999, (ii) 10,000 shares purchasable at $3.50 per share, under warrants expiring in 2004, (iii) 5,000 shares purchasable, at $3.50 per share, under warrants expiring in 2003 and (iv) 20,000 shares purchasable, at $3.50 per share, under warrants held by Mr. Schneider's affiliate RAS Securities, Inc. expiring 2003.

(6) Includes (i) 24,843 shares issuable, at $4.50 per share, upon the conversion of convertible notes in the total principal amount of $111,800, (ii) 8,250 shares issuable, at $3.00 per share, upon the conversion of a convertible note in the principal amount of $24,750,
       (iii) 15,000 shares purchasable at $3.50 per share, under warrants expiring in 2004, and (iv) 5,000 shares purchasable, at $3.50 per share, under warrants expiring in 2003.

(7) Represents shares purchasable at $3.50 per share under warrants expiring in 2003 and 2004.


                            DESCRIPTION OF SECURITIES

       The Company is a Texas corporation and its affairs are governed by its Articles of Incorporation ("Articles of Incorporation"), its Bylaws ("Bylaws") and by the Corporation Act. The following description of the Company's capital stock is qualified in all respects by reference to the Articles of Incorporation and Bylaws, which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.

       The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, $0.01 par value, and 5,000,000 shares of preferred stock, $0.01 par value ("Preferred Stock").

COMMON STOCK

       As of June 30, 1998, the Company had approximately 800 holders of its Common Stock. The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available thereof at such times and in such amounts as the Board of Directors may, from time to time, determine, subject to any preferences which may be granted to the holders of Preferred Stock. Holders of Common Stock do not have cumulative voting rights and are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote. The Common Stock is not entitled to preemptive rights and is not subject to redemption or conversion. Upon liquidation, dissolution, or winding-up of the Company, the assets (if any) legally available for distribution to shareholders are distributable ratably among the holders of the Common Stock after payment of all debt and liabilities of the Company and the liquidation preference of any outstanding class or series of Preferred Stock. All outstanding shares of Common Stock are, and the shares of Common Stock to be issued pursuant to this offering will be, when issued and delivered, validly issued, fully paid, and nonassessable. The rights, preferences, and privileges of holders of Common Stock will be subject to the preferential rights of any outstanding class or series of Preferred Stock that the Company may issue in the future.

WARRANTS

       In connection with the IPO, the Company issued 1,150,000 Redeemable Common Stock Purchase Warrants (the "Warrants"). Upon exercise of the Underwriters' Warrants, the Company may issue up to 100,000 Underlying Warrants to the holders of the Underwriters' Warrants. The Underlying Warrants have identical terms to the Warrants. The following description of the Warranties is also intended to describe the Underlying Warrants.

       The Warrants are subject to the terms and conditions of a Warrant Agreement (the "Warrant Agreement") between the Company and the Company's transfer agent, as Warrant Agent. The following description of the Warrants is qualified in all respects by the Warrant Agreement, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The shares of Common Stock underlying the Warrants, when issued upon exercise thereof and payment of the purchase price, will be fully paid and nonassessable.

       Each Warrant entitles the holder to purchase 1.058 shares of Common Stock at any time after August 13, 1999 at an exercise price of $6.52 per share, subject to adjustment in certain circumstances, unless earlier redeemed. Pursuant to the terms of the Warrant Agreement as a result of the Company's issuance of certain other warrants having exercise prices of less than $6.90, the original exercise price of the Warrants was adjusted from $6.90 to $6.52, and the number of shares for which each Warrant may be exercised was increased from one share to 1.058 shares.

       The Warrants are redeemable in whole and not in part by the Company, after August 13, 1999, upon 30 days' notice at a price of $0.10 per Warrant, provided that the closing bid quotations or sale prices of the Common Stock have averaged at least $9.4875 for a period of any 20 consecutive trading days ending on the tenth day prior to the day on which the Company mails the notice of redemption to the Warrant holders. In the event the Company gives notice of its intention to redeem the Warrants, a holder would be forced to either exercise his Warrant within 30 days of the notice of redemption or accept the redemption price. The holders of the Warrants will have exercise rights until the close of business on the date fixed for the redemption thereof.

       The number and kind of securities or other property for which the Warrants are exercisable are subject to adjustment upon the occurrence of certain events, including mergers, reorganizations, stock dividends, stock splits, and recapitalizations. Holders of Warrants have no voting, dividend, or other rights as shareholders of the Company with respect to the shares underlying the Warrants, unless and until the Warrants are exercised.

       The Warrants may be exercised by filling out and signing the appropriate form on the Warrants and mailing or delivering the Warrants to the Warrant Agent in time to reach the Warrant Agent by the expiration date, accompanied by payment in full of the exercise price for the Warrants being exercised in United States funds (in cash or by check or bank draft payable to the order of the Company). Common Stock certificates will be issued as soon as practicable after exercise and payment of the exercise price as described above.

       The shares of Common Stock issuable upon exercise of the Warrants and the securities issuable upon exercise of the Underwriters' Warrants have been registered with the Commission. The Company will be required, from time to time, to file post-effective amendments to its registration statement in order to maintain a current prospectus covering the issuance of such shares upon exercise of the Warrants. The Company has undertaken to make such filings and to use its best efforts to cause such post-effective amendments to become effective. If for any reason a required post-effective amendment is not filed or does not become effective or is not maintained, the holders of the Warrants may be prevented from exercising their Warrants.

       Holders of the Warrants have the right to exercise the Warrants only if the underlying shares of Common Stock are qualified, registered or exempt from registration under applicable securities laws of the states in which the various holders of the Warrants reside. The Company cannot issue shares of Common Stock to holders of the Warrants in states where such shares are not qualified, registered or exempt. The Company has, however, (i) obtained a listing for the shares of Common Stock on Nasdaq and the BSE, which provides an exemption from state securities law registration in many states, and (ii) registered the shares of Common Stock in certain states where this exemption is not available.

       The Warrants are subject to redemption by the Company in certain circumstances. The Company's exercise of this right would force a holder of the Warrants to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for the holder to do so, to sell the Warrants at the then current market price when the holder might otherwise wish to hold the Warrants for possible additional appreciation, or to accept the redemption price, which is likely to be substantially less than the market value of the Warrants in the event of a call for redemption. Holders who do not exercise their Warrants prior to redemption by the Company will forfeit their right to purchase the shares of Common Stock underlying the Warrants.

UNDERWRITERS' WARRANTS

       Upon completion of the IPO, the Company sold to its underwriter, for $0.001 per Warrant, the Underwriters' Warrants (the "Underwriters' Warrants") to purchase (i) 100,000 shares of Common Stock at an exercise price of $9.4875 per share and (ii) 100,000 Warrants (the "Underlying Warrants") at an exercise price of $11.38 per Warrant. The Underwriters' Warrants are exercisable after August 13, 1998 and expire on August 13, 2002. The Underwriters' Warrants contain provisions that protect the holders against dilution by adjustment of the exercise price and the number of shares of Common Stock subject to the Underwriters' Warrants in certain events, such as stock dividends and distributions, stock splits, recapitalizations, mergers, or consolidations. Holders of the Underwriters' Warrants do not possess any rights as shareholders of the Company prior to exercise. In addition, the Company agreed to provide certain demand and piggyback registration rights in connection with the Underwriters' Warrants.

OTHER WARRANTS AND OPTIONS

       Placement Warrants. On March 1, 1996 and June 24, 1996, the Company issued warrants to purchase an aggregate of 200,000 shares of Common Stock (the "Placement Warrants") to RAS Securities Corp. ("RAS") upon the closings of the private placement of 500,000 shares of Common Stock by the Company. RAS has subsequently transferred these Placement Warrants to certain of its employees. Each Placement Warrant entitles the holder to purchase one share of Common Stock at a price of $1.00 per share, exercisable on or before February 28, 1999. As of the date of this Prospectus, the holders of the Placement Warrants had exercised and surrendered 143,755 Placement Warrants to purchase an aggregate of 127,962 shares of Common Stock. The Placement Warrants contain provisions that protect the holders against dilution by adjustment of the exercise price and the number of shares of Common Stock subject to the Placement Warrants in certain events, such as stock dividends and distributions, stock splits, recapitalizations, mergers, or consolidations. Holders of Placement Warrants do not possess any rights as shareholders of the Company prior to exercise. Holders of Placement Warrants have been granted certain registration rights. Any shares to be issued upon exercise of the Placement Warrants will be subject to certain transfer restrictions. For a discussion of these restrictions, see "--Shares Eligible For Future Sale" below.

       Morgan Warrant. Effective June 30, 1996, the Company and Richard L. Morgan entered into a Warrant Agreement (the "Morgan Warrant") pursuant to which Mr. Morgan has the right to purchase 80,000 shares of Common Stock at a price of $2.50 per share. The Warrant Agreement expires February 28, 1999. Mr. Morgan has not exercised any of his rights under the Morgan Warrant as of the date of this prospectus. The Morgan Warrant contains provisions that protect Mr. Morgan against dilution by adjustment of the exercise price and the number of shares of Common Stock subject to the Morgan Warrant in certain events, such as stock dividends and distributions, stock splits, recapitalizations, mergers or consolidations. The Morgan Warrant does not grant any shareholder rights to the holder thereof prior to exercise. The Morgan Warrant grants to Mr. Morgan certain registration rights. Any shares to be issued upon exercise of the Morgan Warrant will be subject to certain transfer restrictions. For a discussion of these restrictions, see "--Shares Eligible for Future Sale" below.

       Employee Stock Options and Related Party Warrants. See
"Management--Employee Stock Option Plan" for a description of outstanding options granted under the 1997 Stock Option Plan and "Management--Other Warrants" for a description of outstanding warrants granted to certain officers, directors and related parties.

PREFERRED STOCK

       The Board of Directors may, without further action of the shareholders of the Company, issue shares of Preferred Stock in one or more series and fix or alter the rights or preferences thereof, including the voting rights, redemption provisions (including sinking fund provisions), dividend rights, dividend rates, liquidation preferences, conversion rights, and any other rights, preferences, privileges, and restrictions of any wholly unissued series of Preferred Stock. The rights of holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future. No shares of Preferred Stock are outstanding, and the Company has no present plans to issue any such shares. The issuance of shares of Preferred Stock could adversely affect the voting power of holders of Common Stock and could have the effect of delaying, deferring, or preventing a change in control of the Company or other corporate action.

DEBT SECURITIES

       In connection with the acquisition of Pride on March 1, 1996, the Company issued $857,000 in aggregate principal amount of its five-year, 10% Convertible Notes ("Convertible Notes") to the former shareholders of Pride as a portion of the acquisition price payable to them for their shares in Pride. As of June 30, 1998, $786,000 in aggregate principal amount of the Convertible Notes remained outstanding. The Convertible Notes require the Company to pay quarterly payments of interest at a rate of ten percent (10%) per annum. Commencing April 1, 1998, the Convertible Notes also require equal quarterly installments of principal in an amount necessary to fully amortize the notes by March 1, 2001, when all remaining principal and accrued interest will be due. Each of the Convertible Notes is convertible at the option of the holder into shares of Common Stock at a price of $4.50 per share. In addition, the Company issued to Charles Weed, in consideration for cancellation of accrued, unpaid consulting fees owed by Pride, a Convertible Note in the amount of $27,000 that is convertible at $3.00 per share. As of June 30, 1998, this Convertible Note had a principal balance of $24,750. The conversion rates for all of the Convertible Notes are subject to adjustment in the event of any stock dividend, split, combination or reclassification of the outstanding Common Stock of the Company. The Convertible Notes require the Company to treat all holders of the Convertible Notes as pari passu members of the same class. Each of the Convertible Notes (other than the $27,000 note held by Mr. Weed) is secured by a pledge of the pro rata portion of outstanding stock of Pride that was owned directly or beneficially by the holder of the Convertible Note immediately prior to the Company's acquisition of Pride. All of the Company's stock in Pride is pledged to secure the Convertible Notes, subject to the Company's prior pledge of approximately 50% of the Pride stock to secure certain of Pride's debt. If the Company fails to make a required payment of principal and interest within ten (10) days after written notice of default is received, the holder of the Convertible Note may exercise any of its remedies with respect to the pledged stock.

CERTAIN ARTICLES OF INCORPORATION PROVISIONS

       The Articles of Incorporation provides that the Company's directors will not be personally liable for monetary damages to the Company or its shareholders for an act or omission in the director's capacity as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director derived any improper personal benefit, (iv) for acts or omissions for which the liability of a director is expressly provided by statute or (v) an act related to an unlawful stock repurchase or payment of a dividend. This provision in the Articles of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of nonmonetary relief would remain available under Texas law. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

TRANSFER AGENT, REGISTRAR AND WARRANT AGENT

       The Company has engaged Continental Stock Transfer and Trust Company, New York, New York, to serve as the stock transfer agent and registrar for the Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

       The Company has approximately 3,257,992 shares of Common Stock outstanding, excluding any exercise of currently outstanding warrants and convertible or exchangeable notes. The 1,150,000 shares of Common Stock sold in the IPO are freely transferable without restriction or further registration under the Securities Act, except that any shares purchased by affiliates of the Company are subject to the limitations of Rule 144 under the Securities Act. The 1,150,000 Warrants sold in the IPO are also freely transferable without restriction or further registration under the Securities Act, except that any Warrants purchased by affiliates of the Company are subject to the limitations of Rule 144 under the Securities Act. All of the Company's other outstanding shares of Common Stock, warrants, options and convertible notes are "restricted securities" as that term is defined in Rule 144 under the Securities Act.

       In general, under Rule 144 a minimum of one year must elapse between the later of the date of the acquisition of restricted securities from the issuer or its affiliates and a resale of the securities under Rule 144. If the one-year test is met, a person (or persons whose shares are aggregated), including persons who may be deemed "affiliates" of the Company, would be entitled to sell within any three-month period a number of securities that does not exceed the greater of 1% of the number of shares of Common Stock then outstanding or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date an order to sell is placed with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements, and to the availability of current public information about the Company. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the securities proposed to be sold for at least two years, would be entitled to sell such securities under Rule 144(k) without regard to the requirements described above. Accordingly, after August 1998, substantially all of the Company's outstanding "restricted" shares of Common Stock are eligible for sale under Rule 144, as a result of the one-year holding period.

       Certain Company officers, who beneficially own a total of 1,254,450 shares of Common Stock, have signed lock-up agreements under which such holders have agreed not to sell their shares of Common Stock that might otherwise be eligible for sale until August 13, 1999 without the prior written consent of the Company's underwriter for the IPO.

       Other Company officers and nonmanagement holders of certain of the Company's securities have signed lock-up agreements under which such holders have agreed not to sell any shares of Common Stock that they own or acquire until August 13, 1998. Additionally, if the Company's underwriter consents to an early release of such shares in an aggregate quantity equal to at least 50% of such holders' shares, then the lock up period on such remaining shares held by these holders shall automatically extend until August 13, 1999.

       Holders of the Convertible Notes that are convertible for up to 182,870 shares of Common Stock agreed to lock up their shares until August 13, 1999, except that such holders may quarterly sell sufficient shares to generate proceeds that do not exceed the required quarterly principal payments on the Convertible Notes.

       In connection with the consummation of the IPO, the Company issued 43,478 shares of Common Stock upon full payment of the Bridge Notes, which provided that these shares could not be sold by the holder until August 19, 1998.

       Upon the expiration of all lock-up agreements, these shares will become eligible for sale in the public market assuming the shares continue to be registered for sale by the selling securityholders or, if not registered, subject to the provisions of Rule 144.

       This Prospectus covers the resale by the Selling Shareholders of 927,624 of the Company's outstanding shares of Common Stock, 135,245 shares of Common Stock issuable upon exercise of outstanding warrants, and 182,870 shares of Common Stock issuable upon conversion of the outstanding Convertible Notes. See "Selling Shareholders." So long as the Company maintains the effectiveness of this registration and the Selling Shareholders comply with prospectus delivery and other requirements for the public sale of registered securities, the Selling Shareholders may resell their shares without restrictions, except for any applicable lock-up agreement.

                                 USE OF PROCEEDS

       The timing of any receipt by the Company of proceeds from sales of shares of Common Stock upon exercise of the Warrants, the Underwriters' Warrants or the Underlying Warrants is unpredictable. The Company expects to employ any such proceeds for working capital and general corporate purposes.

       The Company will not receive any of the proceeds from sales of any of the shares of Common Stock by the Selling Shareholders.

                              SELLING SHAREHOLDERS

       This Prospectus relates to the offer and sale from time to time (i) by stockholders of the Company of up to 927,624 outstanding shares of Common Stock,
(ii) by the holders of outstanding warrants of a maximum of 135,245 shares of Common Stock that may be issued upon the exercise of the warrants owned by them, and (iii) by the holders of outstanding convertible notes of a maximum of 182,870 shares of Common Stock that may be issued upon conversion of the notes owned by them.

IDENTITY AND OWNERSHIP OF SELLING SHAREHOLDERS

       The following table provides certain information with respect to the Selling Shareholders, and the number of shares of Common Stock owned, offered and to be owned after the offering by each Selling Shareholder.

                                                                    MAXIMUM NUMBER OF           SHARES OF COMMON
                                           SHARES OF COMMON         SHARES OF COMMON            STOCK TO BE OWNED
       SELLING SHAREHOLDERS                 STOCK OWNED (1)         STOCK TO BE SOLD         AFTER THE OFFERING (11)
       --------------------                ----------------         -----------------        -----------------------
Paul Lubomirski                                44,250 (2)                 44,250                       0

James J. McNamara and
Margarita McNamara                             10,000                     10,000                       0

Anthony DeCaprio                                5,000                      5,000                       0

American & International
Investment, Ltd.                               35,000                     35,000                       0

Charles R. Kemp                                20,000                     20,000                       0

Kelly Kemp                                     15,000                     15,000                       0

George L. Riggs IRA                            10,000                     10,000                       0

John L. Caldwell                               20,000                     20,000                       0

Andrew J. Corbett                               5,000                      5,000                       0

Conrad H. C. Everhard                           5,000                      5,000                       0

Edward Gray                                     5,000                      5,000                       0

Alfons Murk                                    40,000                     40,000                       0

Eugene L. Crance                               10,000                     10,000                       0

Jarred W. Stiemke                              10,000                     10,000                       0

Jackson Chang                                  10,000                     10,000                       0

Chung-Ming Lin and
Li-Shiang Lin                                  10,000                     10,000                       0

Gerald D. Wollert
Revocable Living Trust dated 4/4/90            10,000                     10,000                       0

Patricia Ewing Hendrick                        15,571                     15,571                       0

Gregory A. Despot                               8,730                      8,730                       0


                                                                    MAXIMUM NUMBER OF           SHARES OF COMMON
                                           SHARES OF COMMON         SHARES OF COMMON            STOCK TO BE OWNED
       SELLING SHAREHOLDERS                 STOCK OWNED (1)         STOCK TO BE SOLD         AFTER THE OFFERING (11)
       --------------------                ----------------         -----------------        -----------------------

Charles E. Weed                                   43,627 (3)               43,627                      0

Judy L. Chidlow                                    6,661                    6,661                      0

John L. Chidlow                                    5,995                    5,995                      0

Jesswalt, Inc.                                     3,330                    3,330                      0

Frank Scott Moran                                  2,664                    2,664                      0

Anne S. Couch                                      2,664                    2,664                      0

3650 Investment Corporation, L.C.                  1,332                    1,332                      0

May H. Chidlow                                       699                      699                      0

Richard L. Morgan                                100,000 (4)              100,000                      0

Steven A. Soares                                   5,000                    5,000                      0

Mark Osgood                                       20,000                   20,000                      0

James P. Leaderer                                 50,000                   50,000                      0

Theodore C. Aalbersberg                           10,000                   10,000                      0

Bertram S. Mullan                                 10,000                   10,000                      0

Thomas and Mary Ruthven                            5,000                    5,000                      0

Robert Pierot                                     10,000                   10,000                      0

Abraham Garfinkel                                  5,000                    5,000                      0

Delaware Charter Guarantee &
Trust Company TTEE FBO:
Chester S. Kucinski IRA                           30,000                   30,000                      0

Michael Abdenour                                  10,000                   10,000                      0

Grigori Tsoukanov                                  5,000                    5,000                      0

Douglas F. Johnston                               30,000                   30,000                      0

Michael and Gail Goldey                            5,000                    5,000                      0

George L. Riggs, III                               5,000                    5,000                      0

Delaware Charter Guarantee &
Trust Company TTEE FBO:
Douglas F. Johnston IRA                           10,000                   10,000                      0

Carl Eric Mayer                                    5,000                    5,000                      0

Raymond J. Wiacek                                 10,000                   10,000                      0

John B. Mauro                                      5,000                    5,000                      0

Paine Webber Incorporated, solely
as custodian of William E. Cassidy IRA             5,000                    5,000                      0

Paine Webber Incorporated, solely
as custodian of Reata L. Cassidy IRA               5,000                    5,000                      0

Eugene L. Crance                                   5,000                    5,000                      0

Paul Taboada                                      21,975 (5)               21,975                      0



                                                                    MAXIMUM NUMBER OF           SHARES OF COMMON
                                           SHARES OF COMMON         SHARES OF COMMON            STOCK TO BE OWNED
       SELLING SHAREHOLDERS                 STOCK OWNED (1)         STOCK TO BE SOLD         AFTER THE OFFERING (11)
       --------------------                ----------------         -----------------        -----------------------

Steven Taub                                      10,000   (6)           10,000                         0

Thomas K. Lin                                     2,000   (6)            2,000                         0

Eric Rainer Bashford Charitable Remainder
Unitrust dated August 3, 1996
EIN 13-7096965                                   37,634   (5)           37,634                         0

Robert A. Schneider                              43,245   (6)           43,245                         0

Faye Peltz                                       64,780   (5)           64,780                         0

Patricia Ewing Hendrick                          19,823   (7)           19,823                         0

Gregory A. Despot                                62,041   (7)           62,041                         0

Judy L. Chidlow                                   8,480   (7)            8,480                         0

John H. Chidlow                                  33,094   (7)           33,094                         0

Stephen R. Herbel                                 1,413   (7)            1,413                         0

Jerry R. Webb                                     1,413   (7)            1,413                         0

Teekell Investments, L.P.                         1,414   (7)            1,414                         0

Frank Scott Moran                                 3,392   (7)            3,392                         0

Anne S. Couch                                     3,392   (7)            3,392                         0

3650 Investment Corporation, L.C.                 1,696   (7)            1,696                         0

May H. Chidlow                                      890   (7)              890                         0

Judd H. Chidlow                                  12,731   (7)           12,731                         0

Louisiana Economic Development Corp.             82,153   (8)           82,153                         0

Betsy B. Rouse                                    2,174   (9)            2,174                         0

Patrick H. & Lee M. Miller                        4,346   (9)            4,346                         0

Edward J. Anderson                                2,174   (9)            2,174                         0

J. Robert Wyatt                                   4,346   (9)            4,346                         0

Priscilla Goodwyn                                 2,174   (9)            2,174                         0

Sagax Fund II, Ltd.                               8,698   (9)            8,698                         0

John H. & Maria Sultenfuss                        2,174   (9)            2,174                         0

John S. Lemak                                     2,174   (9)            2,174                         0

Dorothy D. & Rush B. Winchester                   2,174   (9)            2,174                         0

Robert C. Kohler, III                             2,174   (9)            2,174                         0

Gary L. Covelli                                   2,174   (9)            2,174                         0

Isabel Maxwell                                    2,174   (9)            2,174                         0

Digital Data Networks, Inc.                       2,174   (9)            2,174                         0

J. R. Sheldon & Co., Inc.                         2,174   (9)            2,174                         0

Anthony DeCaprio                                  2,174   (9)            2,174                         0


                                                                    MAXIMUM NUMBER OF           SHARES OF COMMON
                                           SHARES OF COMMON         SHARES OF COMMON            STOCK TO BE OWNED
       SELLING SHAREHOLDERS                 STOCK OWNED (1)         STOCK TO BE SOLD         AFTER THE OFFERING (11)
       --------------------                ----------------         -----------------        -----------------------


Fred Werner                                      54,842   (10)          54,842                        0

Casper Air Service Employee Stock
Ownership Plan and Trust                         27,323   (10)          27,323                        0

-----------------------

(1) Includes shares that may be purchased under outstanding warrants or convertible or exchangeable notes.

(2) Paul Lubomirski serves as President of the Company's subsidiary, Pride Aviation, Inc.

(3) Charles Weed has served as a consultant to the Company since March 1996 and receives a consulting fee of $4,000 per month through February 2000. Mr. Weed is also a director of the Company. His shares include (i) 7,500 shares purchasable, at $3.00 per share, pursuant to a Convertible Note (as defined below) and (ii) 22,584 shares purchasable, at $4.50 per share, pursuant to two Convertible Notes.

(4) Includes 80,000 shares purchasable, at $2.50 per share, upon the exercise of the Morgan Warrants (as defined below). Mr. Morgan serves as the Chief Financial Officer and a director to the Company.

(5)    Represents shares purchased pursuant to the Placement Warrants.

(6) Represents shares purchasable, at $1.00 per share, pursuant to the Placement Warrants.

(7) Represents shares purchasable, at $4.50 per share, pursuant to the Convertible Notes.

(8) Represents shares issued pursuant to the Exchangeable Note (as defined below).

(9) Represents shares issued to the former holders of the Bridge Notes (as defined below) upon payoff of the Bridge Notes.

(10) Represents shares issued to the owners of CAS upon consummation of the Casper Acquisition.

(11)   Assumes all shares are sold by each Selling Shareholder.


DESCRIPTION OF TRANSACTIONS

       Outstanding Common Stock. As of June 30, 1998, the Company had issued and outstanding 3,257,992 shares of Common Stock. In connection with the Company's organization, on December 20, 1995, the Company issued 1,000,000 shares of Common Stock to The Sanders Companies, Inc. in exchange for the transfer to the Company of all of the outstanding capital stock of Airline Services and TriStar Paint.

       In a Regulation D offering completed in June 1996, the Company sold 500,000 shares of Common Stock, at $3.00 per share, to a total of 41 accredited and non-accredited investors.

       In connection with the Company's acquisition of Pride on March 1, 1996, the Company issued 100,250 shares of Common Stock to certain of the former beneficial owners of Pride, including Paul Lubomirski, who remained an executive officer of Pride, and Charles Weed, who became a director of and consultant to the Company.

       In connection with the Company's acquisition of CAS in August 1997 the Company issued 153,635 shares of Common Stock to Fred Werner, CAS's former controlling shareholder and the Casper Air Service Employee Stock Ownership Plan and Trust (the "ESOP"), one of CAS's former shareholders. Mr. Werner and the ESOP have sold a total of 71,470 shares in connection with this offering.

       Convertible Notes. In connection with its acquisition of Pride, the Company issued $857,000 in aggregate principal amount of its five-year, 10% Convertible Notes ("Convertible Notes") to certain of the former beneficial owners of Pride, including Charles Weed. The Convertible Notes require the Company to pay quarterly payments of interest at a rate of ten percent (10%) per annum. Commencing April 1, 1998, the Convertible Notes also require equal quarterly installments of principal in an amount necessary to fully amortize the notes by March 1, 2001, when all remaining principal and accrued interest will be due. Each of the Convertible Notes is convertible at the option of the holder into shares of Common Stock at a price of $4.50 per share. In addition, the Company issued to Charles Weed, in consideration for cancellation of accrued, unpaid consulting fees owed by Pride, a Convertible Note in the amount of $27,000 that is convertible at $3.00 per share. The conversion rates are subject to adjustment in the event of any stock dividend, split, combination or reclassification of the outstanding Common Stock of the Company. The Convertible Notes require the Company to treat all holders of the Convertible Notes as pari passu members of the same class. Each of the Convertible Notes (other than the $27,000 note held by Mr. Weed) is secured by a pledge of the pro rata portion of outstanding stock of Pride that was owned directly or beneficially by the holder of the Convertible Note immediately prior to the Company's acquisition of Pride. Approximately 90% of the outstanding stock in Pride is pledged by the Company to secure the Convertible Notes, subject to the Company's prior pledge of approximately 50% of the Pride stock to secure the Exchangeable Note. If the Company fails to make a required payment of principal and interest after notice of default, the holder of the Convertible Note may exercise any of its remedies with respect to the pledged stock. As of June 30, 1998, a total of $2,250 of the Convertible Notes have been converted into 975 shares of Common Stock.

       Exchangeable Note. At the time of its acquisition by the Company, Pride owed certain debt to the Louisiana Economic Development Corporation (the "LEDC"). To obtain the LEDC's consent to the Company's acquisition of Pride, the Company granted to the LEDC the right to exchange the debt owed by Pride to the LEDC. Pride issued a new promissory note (the "Exchangeable Note") in the original principal amount of $408,000 that was exchangeable by the LEDC for newly issued shares of the Company's Common Stock at a rate of $4.50 per share. In August 1997, the LEDC exchanged the Exchangeable Note for the issuance of 82,153 shares of Common Stock.

       Placement Warrants. On March 1, 1996 and June 24, 1996, the Company issued the Placement Warrants to purchase an aggregate of 200,000 shares of Common Stock to RAS upon the closings of the private placement of 500,000 shares of Common Stock by the Company. RAS subsequently transferred these Placement Warrants to certain of its employees. Each Placement Warrant entitles the holder to purchase one share of Common Stock at a price of $1.00 per share, exercisable on or before February 28, 1999. As of the date of this Prospectus, holders of the Placement Warrants had purchased an aggregate of 127,962 shares of Common Stock through the exercise and surrender of a total of 143,755 Placement Warrants. As of the date of this Prospectus, 55,245 Placement Warrants remained outstanding. The Placement Warrants contain provisions that protect the holders against dilution by adjustment of the exercise price and the number of shares of Common Stock subject to the Placement Warrants in certain events, such as stock dividends and distributions, stock splits, recapitalizations, mergers, or consolidations. Holders of Placement Warrants do not possess any rights as stockholders of the Company prior to exercise. Holders of Placement Warrants have been granted certain registration rights.

       Morgan Warrant. Effective June 30, 1996, the Company and Richard L. Morgan, then a consultant to the Company, entered into the Morgan Warrant pursuant to which Mr. Morgan has the right to purchase 80,000 shares of Common Stock at a price of $2.50 per share. The Warrant Agreement expires February 28, 1999. Mr. Morgan has not exercised any of his rights under the Morgan Warrant as of the date of this Prospectus. Mr. Morgan was appointed a director of the Company in February 1997 and as Chief Financial Officer in April 1998. The Morgan Warrant contains provisions that protect Mr. Morgan against dilution by adjustment of the exercise price and the number of shares of Common Stock subject to the Morgan Warrant in certain events, such as stock dividends and distributions, stock splits, recapitalizations, mergers or consolidations. The Morgan Warrant does not grant any stockholder rights to the holder thereof prior to exercise. The Morgan Warrant grants to Mr. Morgan certain registration rights.

       Bridge Notes Shares. In February 1997, the Company completed a private offering of $500,000 in aggregate principal amount of its 10% Bridge Notes (the "Bridge Notes"). The Bridge Notes were due in full within five days following the funding of the Company's IPO. Upon successful completion of the Company's IPO in August 1997, the terms of the Bridge Notes required the Company to issue, as additional compensation to the holders of the Bridge Notes, that number of shares of Common Stock which equaled $250,000 divided by the IPO price of $5.75 per share of Common Stock, at the time of repayment in full of the Bridge Notes. The holders of the Bridge Notes were issued an aggregate of 43,478 shares of Common Stock.

       Casper Acquisition. On April 18, 1997, the Company entered into an agreement to purchase all of the outstanding stock of CAS, which were held by four shareholders. One of the shareholders was the ESOP. The closing of this transaction occurred concurrently with the closing of the IPO. The Company agreed to pay or issue to CAS's shareholders approximately $1,167,000 in cash and approximately $883,000 in value of Common Stock, based on the IPO price. The ESOP and CAS's controlling shareholder, Fred Werner, were issued a total of 153,565 shares of Common Stock. The other two shareholders received only cash.

SALES BY AFFILIATES

       Certain of the shares of Common Stock to be sold by the Selling Shareholders are owned, or may be acquired, by executive officers or directors of the Company. Paul Lubomirski, President of the Company's largest subsidiary Pride, owns or may acquire within 60 days up to 44,450 shares, or 1.7% of the shares covered by this Prospectus. Charles Weed, a director of the Company, owns or may acquire within 60 days up to 64,378 shares, or 2.5% of the shares covered by this Prospectus. Richard Morgan, a director and the Chief Financial Officer of the Company, owns or may acquire within 60 days up to 215,000 shares, or 8.3% of the shares covered by this Prospectus.

                              PLAN OF DISTRIBUTION

       As part of the Company's initial public offering in August 1997, the Company sold 1,150,000 Warrants at $0.10 per Warrant. Each Warrant entitles the holder to purchase, between August 13, 1999 and August 13, 2002, 1.058 shares of Common Stock at an exercise price of $6.52 per share, subject to adjustment in certain circumstances. See "Description of Securities--Warrants" for information regarding the terms of the Warrants, including the manner of exercise. This exercise price exceeds current trading prices for the Common Stock.

       In connection with the consummation of the Company's IPO in August 1997, the Company entered into an Underwriter's Warrant Agreement with the Company's underwriter in the IPO, Duke & Co., Inc. (the "Underwriter"), pursuant to which the Underwriters' Warrants were issued. See "Description of Securities-- Underwriter's Warrants" for a description of the terms of the Underwriter's Warrants. The Underwriter's Warrants may be exercised at any time between August 13, 1998 and August 13, 2002. The holders of the Underwriter's Warrants may purchase (i) up to 100,000 shares of Common Stock at $9.4875 per share and (ii) up to 100,000 Underlying Warrants at $11.38 per Warrant, subject to adjustment in certain circumstances. These exercise prices exceed current trading prices for the Common Stock and the Warrants. The Underwriter's Warrants to purchase Common Stock may be exercised in a cashless manner through the surrender and exchange of Underwriter's Warrants having a value (based on the market price of the Common Stock that may be purchased) equal to the total exercise price for the Common Stock being purchased.

       The Underlying Warrants, if issued upon an exercise of the Underwriter's Warrants, would have terms similar to the outstanding Warrants. See "Description of Securities--Warrants." The Underlying Warrants may be exercised at any time between August 13, 1999 and August 13, 2002. Each Underlying Warrant entitles its holder to purchase 1.058 shares of Common Stock at an exercise price of $6.52 per share.

       The Company has granted to the holders of the Underwriter's Warrants and the underlying securities certain rights with respect to registration under the Securities Act of the securities underlying the Underwriter's Warrants. Between August 13, 1998 and August 13, 2002, the holders of not less than a majority of the Common Stock issued or issuable upon exercise of the Underwriter's Warrants and Underlying Warrants may require the Company to effect up to two registrations under the Securities Act with respect to the Underwriter's Warrants, the Underlying Warrants and the Common Stock underlying the Underwriter's Warrants and the Underlying Warrants, and the Company is required to use its best efforts to effect such registration. In addition, subject to certain limitations, in the event the Company proposes to register any of its securities under the Securities Act prior to August 13, 2004, the holders of the Underwriter's Warrants and the underlying Common Stock are entitled to notice of such registration and may elect to include the Underwriter's Warrants, the Underlying Warrants and the Common Stock underlying the Underwriter's Warrants and Underlying Warrants held by them in such registration. The Company is obligated to pay the expenses of these registrations, except for underwriting discounts and commissions and except that the Company's out-of- pocket- expenses associated with the second registration initiated upon the request of the holders of the Common Stock issued or issuable upon exercise of the Underwriter's Warrants and Underlying Warrants will be reimbursed by the holders whose securities are included in such registration. The registration of securities pursuant to the registration rights applicable to the Underwriter's Warrants may impede future financing by the Company.

       The holders of the Warrants, Underlying Warrants and Underwriter's Warrants have an opportunity to profit from a rise in the market price of the Common Stock, if and to the extent that the market price exceeds the respective exercise prices of the Warrants, Underlying Warrants and Underwriter's Warrants. If any such warrants are exercised, the interest of the Company's shareholders may be diluted. It may be more difficult for the Company to raise additional capital while such warrants are outstanding, and the holders of such warrants may be expected to exercise them when the Company, in all likelihood, would be able to obtain needed additional capital by a new offering of securities on terms more favorable than those provided for by such warrants.

       The Selling Shareholders may from time to time sell all or a portion of their shares of Common Stock in the over-the-counter market or on any national securities exchange or automated interdealer quotation system on which the Common Stock may hereafter be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The shares of Common Stock may be sold directly or through brokers or dealers or in a distribution by one or more underwriters on a firm commitment or best efforts basis. The methods by which the shares of Common Stock may be sold include (i) a block trade (which may involve crosses) in which the broker or dealer engaged will attempt to sell the shares of Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, (ii) purchases by a broker or dealer as principal and resales by such broker or dealer for its account pursuant to this Prospectus, (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers or to or through marketmakers, (iv) transactions in put or call options or other rights (whether exchange-listed or otherwise) established after the effectiveness of the Registration Statement of which this Prospectus is a part, and (v) privately negotiated transactions. In addition, any of the shares of Common Stock that qualify for sale pursuant to Rule 144 under the Securities Act may be sold in transactions complying with such Rule, rather than pursuant to this Prospectus. The ESOP may distribute its shares to the ESOP's participants, based on the number of shares previously allocated under the terms of the ESOP to the respective accounts of the participants.

       In the case of sales of the shares of Common Stock effected to or through broker-dealers, such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of the shares of Common Stock sold by or through such broker-dealers, or both. The Company has advised the Selling Shareholders that the anti-manipulative Regulation M under the Exchange Act may apply to their sales in the market and has informed them of the need for delivery of copies of this Prospectus. The Company is not aware as of the date of this Prospectus of any agreements between any of the Selling Shareholders and any broker-dealers with respect to the sale of the shares of Common Stock. The Selling Shareholders and any broker-dealers or agents participating in the distribution of the Securities may be deemed to be "underwriters" within the meaning of the Securities Act and any commissions received by any such broker-dealers or agents and profit on any resale of shares of Common Stock may be deemed to be underwriting commissions under the Securities Act. The commissions received by a broker-dealer or agent may be in excess of customary compensation. The Company will receive no part of the proceeds from the sale of any of the shares of Common Stock by the Selling Shareholders.

       The Company will pay all costs and expenses incurred in connection with the registration under the Securities Act of the shares of Common Stock offered by the Selling Shareholders, including without limitation all registration and filing fees, listing fees, printing expenses, fees and disbursements of counsel and accountants for the Company. Each Selling Shareholder will pay all brokerage fees and commissions, if any, incurred in connection with the sale of the shares of Common Stock owned by the Selling Shareholder. In addition, the Company has agreed to indemnify the Selling Shareholders, other than the Trust, against certain liabilities, including liabilities under the Securities Act.

       There is no assurance that any of the Selling Shareholders will sell any or all of the shares of Common Stock offered by them.


                                  LEGAL MATTERS

       The validity of the issuance of the Common Stock and Underlying Warrants offered hereby have been passed upon for the Company by Jenkens & Gilchrist, a Professional Corporation, Dallas, Texas.


                                     EXPERTS

       The consolidated financial statements of Aviation Group, Inc. and subsidiaries as of and for the year ended June 30, 1997 included in this Prospectus have been included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

       The consolidated financial statements of Aviation Group, Inc. and subsidiaries as of and for the nine months ended June 30, 1996 included in this Prospectus have been audited by Arsement, Redd & Morella, L.L.C., independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

       The consolidated financial statements of Casper Air Service and subsidiary as of April 30, 1997 and for the two years ended April 30, 1996 and 1997, included in this prospectus and in the registration statement, have been audited by McGladrey & Pullen, LLP, independent certified public accountants, and are included herein upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

       The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form SB-2 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the Securities being offered pursuant to this Prospectus. This Prospectus does not contain all information set forth in the Registration Statement and exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 25049 and at the regional offices of the Commission located at 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 25049. The Commission maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy, and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. Statements contained in this Prospectus concerning the provisions of any documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

       The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission described above. The Company furnishes to its shareholders annual reports containing financial statements audited by independent accountants following the end of each fiscal year.

                          INDEX TO FINANCIAL STATEMENTS


                                                                                                       PAGE
                                                                                                       ----
CONSOLIDATED FINANCIAL STATEMENTS OF AVIATION GROUP, INC. AND SUBSIDIARIES

Report of Independent Accountants dated September 29, 1997 by Price Waterhouse LLP                      F-1
Independent Auditors' Report dated October 7, 1996 by Arsement, Redd & Morella, L.L.C.                  F-2
Consolidated balance sheets as of June 30, 1997 and June 30, 1996                                       F-3
Consolidated statements of operations for the year ended June 30, 1997 and for the nine
        month period ended June 30, 1996                                                                F-4
Consolidated statements of changes in shareholders' equity for the year ended June 30, 1997
        and for the nine month period ended June 30, 1996                                               F-5
Consolidated statements of cash flows for the year ended June 30, 1997 and for the nine
        month period ended June 30, 1996                                                                F-6
Notes to consolidated financial statements                                                              F-7
Condensed consolidated balance sheets dated March 31, 1998 (unaudited) and June 30, 1997                F-22
Condensed consolidated statements of operations for the three month and nine month periods
        ended March 31, 1997 and 1998 (unaudited)                                                       F-23
Condensed consolidated statements of cash flows for the nine month periods ended March 31, 1997
        and 1998 (unaudited)                                                                            F-24
Notes to unaudited condensed consolidated financial statements for the nine month periods ended
        March 31, 1997 and 1998                                                                         F-25


CONSOLIDATED FINANCIAL STATEMENTS OF CASPER AIR SERVICE AND SUBSIDIARY

Independent Auditors' Report dated November 14, 1997 by McGladrey & Pullen, LLP                         C-1
Consolidated balance sheets as of April 30, 1996 and April 30, 1997                                     C-2
Consolidated statements of operations for the fiscal years ended April 30, 1997 and 1996                C-3
Consolidated statements of stockholders' equity for the fiscal years ended April 30, 1997
        and 1996                                                                                        C-4
Consolidated statements of cash flows for the fiscal years ended April 30, 1997 and 1996                C-6
Notes to consolidated financial statements                                                              C-8

                        REPORT OF INDEPENDENT ACCOUNTANTS




To the Board of Directors and

Shareholders of Aviation Group, Inc.



In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Aviation Group, Inc. and its subsidiaries at June 30, 1997, and the results of their operations and their cash flows for the year in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.



/s/ Price Waterhouse LLP

Price Waterhouse LLP

Dallas, Texas

September 29, 1997

                          INDEPENDENT AUDITORS' REPORT



To Aviation Group, Inc.
Dallas, Texas



We have audited the accompanying consolidated balance sheet of Aviation Group, Inc. (a Texas corporation) and subsidiaries as of June 30, 1996, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the nine months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aviation Group, Inc. and subsidiaries as of June 30, 1996, and the results of their operations and cash flows for the nine months then ended in conformity with generally accepted accounting principles.




                                            /s/ Arsement, Redd & Morella, L.L.C.

                                                Arsement, Redd & Morella, L.L.C.






October 7, 1996

Lafayette, Louisiana

                      AVIATION GROUP, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                          June 30,          June 30,
                                                           1997              1996
                                                        -----------      -----------
ASSETS
Current Assets
     Cash and cash equivalents                          $   188,000      $   457,000
     Accounts receivable, net                               796,000          644,000
     Inventory                                              240,000          143,000
     Deferred income taxes                                   40,000           11,000
     Prepaid expenses and other                             710,000           22,000
                                                        -----------      -----------
         Total Current Assets                             1,974,000        1,277,000
                                                        -----------      -----------

Property and equipment                                    2,903,000        2,409,000
Less: accumulated depreciation                             (583,000)        (220,000)
                                                        -----------      -----------
                                                          2,320,000        2,189,000
                                                        -----------      -----------

Goodwill, net                                               752,000          975,000
Other                                                        65,000           83,000
                                                        -----------      -----------
                                                            817,000        1,058,000
                                                        -----------      -----------
Total Assets                                            $ 5,111,000      $ 4,524,000
                                                        ===========      ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
     Current maturities of long-term obligations        $   502,000      $   209,000
     Bridge notes                                           436,000               --
     Other short-term borrowings                            256,000          223,000
     Accounts payable                                       769,000          574,000
     Accrued interest                                        24,000           36,000
     Income tax payable                                      20,000               --
     Due to shareholder                                          --            2,000
     Accrued liabilities                                    483,000          359,000
                                                        -----------      -----------
         Total Current Liabilities                        2,490,000        1,403,000
                                                        -----------      -----------

Long-Term Liabilities
     Long-term debt, net of current maturities            1,211,000        1,350,000
     Capitalized leases, net of current maturities           66,000               --
     Loan from shareholder                                   15,000               --
     Deferred income taxes                                  100,000          316,000
                                                        -----------      -----------
         Total Long-Term Liabilities                      1,392,000        1,666,000
                                                        -----------      -----------

Total Liabilities                                         3,882,000        3,069,000
                                                        -----------      -----------

Commitments and Contingencies (Note J)

Shareholders' Equity
     Preferred Stock, $.01 par value, 5,000,000
         shares authorized, none outstanding                     --               --
     Common Stock, $.01 per value, 10,000,000
         shares authorized, 1,600,250 shares issued
         and outstanding                                     16,000           16,000
     Additional paid-in capital                           1,951,000        1,701,000
     Retained earnings (deficit)                           (738,000)        (262,000)
                                                        -----------      -----------
         Total Shareholders' Equity                       1,229,000        1,455,000
                                                        -----------      -----------

Total Liabilities and Shareholders' Equity              $ 5,111,000      $ 4,524,000
                                                        ===========      ===========



        The accompanying notes are an integral part of these statements.

                      AVIATION GROUP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                    Year Ended       Nine Months
                                                     June 30,       Ended June 30,
                                                       1997             1996
                                                    -----------    --------------
Revenue                                             $ 9,718,000      $ 3,881,000

Cost of Revenue                                       7,410,000        2,838,000
                                                    -----------      -----------

   Gross Profit                                       2,308,000        1,043,000
                                                    -----------      -----------

General and Administrative Expenses                   2,048,000          752,000
Depreciation and Amortization                           413,000          154,000
                                                    -----------      -----------
                                                      2,461,000          906,000
                                                    -----------      -----------

   Income (Loss) From Operations                       (153,000)         137,000
                                                    -----------      -----------

Other Income (Expenses)
   Interest Income                                        2,000            2,000
   Interest Expense                                    (377,000)         (71,000)
                                                    -----------      -----------
                                                       (375,000)         (69,000)
                                                    -----------      -----------

Income (Loss) Before Provision for Income Taxes        (528,000)          68,000

Provision (Benefit) for Income Taxes                    (52,000)          34,000
                                                    -----------      -----------

Net Income (Loss)                                   $  (476,000)     $    34,000
                                                    ===========      ===========

 Earnings (loss) per common and
 common equivalent share-basic and diluted          $     (0.27)     $      0.02
                                                    ===========      ===========

 Weighted average common and
 common equivalent shares outstanding                 1,759,707        1,497,511
                                                    ===========      ===========




        The accompanying notes are an integral part of these statements.

                      AVIATION GROUP, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY


                                                                               Additional        Retained
                                                       Common Stock              Paid In         Earnings
                                                 Shares          Amount          Capital         (Deficit)          Total
                                               -----------     -----------     -----------      -----------      -----------
Predecessor combined balances at
  September 30, 1995                                   (a)     $     1,000     $   201,000      $  (283,000)     $   (81,000)

Restatement to reflect combination
  of entities under common control
  (Note A)                                       1,000,000           9,000          (9,000)              --               --
                                               -----------     -----------     -----------      -----------      -----------
Balance, September 30, 1995,
  as restated                                    1,000,000          10,000         192,000         (283,000)         (81,000)

Dividend to The Sanders
  Companies, Inc.                                       --              --              --          (13,000)         (13,000)
Issuance of shares in connection with
  private offering                                 500,000           5,000       1,209,000               --        1,214,000
Issuance of shares in connection
  with acquisition of Pride Aviation, Inc.          44,250             500         132,500               --          133,000
Issuance of shares in connection
  with settlement of long-term debt                 56,000             500         167,500               --          168,000
Net Income                                              --              --              --           34,000           34,000
                                               -----------     -----------     -----------      -----------      -----------

Balance, June 30, 1996                           1,600,250          16,000       1,701,000         (262,000)       1,455,000

Bridge Notes Warrants (Note F)                          --              --         250,000               --          250,000
Net loss                                                --              --              --         (476,000)        (476,000)
                                               -----------     -----------     -----------      -----------      -----------

Balance, June 30, 1997                           1,600,250     $    16,000     $ 1,951,000      $  (738,000)     $ 1,229,000
                                               ===========     ===========     ===========      ===========      ===========

(a) The Predecessor entities, Tri-Star Aircraft Services, Inc. and Tri-Star Airline Services, Inc. had 10,000 and 1,000 shares of common stock outstanding, respectively, at September 30, 1995.









        The accompanying notes are an integral part of these statements.

                      AVIATION GROUP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                          Year           Nine Months
                                                                          Ended             Ended
                                                                         June 30,          June 30,
                                                                           1997              1996
                                                                        -----------      -----------
Cash Flows From Operating Activities:
Net Income (Loss)                                                       $  (476,000)     $    34,000
Adjustments to Reconcile Net Income (Loss)
to Net Cash Provided (Used) by Operating Activities:
   Depreciation and amortization                                            413,000          154,000
   Accreted interest                                                        186,000               --
   Deferred income taxes                                                    (72,000)          47,000
   (Increase) decrease in accounts receivable                              (152,000)        (123,000)
   (Increase) decrease in inventories                                       (97,000)         (42,000)
   (Increase) decrease in prepaids and other current assets                  (4,000)          29,000
   Increase(decrease)in accounts payable                                    195,000         (214,000)
   Increase(decrease) in income taxes payable                                20,000               --
   Increase (decrease) in interest payable                                  (12,000)          36,000
   Increase (decrease) in accrued liabilities                               124,000          (20,000)
   Other                                                                    (25,000)         (14,000)
                                                                        -----------      -----------
   Total Adjustments                                                        576,000         (147,000)
                                                                        -----------      -----------
Net Cash Provided (Used) by Operating Activities                            100,000         (113,000)
                                                                        -----------      -----------
Cash Flows From Investing Activities:
   Cash paid for acquisition of Pride Aviation. Inc.                             --         (506,000)
   Payments for hangar facility costs                                       (91,000)              --
   Cost related to Casper Air Service acquisition                          (119,000)              --
   Advances to related parties                                              (38,000)              --
   Payments for property and equipment additions                           (414,000)         (12,000)
                                                                        -----------      -----------
Net Cash Used by Investing Activities                                      (662,000)        (518,000)
                                                                        -----------      -----------
Cash Flows From Financing Activities:
   Proceeds from short-term borrowings                                      102,000           80,000
   Repayments of short-term borrowings                                      (69,000)         (27,000)
   Proceeds from issuance of Bridge Notes and Warrants                      500,000               --
   Proceeds from issuance of long-term debt                                 283,000               --
   Principal payments on long-term debt                                    (128,000)        (179,000)
   Payment of Initial Public Offering costs                                (384,000)              --
   Proceeds from issuance of common stock                                        --        1,214,000
   Deferred financing costs                                                 (11,000)              --
                                                                        -----------      -----------
Net Cash Provided  by Financing Activities                                  293,000        1,088,000
                                                                        -----------      -----------

Net Increase (Decrease) in Cash and Cash Equivalents                       (269,000)         457,000
Cash and Cash Equivalents at Beginning of Period                            457,000               --
                                                                        -----------      -----------
Cash and Cash Equivalents at End of Period                              $   188,000      $   457,000
                                                                        ===========      ===========

Supplemental Disclosure of Cash Paid for Interest and Income Taxes:
   Cash paid for interest                                               $   203,000      $    35,000
   Cash paid for income taxes                                                    --               --
Supplemental Disclosure of Non-Cash Investing
 and Financing Activities:
   Issuance of common stock in connection with
     the acquisition of Pride Aviation, Inc.                            $        --      $   133,000
   Issuance of long-term debt in connection with the
     the acquisition of Pride Aviation, Inc.                                     --          857,000
   Common stock issued to retire long-term debt                                  --          168,000
   Machinery and equipment acquired under capital lease                      80,000               --

        The accompanying notes are an integral part of these statements.

                      AVIATION GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         June 30, 1997 and June 30, 1996



NOTE A - ORGANIZATION AND DESCRIPTION OF BUSINESS

Aviation Group, Inc. (the "Company") (a Texas corporation) was formed on December 4, 1995 for the purposes of combining certain aircraft service operations formerly owned by The Sanders Companies, Inc. ("Sanders") and to acquire additional aircraft servicing related businesses. Sanders is 100% owned by Lee Sanders, president and chief executive officer of the Company. On February 21, 1996, the Company acquired Pride Aviation, Inc. ("Pride") in a business combination accounted for as a purchase. Pride operates a Federal Aviation Administration ("FAA") approved repair station and provides aircraft painting and maintenance services (See Note C). In August 1997, the Company acquired Casper Air Service, Inc. ("CAS"). CAS is a full service fixed base operation ("FBO") located at Natrona County International Airport in Casper, Wyoming and offers aircraft line services, repair and maintenance and parts distribution. (See Note R - Acquisition of Casper Air Service)

On December 20, 1995, the Company entered into an Exchange Agreement (the "Exchange") whereby Sanders contributed all of the outstanding common stock of Tri-Star Airline Services, Inc. ("Airline") and Tri-Star Aircraft Services, Inc. ("Aircraft") (collectively the "Tri-Star Companies" or "Predecessor") to the Company in exchange for 100% of the common stock (1,000,000 shares) of the Company. The Exchange was accounted for similar to a pooling of interest with no change in historical basis of assets and liabilities as Sanders controlled 100% of the stock of the companies prior to and subsequent to the transaction. Prior to the Exchange, the Tri-Star Companies were operated as members of a controlled group with other operations of Sanders. For periods prior to the Exchange, the continuing operations of the Tri-Star Companies have been separated from the controlled group.

In August 1997, the Company completed an initial public offering ("IPO") of its common stock. The Company sold 1,150,000 shares of common stock at a price of $5.75 per share and 1,150,000 common stock purchase warrants at a price of $0.10 per warrant. Proceeds from the stock offering totaled $5,283,000, net of approximately $1,444,000 of associated underwriting discounts and offering expenses.

The Company's primary business includes the operation of FAA approved repair stations in New Iberia, Louisiana and Dallas, Texas which provide painting and paint stripping services to the commercial airline and corporate and private aircraft industry. The Company also provides refueling services and light maintenance services in Dallas, Texas and snack catering and aircraft cleaning services at various commercial airports in the United States.


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements present the consolidated results of the Company and its subsidiaries for the year ended June 30, 1997 and the combined results of the Predecessor through December 31, 1995 together with the consolidated results of the Company and its subsidiaries for the remainder of the nine months ended June 30, 1996, including the results of Pride from the date of acquisition. The Company changed its fiscal year end during 1996 from September 30 to June 30. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                      AVIATION GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         June 30, 1997 and June 30, 1996


Revenue Recognition

Revenues are recognized as services are performed.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

The Company uses the allowance method in accounting for losses on billed and unbilled accounts receivable. Provision for losses on trade receivables is made in amounts estimated to be adequate to cover anticipated bad debts. Accounts receivable are charged against the allowance when it is determined by management that payment will not be received. Any subsequent receipts are credited to the allowance. Bad debt expense charged to operations for the year ended June 30, 1997 and the nine months ended June 30, 1996 was $6,000 and $16,000, respectively. The allowance for doubtful accounts was $19,000 and $30,000 at June 30, 1997 and 1996, respectively.

Inventory

Inventories are stated at the lower of cost or market, with cost determined by the average costing method.

Goodwill

Goodwill represents the cost in excess of fair value of the net assets (including tax attributes) acquired in the Pride acquisition. Goodwill is being amortized on a straight-line basis over a 20 year period. Amortization expense for the year ended June 30, 1997 and the nine months ended June 30, 1996 was $50,000 and $17,000, respectively. Accumulated amortization totaled $67,000 and $17,000 at June 30, 1997 and 1996, respectively. During 1997, goodwill was reduced by $173,000 as a result of the determination of certain tax attributes related to the Pride acquisition. The Company analyzes the net book value of goodwill periodically for any potential impairment and believes that the asset is realizable at June 30, 1997.

Property and Equipment

Property and equipment are stated at cost. Depreciation has been provided using straight line and double declining balance methods over the estimated useful lives of the assets which range from 5 to 30 years.

Income Taxes

The Company accounts for income taxes using Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes. " SFAS No.109 requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.

Earnings (Loss) Per Common Share

Earnings (loss) per common and common equivalent share ("EPS") is computed based on the weighted average number of common shares outstanding and gives effect to certain adjustments described below. During the fiscal period ended June 30, 1996, the Company issued common stock and warrants with issuance and exercise prices below that of the price of the Company's IPO common stock offering. Pursuant to Securities and Exchange Commission requirements, the dilutive effect of these securities has been included in the EPS calculation as if they were outstanding as of the beginning of the period with the dilutive effect measured using the treasury stock method. Similarly, for the year ended June 30, 1997, the EPS calculation reflects an increase in common equivalent shares for the assumed exercise of the warrants for the nine months through March 31, 1997 (the period presented in the IPO document). No adjustment was made for the assumed exercise of the warrants for the three months ended June 30, 1997 since the effect would be antidilutive. Also, no adjustment was made for the assumed conversion of the Company's convertible debt for either period presented since the effect would be antidilutive.

                      AVIATION GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         June 30, 1997 and June 30, 1996



The Company's historical capital structure prior to fiscal 1996 is not comparable to its current structure due to the Exchange discussed in Note A and the issuance of common stock, warrants and convertible debt during the fiscal period ended June 30,1996 in connection with a private placement of the Company's common stock and the acquisition of Pride. Accordingly, historical net income (loss) per common share is not considered meaningful and has not been presented herein.

New Pronouncements

In February 1997, the FASB issued SFAS No. 128, "Earnings per Share", effective for financial statements issued for periods ending after December 15, 1997, which establishes standards for computing and presenting earnings per share
(EPS). The statement requires dual presentation of basic and diluted EPS on the face of the income statement for entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation, to the numerator and denominator of the diluted EPS computation. Basic EPS excludes the effect of potentially dilutive securities while diluted EPS reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised, converted into, or resulted in the issuance of common stock that then shared in the earnings of the entity. For the periods ended June 30, 1997 and 1996, the basic and diluted EPS amounts calculated assuming adoption of this statement would be the same as the amounts presented on the consolidated statement of operations.

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which are effective for fiscal years beginning after December 15, 1997. The adoption of SFAS 130 is not expected to have a significant impact to the Company. See Note Q for business segment information.

Reclassifications

Certain reclassifications have been made to prior period amounts to conform to the current year presentation.


NOTE C - ACQUISITION OF PRIDE AVIATION, INC.

On February 21, 1996, the Company entered into an agreement to acquire 99% of the outstanding common stock of Pride for cash of $486,000, issuance of $857,000 of 10% Convertible Notes and the issuance of 44,250 shares of the Company's common stock valued at approximately $133,000. At the closing of the acquisition, Pride had approximately $906,000 of long-term debt and $947,000 of other liabilities. The acquisition was accounted for using the purchase method. Accordingly, the purchase price was allocated to the net assets acquired based on their estimated fair values. The transaction was closed in early March 1996 and the results of operations of Pride are included in the accompanying financial statements beginning March 1, 1996. The excess of the purchase price over the fair value of the net assets acquired (including tax attributes) has been recorded as goodwill and is being amortized using the straight-line method over 20 years.

Supplemental Pro Forma Results of Operations (Unaudited)

The following unaudited pro forma summary presents the consolidated results of operations for the nine months ended June 30,1996 as if the Pride acquisition had occurred as of the beginning of the Company's fiscal year (October 1,1995). The summarized information does not purport to be indicative of what would have occurred had the acquisition actually been made as of such date or of results which may occur in the future.

         Revenues                                                  $ 6,755,000
         Net income                                                $    72,000
         Net income per common share                               $      0.05

                      AVIATION GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         June 30, 1997 and June 30, 1996


Adjustments made in arriving at pro forma unaudited results of operations included increased interest expense on acquisition debt, additional depreciation expense, amortization of goodwill and related tax adjustments.


NOTE  D - PREPAID EXPENSES AND OTHER CURRENT ASSETS

Other current assets consisted of the following at June 30, 1997 and 1996:

                                                                       1997         1996
                                                                     --------     --------
     Deferred IPO costs                                              $384,000     $     --
     Capitalized costs related to Casper Air Service acquisition      119,000           --
     Capitalized facility acquisition costs                           115,000           --
     Deferred debt issue costs                                         11,000           --
     Due from affiliates                                               38,000           --
     Prepaid expenses and other                                        43,000       22,000
                                                                     --------     --------
                                                                     $710,000     $ 22,000
                                                                     ========     ========

NOTE E - PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at June 30, 1997 and 1996:

                                                     1997             1996
                                                  -----------      -----------
     Machinery and equipment                      $ 1,965,000      $ 1,659,000
     Leasehold improvements                           577,000          530,000
     Furniture, fixtures and office equipment         163,000          114,000
     Vehicles                                         198,000          106,000
                                                  -----------      -----------
                                                    2,903,000        2,409,000
     Less: accumulated depreciation                  (583,000)        (220,000)
                                                  -----------      -----------
                                                  $ 2,320,000      $ 2,189,000
                                                  ===========      ===========

Depreciation expense charged to operations for the year ended June 30, 1997 and the nine months ended June 30, 1996 was $363,000 and $137,000, respectively.


NOTE F - SHORT-TERM BORROWINGS

10% Unsecured Bridge Notes

In February 1997, the Company issued $500,000 of 10% unsecured subordinated bridge notes. The proceeds from these notes were used to fund the cost of the Company's IPO and for general working capital purposes. As required by the terms of the notes, the Company issued $250,000 of common stock at the IPO price (43,478 shares) because the IPO was successfully completed prior to September 30, 1997. Accordingly, $250,000 of the proceeds from the issuance of the notes was allocated to equity and credited to paid in capital, and the notes payable were recorded at a corresponding discounted amount of $250,000. The discount is being amortized over the period through the effective date of the IPO. Discount accretion charged to interest expense totaled approximately $186,000 for the period ended June 30, 1997 and unamortized discount at June 30, 1997 totaled $64,000. Costs associated with the issuance of the notes are being amortized to interest expense using the effective rate method. The notes were repaid in full in August 1997 after completion of the IPO.

                      AVIATION GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         June 30, 1997 and June 30, 1996


Other Short Term Borrowings

Other short-term borrowings consisted of the following at June 30, 1997 and 1996:

                                                           1997           1996
                                                         --------       --------
           Bank line of credit                           $248,000       $223,000
           Other                                            8,000             --
                                                         --------       --------
                                                         $256,000       $223,000
                                                         ========       ========

At June 30, 1997 and 1996, the Company had a $250,000 line of credit facility with Compass Bank ("Line of Credit") which was guaranteed by the U. S. Small Business Administration. The Line of Credit was effectively assumed by Tri-Star Aircraft Services, Inc. with the transfer of assets and liabilities in connection with the Exchange discussed in Note A. The Line of Credit bears interest at a rate of prime plus 2% (10.50% and 10.75% at June 30, 1997 and 1996, respectively). The Line of Credit was repaid in full in August 1997 using proceeds from the IPO.


NOTE G - ACCRUED LIABILITIES

Accrued liabilities consisted of the following at June 30, 1997 and 1996:

                                                           1997           1996
                                                         --------       --------
           Provision for warranty claims                 $171,000       $101,000
           Accrued wages payable                          127,000        131,000
           Other                                          185,000        127,000
                                                         --------       --------
                                                         $483,000       $359,000
                                                         ========       ========

The Company generally warrants its products and services against defects in material and workmanship based on contract terms with customers. The Company records an estimated liability for warranty claims, based on actual claims experience, at the time the products and services are provided and revenue is recognized. Warranty claims, which are netted against revenue, totaled $85,000 and $38,000 for the year ended June 30, 1997 and the period ended June 30, 1996, respectively.

                      AVIATION GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         June 30, 1997 and June 30, 1996


NOTE H - LONG-TERM DEBT

         Long-term debt consisted of the following at June 30, 1997 and 1996:

                                                                                        1997             1996
                                                                                     -----------      -----------
           Convertible notes payable, payable in quarterly installments totaling
           $72,000 beginning April 1, 1998, bearing interest at 10%, maturing
           March 1, 2001 and secured by the Company's shares of common stock of
           Pride Aviation, Inc. The notes are convertible into shares of common stock of the Company at conversion prices ranging from $3.00 to $4.50
           per share, subject to adjustment for certain equity transactions.         $   884,000      $   884,000

           Convertible notes payable to Louisiana Economic Development
           Corporation dated March 1, 1996, payable in 60 monthly installments of $3,800, including interest at 7.38% and one final installment of the remaining unpaid balance on March 1, 2001. The note is secured by pledge of certain shares of common stock, accounts receivable, inventory and equipment of Pride Aviation, Inc. The note is convertible into shares of common stock of the Company at a price of
           $4.50 per share, subject to adjustment for certain equity
           transactions. (See  Note R)                                                   372,000          386,000

           Note payable to Sunbelt Business Capital, L.L.C., payable in monthly installments of $6,400, including interest at 12%,
           refinanced in May 1997                                                             --          135,000

           Note payable to Jerry R. Webb, payable in full on May 13, 1998, bearing interest at 18.0% payable monthly. The note is secured by pledge of certain shares of common stock, accounts receivable,
           inventory and equipment of Pride. (See Note R)                                283,000               --

           Various notes payable to Ford Motor Credit Corp., payable in monthly installments totaling $1,700 including interest at rates ranging from
           13.75% to 14.00% maturing from November 2000 to April 2002,
           secured by certain vehicles                                                    47,000               --

           Note payable to Schwing Insurance Agency,  payable  currently,
           with interest at 7.5% on the unpaid balance                                    72,000           72,000

           Note payable to Fidelity Bank, payable in monthly installments with interest at prime plus 2.5% maturing August 1997 and secured by
           certain machinery and equipment.                                                5,000           20,000

                      AVIATION GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         June 30, 1997 and June 30, 1996


                                                                                        1997             1996
                                                                                     -----------      -----------
           Note payable to Compass Bank, payable in monthly installments with interest at prime plus 2.25%, maturing September 1997 and secured by accounts receivable, equipment, key man life insurance policy, and personal guaranty and pledge of stock of The Sanders Companies, Inc.
           by Lee Sanders                                                                  8,000           27,000

           Various notes payable to finance companies, due in monthly installments totaling $3,000, including interest at rates ranging from 9.5% to 13.25%, maturing through March 1998 and
           secured by certain vehicles                                                    28,000           35,000
                                                                                     -----------      -----------

           Total                                                                       1,699,000        1,559,000

           Less: Current maturities of long-term debt                                   (488,000)        (209,000)
                                                                                     -----------      -----------
           Total long-term debt                                                      $ 1,211,000      $ 1,350,000
                                                                                     ===========      ===========

On May 15, 1997, when the outstanding principal balance of the Company's note to Sunbelt Business Capital, L.L.C. was $83,000, Sunbelt Business Capital, L.L.C. sold the Note to Jerry R. Webb, who at the same time loaned an additional $200,000 to the Company. The entire $283,000 debt to Mr. Webb was restructured and restated in the form of a new note payable. One of the Company's directors owns a participation interest in a portion of the debt owed to Mr. Webb by the Company. (See Notes M and R)

The Company's notes payable to Fidelity Bank and Compass Bank and the notes payable to finance companies were originally made by Sanders. This debt was effectively assumed by the Tri-Star Companies with the transfer of assets and liabilities in connection with the Exchange discussed in Note A. Sanders remains liable under the note agreements as the primary maker.

Maturities of long-term debt are as follows:

              1998                                                  $488,000
              1999                                                   328,000
              2000                                                   332,000
              2001                                                   542,000
              2002                                                     9,000

                      AVIATION GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         June 30, 1997 and June 30, 1996


NOTE I - LEASES

Capital Leases

The Company leases certain machinery and equipment under arrangements classified as capital leases. Machinery and equipment recorded under capital leases totaled $80,000 at June 30, 1997 and $0 at June 30, 1996. Future minimum lease payments at June 30, 1997, together with the present value of the minimum lease payments are:

                  1998                                                $     31,000
                  1999                                                      31,000
                  2000                                                      31,000
                  2001                                                      27,000
                  2002                                                       5,000
                  Thereafter                                                    --
                                                                      ------------
                  Total minimum lease payments                             125,000
                  Less: amount representing interest                       (45,000)
                                                                      ------------
                  Total present value of minimum lease payments             80,000
                  Less: current portion                                    (14,000)
                                                                      ------------
                  Long-term obligation                                $     66,000
                                                                      ============

Operating Leases

The Company leases various equipment and office and hanger facilities under cancelable and noncancelable rental arrangements. Rental expenses from operating leases and monthly rentals for the year ended June 30, 1997 and the nine months ended June 30, 1996 were $699,000 and $252,000, respectively.

Minimum future lease payments for non-cancelable operating leases for the next 5 years and thereafter are as follows:

                  1998                                               $379,000
                  1999                                                391,000
                  2000                                                395,000
                  2001                                                222,000
                  2002                                                195,000
                  Thereafter                                        4,669,000
                                                                   ----------
                                                                   $6,251,000
                                                                   ==========

NOTE J - COMMITMENTS AND CONTINGENCIES

The Company, in connection with the production of revenue, produces chemical waste, which is temporarily stored on the Company's premises. Costs for disposal are expensed by the Company as waste is produced. The provision for disposal of waste on hand totaled $10,000 and $16,000 as of June 30, 1997 and 1996 respectively, and is included in accrued liabilities in the accompanying balance sheet.

One of the Company's subsidiaries is partially self-insured for employee medical claims. Insurance with independent insurance carriers is maintained to cover medical claims in excess of self-insured limits. The Company's self-insured limits vary by month and policy year and are based on various factors including the number of employees and dependents covered and certain experience factors. In addition to aggregate annual and monthly limitations, the Company's exposure is further limited to $15,000 per employee per year.

The Company is not involved in any pending legal proceedings which it believes will have a material effect on its results of operations, cash flow or financial position.

                      AVIATION GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         June 30, 1997 and June 30, 1996


NOTE K - STOCK OPTIONS AND WARRANTS

1997 Stock  Option Plan

The Company's 1997 Stock Option Plan (the "Option Plan") was adopted by the Company's Board of Directors and shareholders in February 1997. The purpose of the Option Plan is to provide increased incentives to key EMPLOYEES and directors of the Company to render services and exert maximum effort for the business success of the Company. The Company has reserved 150,000 shares of Common Stock for issuance upon exercise of such options.

The Board of Directors or its Compensation Committee has the authority to select key employees and directors to whom stock options are granted as well as determining vesting schedules and other terms. The options vest ratably over five years and can have a term of up to ten years. The aggregate fair market value of the stock with respect to which incentive stock options are first exercisable in any calendar year may not exceed $100,000 per incident. The exercise price of incentive stock options must not be less than the fair market value of the Common Stock on the date of grant.

Warrant Issuances

In 1996, the Company issued 280,000 warrants to investment advisors and other parties. 200,000 warrants were issued with an exercise price of $1.00 per share and 80,000 with an exercise price of $2.50 per share. These warrants are exercisable currently and expire February 28, 1999. (See Note L)

SFAS No. 123 Information

Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1997; no dividend yield, expected volatility of 0.28, risk free interest rates of 6.44% and expected lives of 7.0 years. The estimated fair value of the options is amortized to expense over the options' vesting period.

The application of SFAS No. 123 would have decreased net income by $4,000 and would not have changed earnings per share as it was reported on the consolidated statement of operations for the year ended June 30, 1997. No options were outstanding for the period ended June 30, 1996.

A summary of stock option transactions under the Option Plan is as follows:

                                                                                 1997
                                                                                 ----
                                                                        Shares      Weighted-Average
                                                                        ------       Exercise Price
                                                                                     --------------
Outstanding at beginning of year                                             --             --
Granted                                                                  60,500          $5.54
Exercised                                                                    --             --
Forfeited                                                                (4,000)          5.75
                                                                      ---------
Outstanding at end of year                                               56,500           5.53
                                                                      =========
Exercisable at end of year                                               19,300          $5.10
                                                                      =========          =====
Weighted-average fair value of options granted during the year                           $1.85
                                                                                         =====

                      AVIATION GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         June 30, 1997 and June 30, 1996


The following table summarizes information about the fixed price stock options outstanding at June 30, 1997:

                                            Options Outstanding                          Options Exercisable
                              --------------------------------------------------    --------------------------------
Exercise Prices                   Shares      Weighted-Average  Weighted-Average       Shares       Weighted-Average
---------------               Outstanding at     Remaining          Exercise        Exercisable at      Exercise
                               June 30, 1997    Contractual         --------        June 30, 1997       --------
                               -------------    -----------          Price          -------------        Price
                                                Life (years)         -----                               -----
                                                ------------
$4.50                             10,000            6.7              $4.50              10,000           $4.50
$5.75                             46,500            6.8              $5.75               9,300           $5.75


NOTE L - SHAREHOLDERS' EQUITY

Private Offering

In March 1996, the Company issued 500,000 shares of common stock at a price of $3.00 per share in a private offering and raised approximately $ 1,214,000, net of sales commissions and offering costs totaling $286,000. In connection with the private offering, the Company issued warrants to the placement agent to purchase 200,000 shares of the Company's common stock at a price equal to $1.00 per share, expiring February 28, 1999. The Company also issued warrants to an investment banking advisor, for services provided in connection with the offering, to purchase 80,000 shares of the Company's common stock at a price equal to $2.50 per share expiring February 28, 1999. The exercise price and number of shares issuable under the warrants are subject to adjustment for certain equity transactions and other circumstances. The warrants also contain a "cashless" exercise feature whereby the warrants may be surrendered in exchange for a number of shares to be determined based on the difference between the exercise price and the market price for the Company's common stock.

Debt Retirement

In connection with the acquisition of Pride during March 1996, the Company issued 56,000 shares of common stock to retire $168,000 of the outstanding principal amount of indebtedness owed to Sunbelt Business Capital, L.L.C.


NOTE M - RELATED PARTY TRANSACTIONS

For periods through March 1, 1996, Sanders provided services and allocated certain general and administrative expenses to the companies operating under the controlled group, including the Tri-Star Companies. Such charges were allocated to the members of the controlled group based upon the level of management and supervision time required, services provided and certain other factors. Management of the Company believes that such allocations are reasonable. These charges are included in general and administrative expenses and totaled $0 and $77,000 for the year ended June 30, 1997 and the period ended June 30,1996, respectively.

In connection with the Pride acquisition, on March 1, 1996, the Company entered into consulting agreements with two former shareholders of Pride. The consulting agreements provide for the payment of monthly fees and reimbursement of certain expenses with terms ranging from 12 to 24 months. Fees paid under these arrangements totaled $52,000 and $40,000 for the year ended June 30, 1997 and the nine months ended June 30, 1996, respectively. Total future payments over the remaining terms of these arrangements are $24,000 for the year ending June 30, 1998.

As of June 30, 1997, the Company had amounts due from Sanders totaling $38,000 and at June 30,1996, the Company owed $2,000 to Sanders for net payments made by Sanders on behalf of the Company. Such amounts are reflected as "Other current assets" and "Due to shareholder", respectively, in the accompanying balance sheets.

                      AVIATION GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         June 30, 1997 and June 30, 1996


One of the Company's directors owns a participation interest in $83,000 of the debt owed to Jerry R. Webb.


NOTE N - PROVISION FOR INCOME TAXES

The Company's Tri-Star Companies subsidiaries were included in the consolidated tax return of Sanders for the periods prior to and through the date of the Exchange. Sanders did not require its subsidiaries to pay for their share of the consolidated tax expense or reimburse the subsidiaries for tax benefits generated. Accordingly, for periods prior to the Exchange, the tax expense or benefits for the Tri-Star Companies was computed as if it were a separate taxpayer and the resulting amount treated as an equity transaction with Sanders, which is presented as a dividend of $13,000.

The provision/(benefit) for income taxes consist of the following components:

                                                                          Year                  Nine Months
                                                                          Ended                    Ended
                                                                      June 30, 1997            June 30, l996
                                                                      -------------            -------------
               Current provision (benefit)                            $   20,000               $  (13,000)
               Deferred taxes                                            (72,000)                  47,000
                                                                      ----------               ----------
               Provision/(benefit) for income taxes                   $  (52,000)              $   34,000
                                                                      ==========               ==========

The following is a reconciliation of taxes computed at the federal statutory rate to the provision for income taxes included in the financial statements:

                                                                       Year                    Nine Months
                                                                      Ended                       Ended
                                                                   June 30,1997               June 30,1996
                                                                   -----------                ------------
         Tax provision (benefit) computed by
              applying federal statutory rate                      $  (179,000)                $   23,000
         State income taxes, net of federal benefits                    44,000                     15,000
         Expenses not deductible for tax purposes (a)                   88,000                      6,000
         Effect of graduated tax rates and other                        (5,000)                   (10,000)
                                                                   -----------                 ----------
         Provision/(benefit) for income taxes                      $   (52,000)                $   34,000
                                                                   ===========                 ==========

-----------------

         (a) Principally the effect of Bridge Note interest accretion for the year ended June 30, 1997.

The net deferred tax amounts are presented on the balance sheet as follows:

         Current deferred tax asset                    $      40,000      $    l1,000
         Long-term deferred tax liabilities                 (100,000)        (316,000)
                                                       -------------      -----------
                                                       $     (60,000)     $  (305,000)
                                                       =============      ===========

                      AVIATION GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         June 30, 1997 and June 30, 1996


Deferred tax assets and liabilities consisted of the following at June 30, 1997 and 1996:

                                                  1997           1996
                                               ---------      ---------
         Assets
           Net operating loss carryforward     $ 383,000      $ 257,000
           Other                                  67,000             --
                                               ---------      ---------
         Total deferred tax assets               450,000        257,000
                                               ---------      ---------

         Liabilities
              Property and equipment            (483,000)      (536,000)
              Other                              (27,000)       (26,000)
                                               ---------      ---------
         Total deferred tax liabilities         (510,000)      (562,000)
                                               ---------      ---------

         Net deferred tax liabilities          $ (60,000)     $(305,000)
                                               =========      =========

For income tax purposes, the Company has available at June 30, 1997, unused federal net operating loss carryforwards of approximately $983,000, which may be applied against future taxable income of the Company's subsidiary (Pride), subject to certain annual limitations, expiring in various years from 2005 to 2009. The Company believes it is more likely than not that the net operating loss carryforwards will be utilized in the future. Accordingly, no valuation allowance has been recorded. During 1997, the net operating loss carryforward asset was increased, and goodwill reduced, by $173,000 as a result of the determination of certain tax attributes related to the Pride acquisition. Under the Internal Revenue Code, the utilization of net operating loss carryforwards could be limited if certain changes in ownership of the Company's common stock were to occur.


NOTE O - FAIR VALUE OF FINANCIAL INSTRUMENTS

For certain of the Company's financial instruments, including cash equivalents, accounts receivable, short-term borrowings and accounts payable, the carrying amounts approximate fair value due to their short maturities.

The carrying amount reported for long-term debt approximates fair value based on current interest rates for debt with similar terms and maturities.


NOTE P - CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

Substantially all of the Company's accounts receivable at June 30, 1997, resulted from sales to third party companies in the airline industry. This concentration of customers may impact the Company's overall credit risk either positively or negatively, in that these entities may be similarly affected by changes in economic or other conditions. The Company believes that the risk is mitigated by the size, reputation and nature of its customers. Although the Company generally does not require collateral or other security to support customer receivables, it may have certain rights, such as the ability to place liens on aircraft serviced, in the event of nonpayment by its customers.

During the year ended June 30, 1997 and the nine months ended June 30, 1996, the Company derived approximately 75% and 62%, respectively, of its revenues from United Airlines. Receivables due from United Airlines totaled approximately $92,000 and $202,000 at June 30,1997 and 1996, respectively.

                      AVIATION GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         June 30, 1997 and June 30, 1996


NOTE Q - BUSINESS SEGMENT INFORMATION

The Company is currently organized into three business segments: overhaul and service, ground handling and services, and beginning July 1, 1996, FBO and airport management. The overhaul and service division provides painting and paint stripping services for commercial and freight aircraft. The ground handling and services division provides aircraft ground handling and light catering services to a variety of passenger and freight airlines at various airports. The FBO and airport management division provides fuel and light maintenance services to general aviation, corporate and light freight aircraft customers. Summarized financial information by business segment for fiscal years 1997 and 1996 is as follows:

                                                                                 Nine months
                                                                Year ended         ended
                                                               June 30, 1997    June 30, 1996
                                                                -----------      -----------
           Net revenues:
                    Overhaul and service                        $ 8,096,000      $ 3,395,000
                    Ground handling and services                  1,070,000          486,000
                    FBO and airport management                      552,000               --
                    Corporate                                            --               --
                                                                -----------      -----------
                    Total                                       $ 9,718,000      $ 3,881,000
                                                                ===========      ===========

           Operating income (loss):
                    Overhaul and service                        $   258,000      $   294,000
                    Ground handling and services                    151,000          (14,000)
                    FBO and airport management                      (80,000)              --
                    Corporate                                      (482,000)        (143,000)
                                                                -----------      -----------
                    Total                                       $  (153,000)     $   137,000
                                                                ===========      ===========

           Total assets:
                    Overhaul and service                        $ 4,006,000      $ 3,901,000
                    Ground handling and services                    463,000          165,000
                    FBO and airport management                      100,000               --
                    Corporate                                       542,000          458,000
                                                                -----------      -----------
                    Total                                       $ 5,111,000      $ 4,524,000
                                                                ===========      ===========

           Depreciation and amortization:
                    Overhaul and service                        $   401,000      $   140,000
                    Ground handling and services                     11,000           14,000
                    FBO and airport management                           --               --
                    Corporate                                         1,000               --
                                                                -----------      -----------
                    Total                                       $   413,000      $   154,000
                                                                ===========      ===========

           Capital expenditures (including capital leases):
                    Overhaul and service                        $   336,000      $    12,000
                    Ground handling and services                    105,000               --
                    FBO and airport management                       40,000               --
                    Corporate                                        13,000               --
                                                                -----------      -----------
                    Total                                       $   494,000      $    12,000
                                                                ===========      ===========

There were no significant intersegment sales or transfers for either period. Operating income by business segment excludes interest and other miscellaneous income and interest expense. Corporate assets consist primarily of cash and cash equivalents and prepaid expenses.

                      AVIATION GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         June 30, 1997 and June 30, 1996


NOTE R - SUBSEQUENT EVENTS

Acquisition of Casper Air Service

Concurrent with the IPO in August 1997, the Company acquired all of the outstanding common stock of Casper Air Service, a Wyoming corporation for cash of $1,167,000 and the issuance of 153,565 shares of common stock valued at approximately $883,000. The acquisition will be accounted for using the purchase method and the purchase price will be allocated to the net assets acquired based on their estimated fair values. A final determination of the required purchase accounting adjustments and the fair values of the assets and liabilities acquired or assumed has not yet been made. Accordingly, the purchase adjustments made in connection with the preparation of the unaudited pro forma financial information below reflects the Company's best estimate using currently available information.

Supplemental Pro Forma Results of Operations (Unaudited)

The following unaudited pro forma summary presents the consolidated results of operations for the year ended June 30, 1997 as if the CAS acquisition had occurred as of the beginning of the Company's fiscal year (July 1, 1996). The summarized information does not purport to be indicative of what would have occurred had the acquisition actually been made as of such date or of results which may occur in the future.

         Revenues                                            $   17,896,000
         Net income (loss)                                   $     (187,000)
         Net income (loss) per common share                  $        (0.10)

Adjustments made in arriving at pro forma unaudited results of operations included adjustment related to discontinued charter operations, additional depreciation expense, amortization of goodwill and related tax adjustments.

Stock Warrants

The Company issued 1,150,000 common stock purchase warrants in connection with its IPO in August 1997. These warrants entitle the holders to purchase, anytime after two years from the effective date of the offering, one share of common stock for $6.90. The warrants expire five years from the effective date of the IPO and are redeemable at a price of $0.10 per Warrant, with consent of the underwriter, upon 30 days written notice, provided that the average closing bid quotations or sales prices of the common stock equal or exceed $9.49 for 20 consecutive trading days ending on the tenth day prior to the date on which the Company gives notice of redemption.

The Company also sold 100,000 warrants (the "Underwriter's Warrants") to the Underwriters of its public offering, for $0.001 per warrant. Each warrant entitles the holder to purchase a share of common stock at $9.49 and also to receive an Underlying Warrant whose term is identical to the warrants described above except that the exercise price is $11.38. The Underwriter's Warrants are exercisable for four years beginning one year after the effective date of the IPO.

Conversion of Convertible Note Payable

In August 1997, the Louisiana Economic Development Corporation ("LEDC") exercised their conversion rights under the convertible note discussed in Note
H. In connection therewith, the Company issued 82,153 shares of common stock to the LEDC.

                      AVIATION GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         June 30, 1997 and June 30, 1996


Financing

On July 9, 1997 the Company borrowed an additional $144,000 from Jerry Webb (See Note H) to fund IPO costs and for general working capital purposes and agreed to repay Mr. Webb $150,000 on August 1, 1997. The maturity date of the note was extended and this note, together with the existing note to Mr. Webb for $283,000 at June 30, 1997, was repaid in late August 1997. The notes restricted the prepayment of the principal. Mr. Webb allowed the notes to be prepaid in exchange for issuance of 3,000 shares of common stock.

                      AVIATION GROUP, INC. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                           March 31,          June 30,
                                                            1998               1997
                                                         ------------      ------------
                                                          (UNAUDITED)
ASSETS
Current Assets
     Cash and cash equivalents                           $  2,224,000      $    188,000
     Accounts receivable, net                               1,330,000           796,000
Inventory                                                   1,352,000           240,000
     Deferred income taxes                                     20,000            40,000
     Prepaid expenses and other                               469,000           710,000
                                                         ------------      ------------
         Total Current Assets                               5,395,000         1,974,000
                                                         ------------      ------------

Property and equipment                                      5,651,000         2,903,000
Less: accumulated depreciation                             (1,057,000)         (583,000)
                                                         ------------      ------------
                                                            4,594,000         2,320,000
                                                         ------------      ------------

Goodwill, net                                               2,798,000           752,000
Other                                                         315,000            65,000
                                                         ------------      ------------
                                                            3,113,000           817,000
                                                         ------------      ------------
Total Assets                                             $ 13,102,000      $  5,111,000
                                                         ============      ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
     Current maturities of long-term obligations         $    587,000      $    502,000
     Bridge notes                                                  --           436,000
     Other short-term borrowings                              851,000           256,000
     Accounts payable                                         988,000           769,000
     Accrued liabilities                                    1,547,000           527,000
                                                         ------------      ------------
         Total Current Liabilities                          3,973,000         2,490,000
                                                         ------------      ------------

Long-Term Liabilities
     Long-term debt, net of current maturities              1,115,000         1,292,000
     Deferred income taxes                                    352,000           100,000
                                                         ------------      ------------
         Total Long-Term Liabilities                        1,467,000         1,392,000
                                                         ------------      ------------

Total Liabilities                                           5,440,000         3,882,000
                                                         ------------      ------------

Commitments and Contingencies

Shareholders' Equity
     Preferred Stock, $.01 par value, 5,000,000
         shares authorized, none outstanding                       --                --
     Common Stock, $.01 per value, 10,000,000 shares
         authorized, 3,257,992 and 1,600,250 shares
         issued and outstanding                                33,000            16,000
     Additional paid-in capital                             8,924,000         1,951,000
     Retained earnings (deficit)                           (1,295,000)         (738,000)
                                                         ------------      ------------
         Total Shareholders' Equity                         7,662,000         1,229,000
                                                         ------------      ------------

Total Liabilities and Shareholders' Equity               $ 13,102,000      $  5,111,000
                                                         ============      ============


        The accompanying notes are an integral part of these statements.

                      AVIATION GROUP, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)


                                              Three Months Ended                 Nine Months Ended
                                                   March 31,                          March 31,
                                                   ---------                          ---------
                                             1998              1997              1998              1997
                                         ------------      ------------      ------------      ------------
Revenue                                  $  4,928,000      $  2,437,000      $ 14,150,000      $  6,664,000

Cost of Revenue                             3,542,000         2,299,000        10,785,000         5,295,000
                                         ------------      ------------      ------------      ------------

   Gross Profit                             1,386,000           138,000         3,365,000         1,369,000
                                         ------------      ------------      ------------      ------------

General and Administrative Expenses         1,136,000           103,000         3,411,000         1,422,000
Depreciation and Amortization                 201,000           100,000           531,000           291,000
                                         ------------      ------------      ------------      ------------
                                            1,337,000           203,000         3,942,000         1,713,000
                                         ------------      ------------      ------------      ------------

   Income (Loss) From Operations               49,000           (65,000)         (577,000)         (344,000)
                                         ------------      ------------      ------------      ------------

Other Income (Expenses)
   Other Income (Expense)                       4,000             8,000            19,000                --
   Interest Expense, net                      (37,000)          (95,000)         (227,000)         (153,000)
                                         ------------      ------------      ------------      ------------
                                              (33,000)          (87,000)         (208,000)         (153,000)
                                         ------------      ------------      ------------      ------------

Income (Loss) Before Provision
    for Income Taxes                           16,000          (152,000)         (785,000)         (497,000)

Provision (Benefit) for Income Taxes           14,000           (45,000)         (228,000)         (164,000)
                                         ------------      ------------      ------------      ------------

Net Income (Loss)                        $      2,000      $   (107,000)     $   (557,000)     $   (333,000)
                                         ============      ============      ============      ============


Earnings (loss) per common share

       Basic                             $       0.00      $      (0.06)     $      (0.18)     $      (0.18)
                                         ============      ============      ============      ============

       Diluted                           $       0.00      $      (0.06)     $      (0.18)     $      (0.18)
                                         ============      ============      ============      ============


Weighted average shares outstanding

       Basic                                3,191,265         1,812,859         3,014,757         1,812,859
                                         ============      ============      ============      ============

       Diluted                              3,191,265         1,812,859         3,058,261         1,812,859
                                         ============      ============      ============      ============





        The accompanying notes are an integral part of these statements.

                      AVIATION GROUP, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                      For the Nine Months Ended March 31,
                                                                      -----------------------------------
                                                                           1998             1997
                                                                        -----------      -----------
Cash Flows From Operating Activities:
Net Income (Loss)                                                       $  (557,000)     $  (333,000)
Adjustments to Reconcile Net Income (Loss)
to Net Cash Provided (Used) by Operating Activities:
   Depreciation and amortization                                            531,000          291,000
   Accreted interest                                                         64,000           40,000
   Deferred income taxes                                                   (208,000)        (163,000)
   (Increase) decrease in accounts receivable                               171,000          (11,000)
   (Increase) decrease in inventories                                      (365,000)        (106,000)
   (Increase) decrease in prepaids and other current assets                (149,000)           6,000
   Increase (decrease) in accounts payable                                 (116,000)          37,000
   Increase (decrease) in interest payable                                       --           (7,000)
   Increase (decrease) in accrued liabilities                               516,000           63,000
   Other                                                                   (250,000)         (40,000)
                                                                        -----------      -----------
   Total Adjustments                                                        194,000          110,000
                                                                        -----------      -----------
Net Cash Provided (Used) by Operating Activities                           (363,000)        (223,000)
                                                                        -----------      -----------

Cash Flows From Investing Activities:
   Cash paid in acquisition of Casper Air Service,
     net of cash acquired                                                (1,145,000)         (78,000)
   Cash paid in acquisition of Aero Design et.al.,
     net of cash acquired                                                  (723,000)              --
   Proceeds of sale of property and equipment                               748,000               --
   Payments for property and equipment additions                           (677,000)        (335,000)
                                                                        -----------      -----------
Net Cash Used by Investing Activities                                    (1,797,000)        (413,000)
                                                                        -----------      -----------

Cash Flows From Financing Activities:
   Bank overdraft                                                                --          130,000
   Proceeds from short-term borrowings                                      700,000           25,000
   Repayments of short-term borrowings                                     (812,000)              --
   Borrowings under / (repayment of) Bridge Notes                          (500,000)         500,000
   Proceeds from issuance of long-term debt                                  76,000
   Principal payments on long-term debt                                    (765,000)        (123,000)
   Advances to related parties                                                   --          (45,000)
   Payments of initial public offering costs                                     --         (266,000)
   Proceeds from exercise of warrants                                         1,000               --
   Proceeds from issuance of common stock                                 5,572,000               --
   Deferred financing costs                                                      --          (36,000)
                                                                        -----------      -----------
Net Cash Provided (Used) by Financing Activities                          4,196,000          261,000
                                                                        -----------      -----------

Net Increase (Decrease) in Cash and Cash Equivalents                      2,036,000         (375,000)
Cash and Cash Equivalents at Beginning of Period                            188,000          457,000
                                                                        -----------      -----------
Cash and Cash Equivalents at End of Period                              $ 2,224,000      $    82,000
                                                                        ===========      ===========

Supplemental Disclosure of Cash Paid for Interest and Income Taxes:
   Cash paid for interest                                               $   202,000      $   120,000
   Cash paid for income taxes                                                    --               --

Supplemental Disclosure of Non-Cash Investing
 and Financing Activities:
   Issuance of common stock in connection with
     the acquisition of Casper Air Service                              $   883,000               --
   Issuance of common stock in connection with
     the acquisition of Aero Design, Inc and
     Battery Shop, LLC                                                      547,000               --
   Conversion of LEDC note to Common Stock                                  370,000               --


        The accompanying notes are an integral part of these statements

                      AVIATION GROUP, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                 March 31, 1998
                                   (Unaudited)


NOTE A - BASIS OF PRESENTATION

In the opinion of management, the accompanying balance sheets and related interim statements of income and cash flows include all adjustments (consisting only of normal recurring items) necessary for their fair presentation in conformity with generally accepted accounting principles. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Examples include provisions for warranty claims and bad debts and the length of assets' useful lives. Actual results may differ from these estimates. Interim results are not necessarily indicative of results for a full year. The information in this Form 10-QSB should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements and notes thereto included in the Company's Form 10-KSB for the year ended June 30, 1997.

NOTE B - INITIAL PUBLIC OFFERING

On August 19, 1997, the Company closed an initial public offering (the "IPO") of its Common Stock and Redeemable Common Stock Purchase Warrants. The Company sold through its underwriter 1,150,000 shares of Common Stock and 1,150,000 Common Stock Purchase Warrants, which resulted in net proceeds of $5,189,000, net of approximately $1,539,000 of associated underwriting discounts and offering expenses. The proceeds were used to repay the 10% Bridge Notes of $500,000, to fund the cash portion of the Casper Air Service ("CAS") acquisition of $1,167,000, and to repay approximately $700,000 of bank and other indebtedness.

NOTE C - ACQUISITION OF CASPER AIR SERVICE

Concurrent with the IPO in August 1997, the Company acquired all of the outstanding common stock of Casper Air Service, a full-service Fixed Base Operation ("FBO") in Casper, Wyoming. The purchase price of $2,519,000 included $1,167,000 in cash, 153,565 shares of Common Stock valued at approximately $883,000 and transaction costs. The acquisition was accounted for using the purchase method and the purchase price has been allocated to the net assets acquired based on their estimated fair values. The excess of the purchase price over the fair value of the net assets acquired (including tax attributes) has been recorded as goodwill and is being amortized using the straight-line method over 20 years.

Casper Air Service is located at the Natrona County International Airport in Casper, Wyoming and has been in business continuously since 1946. CAS offers aircraft line services, aircraft repair and maintenance, parts distribution and aircraft sales.

NOTE D - ACQUISITION OF AERO DESIGN, INC. AND BATTERY SHOP, LLC

In March 1998, the Company acquired all of the outstanding common stock of Aero Design, Inc. and all of the outstanding ownership interests of Battery Shop, LLC, two sister companies involved in the manufacturing and overhaul of replacement batteries for the aviation industry. The purchase price of $1,300,000 included $753,000 in cash and 134,398 shares of Common Stock valued at approximately $547,000. The acquisition was accounted for using the purchase method and the purchase price has been allocated to the net assets acquired based on their estimated fair values. The excess of the purchase price over the fair value of the net assets acquired (including tax attributes) of $1,381,000 has been recorded as goodwill and is being amortized using the straight-line method over 20 years.

Aero Design, Inc. and Battery Shop, LLC are located outside Nashville,
Tennessee.

                      AVIATION GROUP, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                 March 31, 1998
                                   (Unaudited)


The following unaudited pro forma consolidated results of operations for the nine months ended March 31, 1998 assumes the Aero Design acquisition occurred as of July 1, 1997:


         Revenues                                                $   14,762,000
                                                                 ==============
         Net Loss                                                      (541,000)
                                                                 ==============
         Earnings per share -
                  Basic                                                   (0.17)
                                                                 ==============
                  Diluted                                                 (0.17)
                                                                 ==============



NOTE E - EARNINGS (LOSS) PER COMMON SHARE

In February 1997, the FASB issued SFAS No. 128, "Earnings per Share", effective for financial statements issued for periods ending after December 15, 1997, which establishes standards for computing and presenting earnings per share ("EPS"). The statement requires dual presentation of basic and diluted EPS on the face of the income statement for entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation, to the numerator and denominator of the diluted EPS computation. Basic EPS, except as noted below, excludes the effect of potentially dilutive securities while diluted EPS reflects the potential dilution that would occur if securities are other contracts to issue common stock were exercised, converted into, or resulted in the issuance of common stock that then shared in the earnings of the entity. The Company has adopted SFAS 128.

During the fiscal period ended June 30, 1997, the Company issued common stock warrants with issuance and exercise prices below that of the price of the Company's IPO common stock offering. Pursuant to Securities and Exchange Commission requirements, the dilutive effect of these securities has been included in the basic EPS calculation as if they were outstanding as of the beginning of the periods presented with the dilutive effect measured using the treasury stock method. As a result, the basic EPS calculation reflects an increase in common shares for the assumed exercise of the warrants of 128,188 and 193,860 for the three months and nine months ended March 31, 1998, respectively, and 212,609 for both the three months and nine months ended March 31, 1997. No adjustment was made for the assumed conversion of the Company's convertible debt for any period presented since the effect would be antidilutive.

NOTE F - SUBSEQUENT EVENT

In April 1998, the Board of Directors elected to grant an additional 19,000 incentive stock options to officers and employees of the Company and 345,000 warrants to officers, directors and consultants of the Company. In addition, the Board approved the issuance of 75,000 incentive stock options and warrants to purchase 52,000 shares of Common Stock in replacement for and cancellation of previously issued options and warrants to purchase an aggregate of 137,000 shares of Common Stock. The exercise price on all the options and warrants granted was the market price at the date of grant except for options for 50,000 shares which were granted at 110% of market price.

                      AVIATION GROUP, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                 March 31, 1998
                                   (Unaudited)


NOTE G - NEW PRONOUNCEMENTS

In June 1997, the Financial Accounting Standards Board issued Financial Accounting Standard No. 130, Reporting Comprehensive Income ("FAS 130"), and Financial Accounting Standard No. 131, Disclosures about Segments of an Enterprise and Related Information ("FAS 131"), which are effective for fiscal years beginning after December 15, 1997. Effective July 1, 1998, the Company will adopt FAS 130 and FAS 131.

                      [MCGLADREY & PULLEN, LLP LETTERHEAD]


                          INDEPENDENT AUDITOR'S REPORT



To the Board of Directors and Stockholders
Casper Air Service
Casper, Wyoming

We have audited the accompanying consolidated balance sheets of Casper Air Service and Subsidiary as of April 30, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Casper Air Service and Subsidiary, as of April 30, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in Note 9, in August, 1997, the Company was sold. The accompanying financial statements do not reflect any adjustments as a result of this sale nor the plans which the new owner may have for the operation for the Company.


                                                /s/ MCGLADREY & PULLEN, LLP

Casper, Wyoming
November 14, 1997

CASPER AIR SERVICE AND
  SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
APRIL 30, 1997 AND 1996

ASSETS (Note 5)                                                             1997             1996
                                                                        -----------      -----------
Current Assets
   Cash and cash equivalents                                            $   179,000      $   229,000
   Restricted cash                                                          100,000          100,000
   Investment in available-for-sale securities (Note 2)                     112,000          107,000
   Trade receivables                                                        512,000          468,000
   Inventories (Note 3)                                                     917,000        2,180,000
   Deposits and other assets                                                     --           31,000
   Deferred income taxes                                                     97,000               --
   Asset of discontinued division, net (Note 9)                             279,000               --
                                                                        -----------      -----------
              TOTAL CURRENT ASSETS                                        2,196,000        3,115,000

Property and Equipment, net (Note 4)                                      1,456,000        1,522,000
Notes Receivable Employees                                                    9,000           13,000
                                                                        -----------      -----------
                                                                        $ 3,661,000      $ 4,650,000
                                                                        ===========      ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
   Notes payable (Note 5)                                               $   351,000      $   443,000
   Floor plans payable (Note 5)                                             138,000        1,315,000
   Current maturities of long-term debt (Note 5)                            367,000          366,000
   Liability applicable to assets of discontinued division (Note 9)         183,000               --
   Trade accounts payable                                                   592,000          570,000
   Accrued liabilities                                                      126,000           66,000
   Fuel, services and other deposits                                        131,000           98,000
                                                                        -----------      -----------
              TOTAL CURRENT LIABILITIES                                   1,888,000        2,858,000
                                                                        -----------      -----------

Long-Term Debt, less current maturities (Note 5)                            944,000        1,234,000
                                                                        -----------      -----------

Commitments and Contingencies (Notes 7 and 8)

Stockholders' Equity
   Common stock, no par value, 10,000,000 shares
      authorized, 187,146 shares issued                                      19,000           19,000
   Additional contributed capital                                         2,556,000        2,697,000
   Accumulated deficit                                                     (397,000)        (667,000)
    Unrealized (loss) on investment securities (Note 2)                      (1,000)          (2,000)
                                                                        -----------      -----------
                                                                          2,177,000        2,047,000
   Less:  Treasury stock, 1997 33,103 shares,
                1996 23,849 shares                                         (710,000)        (569,000)
           Unearned ESOP shares (Note 7)                                   (638,000)        (920,000)
                                                                        -----------      -----------
                                                                            829,000          558,000
                                                                        -----------      -----------
                                                                        $ 3,661,000      $ 4,650,000
                                                                        ===========      ===========


See Notes to Consolidated Financial Statements.

CASPER AIR SERVICE AND
  SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED APRIL 30, 1997 AND 1996


                                                   1997             1996
                                                -----------      -----------
Net Sales                                       $ 6,745,000      $ 5,930,000
Cost of Sales                                     5,643,000        5,045,000
                                                -----------      -----------

              GROSS PROFIT                        1,102,000          885,000

Operating Expenses                                  752,000          750,000
                                                -----------      -----------

              OPERATING INCOME                      350,000          135,000
                                                -----------      -----------

Other Income (Expense)
   Interest income                                   26,000           31,000
   Interest expense                                (168,000)        (154,000)
   Gain from sale of assets                          56,000
   Other income (expense)                             8,000          (25,000)
                                                -----------      -----------
                                                    (78,000)        (148,000)
                                                -----------      -----------

              INCOME (LOSS) FROM CONTINUING
                OPERATIONS BEFORE INCOME
                TAXES (NOTE 9)                      272,000          (13,000)

Federal Income Taxes (Credits) (Note 6)             (97,000)

Income (Loss) from Discontinued Operations          (99,000)        (213,000)
                                                -----------      -----------

              NET INCOME (LOSS)                 $   270,000      $  (226,000)
                                                ===========      ===========


See Notes to Consolidated Financial Statements.

CASPER AIR SERVICE AND
  SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED APRIL 30, 1997 AND 1996


                                                                     Additional
                                                    Common           Contributed        Accumulated
                                                     Stock             Capital            Deficit
                                                  -------------     -------------      -------------
Balance, April 30, 1995                           $      19,000     $   2,814,000      $    (441,000)
   Redemption of ESOP shares - treasury stock                --          (117,000)                --
   Change in unrealized (loss) on available-
      for-sale investments                                   --                --                 --
   Net (loss)                                                --                --           (226,000)
                                                  -------------     -------------      -------------

Balance, April 30, 1996                                  19,000         2,697,000           (667,000)
   Redemption of ESOP shares - treasury stock                --          (141,000)                --
   Change in unrealized (loss) on available-
      for-sale investments                                   --                --                 --
   Net income                                                --                --            270,000
                                                  -------------     -------------      -------------

Balance,  April 30, 1997                          $      19,000     $   2,556,000      $    (397,000)
                                                  =============     =============      =============


See Notes to Consolidated Financial Statements.

                                                   Unrealized
                                                  Gain (Loss)
                                                  on Investment        Treasury          Unearned
                                                   Securities            Stock          ESOP Shares            Total
                                                  -------------      -------------      -------------      -------------
Balance, April 30, 1995                           $          --      $    (425,000)     $  (1,181,000)     $     786,000
   Redemption of ESOP shares - treasury stock                --           (144,000)           261,000                 --
   Change in unrealized (loss) on available-
      for-sale investments                               (2,000)                --                 --             (2,000)
   Net (loss)                                                --                 --                 --           (226,000)
                                                  -------------      -------------      -------------      -------------

Balance, April 30, 1996                                  (2,000)          (569,000)          (920,000)           558,000
   Redemption of ESOP shares - treasury stock                --           (141,000)           282,000                 --
   Change in unrealized (loss) on available-
      for-sale investments                                1,000                 --                 --              1,000
   Net income                                                --                 --                 --            270,000
                                                  -------------      -------------      -------------      -------------

Balance,  April 30, 1997                          $      (1,000)     $    (710,000)     $    (638,000)     $     829,000
                                                  =============      =============      =============      =============



See Notes to Consolidated Financial Statements.

CASPER AIR SERVICE AND
  SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED APRIL 30, 1997 AND 1996

                                                                           1997             1996
                                                                       -----------      -----------
Cash Flows from Operating Activities:
   Net income (loss)                                                   $   270,000      $  (226,000)
   Adjustments to reconcile net income (loss) to net (used in)
      cash provided by (used in) operating activities:
      Depreciation                                                         239,000          248,000
      (Gain) on sale of assets                                             (56,000)          (4,000)
      Loss on worthless debenture                                               --           15,000
      Increase (decrease) in cash as a result of operating
        changes in operating assets and liabilities:
        Deferred income taxes                                              (97,000)              --
        Trade receivables                                                  (44,000)         173,000
        Inventories                                                      1,263,000       (1,243,000)
        Deposits and other assets                                           31,000          (24,000)
        Accounts payable                                                    22,000         (111,000)
        Accrued liabilities                                                 60,000           33,000
        Prepaid fuel, services and other deposits                           33,000          (51,000)
                                                                       -----------      -----------
              NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
                 OPERATING ACTIVITIES                                    1,721,000       (1,190,000)
                                                                       -----------      -----------
Cash Flows from Investing Activities:
   Proceeds from sale of investments                                        40,000               --
   Proceeds from sale of equipment                                         204,000           28,000
   Purchase of property and equipment                                     (604,000)        (239,000)
   Receipt of cash restricted for letters of credit                             --          150,000
   Investment in restricted certificate of deposit                              --         (100,000)
   Investment in marketable securities                                     (40,000)         (27,000)
   Payments received on notes receivable                                     4,000           17,000
                                                                       -----------      -----------
              NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES
                 INVESTING ACTIVITIES                                     (396,000)        (171,000)
                                                                       -----------      -----------

Cash Flows from Financing Activities:
   Net increase (decrease) in outstanding checks
      in excess of bank balance                                                 --         (177,000)
   Proceeds from (payments on) flooring
      arrangements                                                      (1,177,000)       1,315,000
   Net change short-term borrowing                                         (92,000)         267,000
   Proceeds from issuance of long-term debt and
      liabilities applicable to discontinued operations                    300,000          213,000
   Principal reduction on long-term debt and
      liabilities applicable to discontinued operations                   (406,000)        (312,000)
                                                                       -----------      -----------

              NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES
                 FINANCING ACTIVITIES                                   (1,375,000)       1,306,000
                                                                       -----------      -----------
              NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                 CASH EQUIVALENTS                                          (50,000)         (55,000)

Cash and cash equivalents, beginning of year                               229,000          284,000
                                                                       -----------      -----------

Cash and cash equivalents, end of year                                 $   179,000      $   229,000
                                                                       ===========      ===========

CASPER AIR SERVICE AND
  SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS  (CONTINUED)
YEARS ENDED APRIL 30, 1997 AND 1996



                                                                1997            1996
                                                             -----------     -----------
Supplemental Disclosure of Cash Flow Information:
      Cash paid for interest expense                         $   252,000         219,000

Supplemental Disclosure of Noncash Financing Activities:
   Shares purchased from ESOP in lieu of contribution        $   282,000         261,000


See Notes to Consolidated Financial Statements.

CASPER AIR SERVICE AND
  SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 1. NATURE OF BUSINESS AND SUMMARY OF ACCOUNTING POLICIES

Casper Air Service operates a full-service, fixed base operation featuring aircraft sales, charter flights, aircraft maintenance, propeller overhaul, an accessory overhaul shop, parts distribution, line service and college-level aviation education at the Natrona County International Airport in Casper, Wyoming. The Company grants credit to customers through the normal course of business.

A summary of significant accounting policies applied in the preparation of the accompanying financial statements follows.

Principles of consolidation: The accompanying consolidated financial statements include the accounts of the Company and its subsidiary, Casper Flying Service. All material intercompany balances and transactions have been eliminated in consolidation.

Cash and cash equivalents: For purposes of the statement of cash flows, the Companies consider all unrestricted highly-liquid debt instruments with original maturities of three months or less to be cash equivalents.

Investment in available-for-sale securities: Casper Air Service has investments in marketable equity securities. Marketable equity securities consist primarily of common stocks that are traded or listed on national exchanges.

Financial Accounting Standards Board Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities requires that management determine the appropriate classification of securities at the date individual investment securities are acquired, and that the appropriateness of such classification be reassessed at each balance sheet date. Since the Company neither buys investment securities in anticipation of short-term fluctuations in market prices nor can commit to holding debt securities to their maturities, the investment in marketable equity securities have been classified as available-for-sale in accordance with Statement No. 115. Available-for-sale securities are stated at fair value, and unrealized holding gains and losses, net of the related deferred tax effect, are reported as a separate component of stockholders' equity. Gains and losses are determined by the specific identification method.

Inventories: Aircraft inventory held for resale is valued at the lower of cost (specific-identification method) or market, the parts inventory is valued at cost (weighted average method) which is not in excess of market.

Property and equipment: Depreciation is provided for in amounts sufficient to relate the cost of the depreciable assets to operations over their estimated service lives on the straight line basis. Depreciation is computed over the following lives:

                                                                Years
                                                                -----
          Buildings and improvements                            7-40
          Flight charter equipment                              5-10
          Other equipment                                       3-10

CASPER AIR SERVICE AND
  SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


Maintenance and repairs of property and equipment are charged to operations and major improvements prolonging the life of the assets are capitalized.

Income taxes: Casper Air Service provides for deferred taxes on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Prior to its acquisition during the year ended April 30, 1997, Casper Flying Service, with the consent of its shareholder, elected to be taxed under sections of federal income tax law, which provide that, in lieu of corporate income taxes, the stockholder separately accounts for its items of income, deductions, losses and credits. As a result of this election, no income taxes have been recognized in the accompanying financial statements for Casper Flying Service prior to acquisition. It is the intent of the Company to file a consolidated tax return and income taxes are recognized after the acquisition date on a consolidated basis.

Employee stock ownership plan: Casper Air Service accounts for compensation expenses for ESOP contributions by a method which determines the expense to be at least 80% of the amount that would be expensed under the shares allocated method. Casper Air Service has elected not to implement the provision of Statement of Position 93-6, Employers Accounting for Employee Stock Ownership Plans, for stock sold to the ESOP prior to December 31, 1992. However, any future stock purchases by the ESOP will be subject to the expense recognition requirements of SOP 93-6.

Accounting estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair value of financial instruments: Financial Accounting Standards Board ("FASB") Statement No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. Statement No. 107 excludes certain financial instruments and all nonfinancial assets and liabilities from its disclosure requirements. The following methods and assumptions were used to estimate the fair value of financial instruments:

     Cash, cash equivalents and restricted cash: The carrying amount approximates fair value because of the short maturity of those instruments.

     Investment in available-for-sale securities: Investments are carried at fair value.

CASPER AIR SERVICE AND
  SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


     Notes payable and floor plans payable: The carrying amount approximates fair value because the debt terms are negotiated annually.

     Long-term debt: The fair values of the Companies' long-term debt are estimated using discounted cash flow analyses, based on the Companies' current incremental borrowing rates for similar types of borrowing arrangements. The fair value approximates carrying value.



NOTE 2.  AVAILABLE-FOR-SALE SECURITIES

Available-for-sale securities are carried at market value. The related cost and unrealized loss on these securities at April 30, 1997 were $113,000 and $1,000, respectively and at April 30, 1996 were $109,000 and $2,000, respectively. Marketable securities were sold during the year ended April 30, 1997 for $40,000 with a realized gain of $4,000. The unrealized loss on investment securities decreased by $1,000 during the year ended April 30, 1997.

NOTE 3.  INVENTORIES

The composition of the inventories as of April 30, 1997 and 1996 is as follows:

                                                        1997            1996
                                                     -----------     -----------
Aircraft held for sale                               $   111,000     $ 1,392,000
Parts                                                    782,000         783,000
Other                                                     24,000           5,000
                                                     -----------     -----------
                                                     $   917,000     $ 2,180,000
                                                     ===========     ===========

Casper Air Service carries small quantities of a large number of parts for older model planes still in service. A substantial portion of these parts are sold to charter services and aircraft maintenance operations throughout the United States and overseas. Management removes parts from inventory which are dated or determined to be obsolete by the Federal Aviation Administration and believe that the remaining parts are salable. However, in accordance with industry practice, these inventories are included in current assets even though a substantial portion will not be sold within one year in the normal course of business.

CASPER AIR SERVICE AND
  SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 4.  PROPERTY AND EQUIPMENT

Property and equipment is composed of the following as of April 30, 1997 and 1996:

                                                  1997                 1996
                                               -----------          -----------
Buildings and improvements                     $ 1,654,000          $ 1,641,000
Flight charter equipment                         1,851,000            2,050,000
Other equipment                                    907,000              883,000
                                               -----------          -----------
                                                 4,412,000            4,574,000
Accumulated depreciation                        (2,956,000)          (3,052,000)
                                               -----------          -----------
                                               $ 1,456,000          $ 1,522,000
                                               ===========          ===========


NOTE 5. NOTES PAYABLE, FLOORING ARRANGEMENTS, LONG-TERM DEBT AND ASSETS PLEDGED THEREON

The Companies' notes payable, financing arrangements and long-term debt and assets pledged thereon as of April 30, 1997 are as follows:

NOTES PAYABLE:

$400,000 line of credit with a bank, interest at 1.5% over New York prime rate (10%
   as of April 30, 1997), interest payable monthly, collateralized by receivables and
   and inventories, due October 1997, subsequently renewed through December 1997          $   261,000

$150,060 line of credit with a bank, interest at 1.5% over bank's prime rate (10%
   as of April 30, 1997), interest payable quarterly, collateralized by an airplane,
   due May 1997                                                                                90,000
                                                                                          -----------
                                                                                          $   351,000
                                                                                          ===========


FLOORING ARRANGEMENTS:

Flooring arrangement with Cessna, interest at 10.5%, due upon sale of aircraft            $   138,000
                                                                                          ===========

CASPER AIR SERVICE AND
  SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

LONG-TERM DEBT:

Note payable to Small Business Administration, payable in monthly payments of
   $9,876, including interest at 10% due February 2003, collateralized by building
   improvements, equipment and majority shareholder                                         $   525,000

Notes payable to aircraft finance corporations, payable in monthly payments aggregating
   $11,584, plus interest at 2% over a banks prime rates (10.5% as of April 30, 1997),
   due through May 2002, collateralized by flight charter aircraft                              456,000

Notes payable to bank, payable in monthly payments aggregating $2,726, including interest rates ranging from 7.85% to 10%, due through December 2000, collateralized
   by flight charter aircraft and certificate of deposit                                        170,000

Note payable to an individual, payable in monthly payments of $5,840, including interest at 8%, due March 1998, collateralized by an aircraft and personal guarantee
   of the majority shareholder                                                                   62,000

Notes payable due in monthly payments aggregating $1,996 and an annual payment of $6,802, including interest ranging from 10% to 21.45%, due through January 2000,
   collateralized by equipment                                                                   48,000

Note payable to a former stockholder and relative of the majority stockholder, payable in monthly payments of $3,000, including effective interest at 31%, due April 2001,
   collateralized by the assets of Casper Air Service (see Note 9)                               50,000
                                                                                            -----------
                                                                                              1,311,000
Less current maturities                                                                         367,000
                                                                                            -----------
                                                                                            $   944,000
                                                                                            ===========

Aggregate future maturities of long-term debt as of April 30, 1997 are as follows:

              Year Ended April 30,
              --------------------
                       1998                                                                     $          367,000
                       1999                                                                                228,000
                       2000                                                                                250,000
                       2001                                                                                237,000
                       2002                                                                                123,000
                       Thereafter                                                                          106,000
                                                                                                ------------------
                                                                                                $        1,311,000
                                                                                                ==================

CASPER AIR SERVICE AND
  SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 6.  INCOME TAXES

Current deferred tax assets consist of the following components as of April 30, 1997 and 1996:

                                                        1997            1996
                                                     -----------     -----------
Deferred tax assets:
   Operating loss carryforwards                      $   142,000     $   183,000
   Investment tax credits carryforward                    81,000          81,000
   Other components                                       41,000          32,000
                                                     -----------     -----------
                                                         264,000         296,000
Less valuation allowance                                 167,000         296,000
                                                     -----------     -----------
                                                     $    97,000     $        --
                                                     ===========     ===========

As of April 30, 1997, Casper Air Service has recorded a valuation allowance of $167,000 on the deferred tax assets to reduce the total to an amount that is estimated to be ultimately realized. Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income. Net deferred tax assets of $97,000 are expected to be realizable from fiscal year 1998 operations prior to the sale of the Company.

The income tax benefit (expense) differs from the amounts obtained by applying the U.S. federal income tax rate to pre tax income (loss) due to the following:

                                                        1997             1996
                                                    -----------      -----------
Computed "expected"  tax benefit (expense)          $   (61,000)     $    77,000
Increase (decrease) resulting from:
   Subsidiary election to be taxed at the
      stockholder level                                      --          (13,000)
   Other                                                 29,000           (5,000)
   Increase in valuation allowance                           --          (59,000)
   Reduction of valuation allowance                     129,000               --
                                                    -----------      -----------
                                                    $    97,000      $        --
                                                    ===========      ===========

At April 30, 1997, Casper Air Service has available net operating loss (NOL) carryforwards of $569,000. The NOL carryforward is available to offset future taxable income. Casper Air Service also has investment tax credits of $81,000 available to offset future federal income tax. The Internal Revenue Code,
Section 382, limits the utilization of NOL carryforwards when certain ownership changes occur, measured over a three-year period. The ownership change discussed in Note 9 is expected to limit the use of the NOL carryforward. The NOL carryforward and investment tax credits expire as follows:

CASPER AIR SERVICE AND
  SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                                                Net Operating    Investment
   Year of Expiration                               Loss         Tax Credit
   ------------------                           -------------    ----------
         1998                                   $          --    $    6,000
         1999                                              --        46,000
         2000                                              --        29,000
         2009                                         444,000            --
         2110                                           7,000            --
         2111                                         118,000            --
                                                -------------    ----------
                                                $     569,000    $   81,000
                                                =============    ==========

NOTE 7.  EMPLOYEE BENEFIT PLANS

Employee Stock Ownership Plan and Trust:

Casper Air Service sponsors an Employee Stock Ownership Plan and Trust ("ESOP") which covers substantially all employees who are not included in a collective bargaining agreement. The ESOP is designed to enable employees who meet minimum age and length of service requirements to acquire stock ownership in the Company. The ESOP is noncontributory and vesting occurs at a rate of 20% per year of accumulated service, commencing with the third year of service.

The ESOP borrowed $2,500,000 from the Company to purchase 81,887 shares of common stock in 1989. The loan obligation of the ESOP is considered unearned employee benefit expense and, as such, is recorded as a reduction of the Company's stockholders' equity. The ESOP shares which have not been allocated are pledged as collateral for this debt. As the debt is repaid, shares are released from collateral based on the proportion of debt service paid in the year and allocated to active employees. Because no shares were allocated for 1997, 1996 or 1995, the expense was limited to the interest expense of $76,000, $98,000 and $118,000 for the years ended April 30, 1997, 1996 and 1995, respectively, which was offset against the interest income from the note receivable.

If a terminated participant desires to sell his or her shares of the Company's stock, or for certain employees who elect to diversify their account balances, the Company may be required to purchase the shares from the participant at their fair market value. However, as long as the existing ESOP debt is unpaid, employees that terminate for reasons other than death or disability may not receive share distributions from the plan and the Company has no obligation to repurchase shares allocated to the terminating participant. The debt of the ESOP is scheduled to be retired in 1999.

CASPER AIR SERVICE AND
  SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

During the year ended April 30, 1995, the fair market value of the stock purchased by the Company from ESOP participants totaled $11,000. Those shares are included in treasury stock in the accompanying balance sheet. No stock was purchased from participants during the years ended April 30, 1996 and 1997. The Company also guaranteed a minimum return on investment to ten participants who rolled 401(k) balances into the ESOP. The guarantee exceeds the estimated fair market value of the shares by approximately $43,000. This amount has been recognized as a liability in the accompanying financial statements. At April 30, 1996, 33,519 shares of the Company's stock, with an aggregate fair market value of approximately $563,000 have been allocated to ESOP participants based on independent appraisal as of April 30, 1996. At April 30, 1997, 33,519 shares of the Company's stock, with an aggregate fair market value of approximately $511,000 have been allocated to ESOP participants based on the subsequent sales price of the Company's stock (Note 9).

ESOP shares as of April 30, 1997 and 1996 are as follows:

                                                        1997             1996
                                                     ----------       ----------
Allocated shares                                         33,000           33,000
Unallocated shares                                       21,000           30,000
                                                     ----------       ----------
                                                         54,000           63,000
                                                     ==========       ==========

Employee Benefit Risk Management Program:

Casper Air Service provides employee health care benefits through a risk management program. The Company is insured under a stop-loss policy for individual claims exceeding $5,000 per year. Expenses incurred for claims during the years ended April 30, 1997 and 1996 were $40,000 and $24,000, respectively. Premiums paid for stop-loss insurance during the years ended April 30, 1997 and 1996 were $30,000 and $37,000, respectively.


NOTE 8.  COMMITMENTS AND CONTINGENCIES

Operating Lease Arrangements:

The Companies conduct a portion of their operations in facilities and on real estate under various operating leases. These operating leases currently require minimum annual rentals, plus additional rentals based on five cents per gallon flowage fee for every gallon of fuel pumped. The leases expire at various dates through August 2006. In addition to these leases, there is an operating agreement with Natrona County International Airport which is paid on a month to month basis.

CASPER AIR SERVICE AND
  SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

The following is a schedule, by years, of minimum annual rentals under the operating leases and agreement:

Year Ended April 30,
--------------------
         1998                                             $           35,000
         1999                                                         35,000
         2000                                                         35,000
         2001                                                         35,000
         2002                                                          6,000
         Thereafter                                                   18,000
                                                          ------------------
 Total minimum annual rentals required                    $          164,000
                                                          ==================

The leases provide for the payment of certain taxes and other expenses by the Companies. Rent expense for operating leases for the years ending April 30, 1997, 1996 and 1995, were $38,000, $48,000 and $67,000, respectively.


NOTE 9.  SUBSEQUENT EVENTS AND DISCONTINUED OPERATIONS

In August 1997, Aviation Group Inc. acquired all of the outstanding stock of the Company. As part of the purchase agreement, the majority stockholder assumed a related party note payable recorded at approximately $50,000 at April 30, 1997. The Company's ESOP will also be terminated pursuant to this agreement.

In June 1997, Casper Flying Service had a nonfatal air crash of a plane with a carrying value of $278,000. In July 1997, it received insurance proceeds of $324,000, of which approximately $133,000 was used to pay off the note payable to an aircraft financing company.

Subsequent to April 30, 1997, the operations of the Company's charter flight service division were ceased. The assets of the division, primarily aircraft, with a carrying value of $279,000 were sold on October 1, 1997 to an unrelated party for cash of $500,000. The Company determined that the operations of the charter flight division represented a separate major class of customers and should be accounted for as a disposal of a segment of a business. Accordingly, the Company's previously reported consolidated financial statements have been adjusted to reclassify the charter flight service operations as discontinued operations. The net sales from this division which are now reported with "income
(loss) from discontinued operations" were $1,032,000 and $985,000 for the years ended April 30, 1997 and 1996, respectively.

No gain or loss on the disposal of the business segment has been reflected in the April 30, 1997 financial statements since the Company expects to generate operating income from charter operations through the date of disposal.

             ======================================================

NO DEALER, SALES REPRESENTATIVE OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO ITS DATE.



                                  ------------
                                TABLE OF CONTENTS
                                  ------------


                                                                            PAGE
                                                                            ----
Prospectus Summary ..................................................          2
Risk Factors.........................................................          5
Dividend Policy......................................................          9
Market for Common Stock..............................................          9
Management's Discussion and Analysis of
    Financial Condition and Results of Operations....................         10
Unaudited Pro Forma Consolidated Financial
    Information......................................................         15
Business.............................................................         19
Management...........................................................         27
Certain Relationships and Related Transactions.......................         31
Principal Shareholders...............................................         33
Description of Securities............................................         34
Use of Proceeds......................................................         39
Selling Shareholders.................................................         39
Plan of Distribution.................................................         45
Legal Matters...........................................................      46
Experts..............................................................         46
Additional Information...............................................         47
Index to Financial Statements........................................         48

             ======================================================

             ======================================================


                              AVIATION GROUP, INC.




                            --------------------------
                               P R O S P E C T U S
                            --------------------------




                                  July 10, 1998



             ======================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

          The Registrant hereby amends its disclosure under Item 26 to add the following information:

          In connection with the consummation of its IPO in August 1997, the Registrant acquired all of the outstanding stock of Casper Air Service, a Wyoming corporation ("CAS"). The Registrant paid CAS's four shareholders approximately $1,167,000 in cash and issued them 153,635 shares of Common Stock, based on the initial public offering price. The sale by the Registrant of its shares of Common Stock to the two shareholders of CAS receiving shares of the Registrant's Common Stock was made in reliance on the exemption from registration under the Securities Act provided by Section 4(2) thereof. The recipients receiving Common Stock received adequate written disclosures regarding the Registrant and were represented by legal counsel as part of an armslength, negotiated acquisition. The recipients were an individual and a trust, for whom the same individual served as trustee. The individual is sophisticated and knowledgeable in investment and business matters in general.

          For the quarter ended December 31, 1997, the Registrant issued a total of 69,353 shares of Common Stock pursuant to the exercise of outstanding warrants in unregistered transactions. These shares were issued in reliance upon the exemption from registration under the Securities Act, provided by Section 4(2) thereof. The Registrant received $1.00 per share in cash for the issuance of 1,000 of the shares of Common Stock. The remaining 68,353 shares of Common Stock were issued in exchange for the exercise and surrender of a total of 76,515 warrants, which were exercisable at $1.00 per share.

          For the quarter ended March 31, 1998, the Registrant issued a total of 21,975 shares of Common Stock pursuant to the exercise of outstanding warrants in unregistered transactions. These shares were issued in reliance upon the exemption from registration under the Securities Act provided by Section 4(2) thereof. These shares were issued in exchange for the exercise and surrender of a total of 24,750 warrants, which were exercisable at $1.00 per share.

          In March 1998, the Registrant issued at total of 134,398 shares of Common Stock in connection with the purchase of all of the outstanding common stock of Aero Design, Inc. and all of the outstanding ownership interests of Battery Shop, L.L.C. These entities had only two owners who received adequate written disclosures regarding the Registrant and were represented by legal counsel as part of an armslength, negotiated acquisition. The owners are sophisticated and knowledgeable in investment and business matters in general.

          In April 1998, the Board of Directors elected to grant an additional 19,000 incentive stock options to officers and employees of the Company and warrants to purchase 345,000 shares of Common Stock to officers, directors and consultants. The exercise price on all of the options and warrants was $3.50. In addition to the new incentive stock options, the Board approved the issuance of 75,000 incentive stock options and warrants to purchase 52,000 shares of Common Stock in replacement for and cancellation of previously issued options and warrants to purchase an aggregate of 137,000 shares of Common Stock. These new options were granted at an exercise price of $3.50 per share, except for options for 50,000 shares granted to Mr. Lee Sanders at an exercise price of $3.85 per share. The individuals receiving the options and warrants were sophisticated and knowledgeable in investment and business matters in general. Due to their relationship with the Company, the recipients also had available adequate information regarding the Company. These securities were issued in reliance upon the exemption from registration under the Securities Act provided by Sections 4(2) and 3(a)(9) thereof.

ITEM 27.  EXHIBITS

          The following documents are included as exhibits to this Registration Statement and are filed herewith unless otherwise indicated. Exhibits incorporated by reference are so indicated by parenthetical information.


Exhibit       Description
-------       -----------
3.1    Articles of Incorporation of the Registrant filed with the Texas
       Secretary of State, as amended*

3.2    Amended and Restated Bylaws of the Registrant*

4.1    Articles of Incorporation of the Registrant (filed as Exhibit 3.1)*

4.2    Form of Certificate representing Common Stock*

4.3    Form of Warrant Agreement*

4.4    Form of Warrant Certificate (attached as Exhibit A to Form of Warrant
       Agreement filed as Exhibit 4.3)*

4.5    Form of 10% Convertible Note of the Registrant maturing March 1, 2001*

4.6    Warrant Agreement dated as of June 30, 1996 between Registrant and
       Richard L. Morgan, together with Warrant Certificate*

4.7    Warrant Agreement dated March 1, 1996 between Registrant and RAS
       Securities Corp., together with form of warrant certificate*

4.8    Form of 10% Bridge Note of the Registrant*

4.9    Form of Representative's Warrant Agreement by and between Registrant and
       Duke & Co., Inc.*

5.1    Opinion of Jenkens & Gilchrist, a Professional Corporation*

10.1   Aviation Group, Inc. 1997 Stock Option Plan*

10.2   First Amended and Restated Employment Agreement between Registrant and
       Lee Sanders*

10.3 Employment Agreement dated March 1, 1996, by and between the Registrant and Paul Lubomirski*

10.4 Consulting Agreement dated March 1, 1996, by and between the Registrant and Charles E. Weed*

10.5   Employment Agreement dated February 1, 1997, between the Registrant and
       Tony Ramsaroop*

10.6   Services Agreement dated June 10, 1994, by and between Pride and United
       Air Lines, Inc., as extended by letter dated February 7, 1997*

10.7 Lease Agreement dated September 18, 1996, effective as of August 1, 1996, by and between Redbird Development, Inc., a Texas corporation, and Tri-Star Aircraft Services, Inc.*

10.8   Lease and Operating Agreement between Pride Aviation, Inc. and Iberia
       Parish Airport Authority, dated December 28, 1994, relating to Hangar No.
       88-C*

10.9   Lease and Operating Agreement between Iberia Parish Airport Authority and
       Pride Aviation, Inc., dated July 23, 1991, relating to Hangar No. 88, as amended by that certain Agreement dated December 10, 1992*

10.10  Lease and Operating Agreement dated October 2, 1991*

10.11  Revolving Credit Note dated September 30, 1995 from The Sanders
       Companies, Inc. payable to the order of Equitable Bank (now Compass Bank) in the amount of $250,000, and SBA Loan Agreement, dated August 22, 1994, by and between The Sanders Companies, Inc. and Equitable Bank (now
       Compass Bank) relating to a revolving line of credit loan*

10.12 Amended and Restated Promissory Note dated March 1, 1996 in the original principal amount of $407,689.77 executed by Pride in favor of Louisiana
       Economic Development Corporation ("LEDC")*

10.13  Pledge Agreement dated March 1, 1996 from the Registrant in favor of
       LEDC*

10.14  Exchange Agreement dated March 1, 1996 between the Registrant and LEDC*

10.15  Form of 10% Convertible Note (included as Exhibit 4.5)*

10.16  Form of Pledge Agreement from the Registrant in favor of holders of 10%
       Convertible Notes*


10.17  Stock Purchase Agreement dated February 21, 1996, by and among the
       Registrant, Pride, Sunbelt Business Capital Incorporated ("Sunbelt"),
       Sunbelt Business Capital L.L.C., and all the stockholders of Pride and Sunbelt (exhibits and schedules not included but will be provided supplementally to the Commission upon request)*

10.18  Employment Agreement between Registrant and John Arcari*

10.19  Stock Purchase Agreement dated April 18, 1997 by and among the
       Registrant, Casper Air Service and all of the stockholders of Casper Air
       Service (exhibits and schedules not included but will be provided supplementally to the Commission upon request)*

10.20  First Amendment to Consulting Agreement between Registrant and Charles
       Weed*

10.21 Second Amended and Restated Note dated May 13, 1997 made by Pride payable to Jerry R. Webb in the original principal amount of $282,925.47*

10.22  Agency Agreement dated January 19, 1996 between Registrant and RAS
       Securities Corp.*

10.23  Letter agreement dated May 9, 1997 between Registrant and RAS Securities
       Corp. terminating part of Agency Agreement*

10.24  First Amendment to Employment Agreement between Registrant and Paul
       Lubomirski dated August 18, 1977**

10.25 First Amendment to First Amended and Restated Employment Agreement between Registrant and Lee Sanders dated August 18, 1997**

10.26 Agreement between The Boeing Company and the Registrant dated as of September 15, 1997**

10.27  Temporary Use License Agreement dated September __, 1997 between
       Registrant and the Oregon Public Employees' Retirement Fund**

10.28  Aircraft Painting Services Agreement dated April 24, 1998 between Federal
       Express Corporation and Pride Aviation, Inc.***

10.29  Employment Agreement between Registrant and Richard L. Morgan dated as of
       June 1, 1998

11.1   Statement regarding computation of per share earnings**,***

21.1   List of Subsidiaries of the Registrant

23.1 Consent of Jenkens & Gilchrist, a Professional Corporation (included in their opinion filed as Exhibit 5)

23.2   Consent of Arsement, Redd & Morella, L.L.C.

23.3   Consent of PricewaterhouseCoopers LLP

23.4   Consent of McGladrey & Pullen, LLP

24.1   Power of Attorney (included on signature page of Registration Statement)*

27.1   Financial Data Schedule*,**,***

99.1 Forms of Lock-Up Agreements executed by certain of the Registrant's securityholders*

----------------------------

*      Previously filed.
** Incorporated herein by reference to the Registrant's Form 10-K Annual Report for the year ended June 30, 1997.
*** Incorporated herein by reference to the Registrant's Form 10-Q Quarterly Report for the quarter ended March 31, 1998

                                   SIGNATURES

            In accordance with the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, in the City of Dallas, State of Texas, on the 8th day of July, 1998.

                                                AVIATION GROUP, INC.



                                                By: /s/   Lee Sanders
                                                    ---------------------------
                                                    Lee Sanders, President and
                                                    Chief Executive Officer


            In accordance with the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


        SIGNATURE                                TITLE                                DATE
        ---------                                -----                                ----
     /s/  Lee Sanders                  President, Chief Executive Officer          July 8, 1998
-----------------------------------    and Director
            Lee Sanders


     /s/  Richard L. Morgan            Executive Vice President, Chief             July 8, 1998
-----------------------------------    Financial Officer and Director (Chief
            Richard L. Morgan          Accounting Officer)


Charles Weed*                          Director

Gordon Whitener*                       Director


*By: /s/  Lee Sanders                                                               July 8, 1998
    -------------------------------
      Lee Sanders, Attorney-in-Fact


     /s/  Robert A. Schneider          Director                                     July 8, 1998
-----------------------------------
            Robert A. Schneider

                                  EXHIBIT INDEX


        EXHIBIT NO.     DESCRIPTION
        -----------     -----------
          10.29         Employment Agreement between Registrant and Richard L. Morgan dated as of June 1, 1998

          21.1          List of Subsidiaries of the Registrant

          23.2          Consent of Arsement, Redd & Morella, L.L.C.

          23.3          Consent of PricewaterhouseCoopers LLP

          23.4          Consent of McGladrey & Pullen, LLP